UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )
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Raytheon Company
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April [ ], 2014
Dear Raytheon Shareholder,
I am pleased to invite you to attend Raytheon's 2014 Annual Meeting of Shareholders on Thursday, May 29, 2014. The meeting will be held at 11:00 a.m. Eastern Time at The Ritz-Carlton, Pentagon City, 1250 South Hayes Street, Arlington, Virginia 22202. For your convenience, we are pleased to offer a live webcast (audio only) of the meeting at www.raytheon.com/ir.
This booklet includes a formal notice of the meeting and the proxy statement. It also provides information on, among other things, Raytheon's corporate governance, the Company's executive compensation program, and the matters to be voted on at the meeting. As reflected in the proxy statement, Raytheon’s approach to corporate governance is guided by fundamental principles of integrity, accountability, transparency and engagement and driven by a culture of continuous improvement.
Raytheon’s Board of Directors has demonstrated a sustained commitment to progressive and responsible governance practices. Evidence of this commitment is found in a number of measures implemented by the Board over time, including majority voting and annual election of directors, a robust Lead Director role, contemporary stock ownership guidelines, a compensation clawback policy, a formal compensation consultant independence policy instituted long before current regulatory requirements, website disclosure on political activities and the inclusion of a statement on human rights in our Code of Conduct. Our executive compensation program is based on the Company’s long-standing pay-for-performance philosophy and is designed to meaningfully incentivize our executives to achieve our overall business objectives and align their interests with those of our shareholders.
The Company has continued to build upon its strong governance platform in several significant respects. As detailed in the proxy statement, in order to promote shareholder access, the Board has voted to submit a proposal to shareholders at the upcoming 2014 Annual Meeting to amend the Company's Certificate of Incorporation to allow shareholders to take action by written consent, subject to reasonable procedural safeguards. We have previously promoted shareholder access and communication through adoption of a measure permitting shareholders holding 25% or more of our stock to call a special meeting. We also have continued our concerted efforts to engage with our shareholders, which in 2013 resulted in dialogue on governance and compensation matters outside of the proxy season with shareholders representing over 47% of the Company's outstanding shares. We encourage you to learn more about these efforts and our governance practices by reading the proxy statement and visiting our website at www.raytheon.com.
I look forward to sharing information with you about Raytheon at the Annual Meeting. Whether or not you plan to attend, I encourage you to vote your proxy as soon as possible so that your shares will be represented at the meeting.
Thank you.

Sincerely,

WILLIAM H. SWANSON Chairman

NOTICE OF 2014 ANNUAL MEETING OF SHAREHOLDERS

Time:	11:00 a.m. Eastern Time
Date:	Thursday, May 29, 2014
Place:	The Ritz-Carlton, Pentagon City 1250 South Hayes Street Arlington, Virginia 22202
Record Date:	Shareholders of record at the close of business on Tuesday, April 8, 2014 are entitled to notice of and to vote at the meeting.
Purpose:
(1)    Elect ten directors nominated by the Company's Board to hold office until the next annual shareholders' meeting or until their respective successors have been elected.

(2)    Consider an advisory vote on the compensation of the Company's named executive officers.

(3)    Ratify the selection of PricewaterhouseCoopers LLP as Raytheon's independent auditors.

(4) Approve an amendment to the Company's Restated Certificate of Incorporation, as amended, to authorize shareholder action by written consent.

(5)    Consider and act upon such other business, including shareholder proposals if properly presented, as may properly come before the meeting or any adjournment thereof.

Proxy Voting:
You can vote your shares by completing and returning the proxy card or voting instruction form sent to you. Most shareholders can also vote their shares over the Internet or by telephone. Please check your proxy card or the information forwarded by your broker, bank, trust or other holder of record to see which options are available to you. You can revoke a proxy at any time prior to its exercise by following the instructions in the proxy statement.

By Order of the Board of Directors,

JAY B. STEPHENS
Secretary

Waltham, Massachusetts
April [ ], 2014

RAYTHEON COMPANY
870 Winter Street, Waltham, Massachusetts 02451
PROXY STATEMENT FOR 2014 ANNUAL MEETING OF SHAREHOLDERS

RAYTHEON COMPANY
870 Winter Street, Waltham, Massachusetts 02451
PROXY STATEMENT FOR 2014 ANNUAL MEETING OF SHAREHOLDERS

We are providing these proxy materials in connection with the solicitation by the Board of Directors of Raytheon Company (Raytheon or the Company) of proxies to be voted at our 2014 Annual Meeting of Shareholders and at any meeting following adjournment thereof.
You are cordially invited to attend Raytheon's Annual Meeting on Thursday, May 29, 2014 beginning at 11:00 a.m. Eastern Time. Shareholders will be admitted beginning at 10:30 a.m. The meeting will be held at The Ritz-Carlton, Pentagon City, 1250 South Hayes Street, Arlington, Virginia 22202.
We are first mailing this proxy statement and accompanying forms of proxy and voting instructions on or about April [ ], 2014 to holders of shares of our common stock as of Tuesday, April 8, 2014, the record date for the meeting.
If you are a shareholder of record as of the record date for the meeting, you will find an admission ticket attached to the proxy card sent to you. If you plan to attend the meeting in person, please detach the admission ticket from the proxy card and bring it with you to the meeting. For security purposes, to enter the meeting, you will be asked to present a valid picture identification, such as a driver's license or passport, with your admission ticket.
If your shares are held through a broker, bank, trust or other holder of record and you plan to attend the meeting in person, we will admit you only if we are able to verify that you are a Raytheon shareholder as of the record date. You should bring a letter or account statement demonstrating that you are the beneficial owner of our common stock on the record date, along with a valid picture identification to be admitted to the meeting. To vote your shares at the meeting, please see below.

Proxies and Voting Procedures
Your vote is important. Because many shareholders cannot attend the meeting in person, it is necessary that a large number of shareholders be represented by proxy. Most shareholders have a choice of voting over the Internet, by using a toll-free telephone number, or by completing a proxy card or voting instruction form and mailing it in the envelope provided. Please check your proxy card or the information forwarded by your broker, bank, trust or other holder of record to see which options are available to you. The Internet and telephone voting facilities for shareholders of record will close at 11:59 p.m. Eastern Time on Wednesday, May 28, 2014. The Internet and telephone voting procedures have been designed to authenticate shareholders, to allow you to vote your shares and to confirm that your instructions have been properly recorded. If your shares are held through a broker, bank, trust or other holder of record and Internet or telephone facilities are made available to you, these facilities may close sooner than facilities for shareholders of record.
You can revoke your proxy at any time before it is exercised by timely delivery of a properly executed, later-dated proxy (including an Internet or telephone vote) or by voting by ballot at the meeting. By providing your voting instructions promptly, you may save the Company the expense of a second mailing and help avoid unnecessary resource consumption.
The method by which you vote will not limit your right to vote at the meeting if you later decide to attend in person. If your shares are held in the name of a broker, bank, trust or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the meeting.
All shares entitled to vote and represented by properly executed proxies received prior to the meeting and not revoked will be voted at the meeting in accordance with your instructions. If you sign and return your proxy but do not indicate how your shares should be voted on a matter, the shares represented by your proxy will be voted as the Board of Directors recommends.

Shareholders Entitled to Vote
Shareholders of our common stock at the close of business on the record date are entitled to notice of and to vote at the meeting. On April 8, 2014, there were 312,857,218 shares of our common stock outstanding.
If you are a participant in our Dividend Reinvestment Plan, shares acquired under the plan may be voted in the same manner as the shares that generated the dividends for reinvestment. Thus, these shares may be voted by following the same procedures as those described above.
If you are a participant in the Raytheon Savings and

Investment Plan, your vote will serve as the voting instruction to the trustee of the plan for all shares you own through the plan. If you own shares through this plan and do not provide voting instructions to the trustee, the trustee will vote those shares at the meeting in the same proportion as shares for which instructions were received under the plan.

Quorum and Required Vote
Quorum
The presence, in person or by proxy, of the holders of a majority of the shares entitled to vote for the election of directors is necessary to constitute a quorum. Abstentions and "broker non-votes" are counted as present and entitled to vote for purposes of determining a quorum. A broker non-vote occurs when a nominee holding shares for a beneficial owner (i.e., in "street name") does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. We believe that nominees only have discretionary voting power with respect to the ballot item on ratification of auditors described in this proxy statement.
Required Vote - Election of Directors
In uncontested elections of directors (as is the case for this annual meeting), each nominee must receive a majority of votes cast to be elected. That means that the number of votes cast "for" that nominee must exceed the votes cast "against" that nominee. An abstention does not count as a vote cast. Our Governance Principles require any incumbent nominee who fails to receive such a majority to tender his or her resignation to our Governance and Nominating Committee. For more information, see "Corporate Governance - Majority Voting for Directors" on page 7. A nominee holding shares in street name does not have discretionary voting power with respect to the election of directors and may not vote shares unless the nominee receives voting instructions from the beneficial owner. Accordingly, a broker non-vote is not counted for voting purposes with respect to, and has no effect on, the election of directors.
Required Vote - Advisory Vote on Executive Compensation
The affirmative vote of the holders of a majority of shares of our common stock, present in person or represented by proxy and entitled to vote, is required for approval with respect to the advisory vote on executive compensation. An abstention is treated as present and entitled to vote and therefore has the effect of a vote against the advisory vote on executive compensation. A nominee holding shares in street name does not have discretionary voting power with respect to this proposal and may not vote shares unless the nominee receives voting instructions from the beneficial owner.

Accordingly, a broker non-vote is not counted for voting purposes with respect to, and has no effect on, the advisory vote on executive compensation.
Required Vote - Ratification of Auditors
The affirmative vote of the holders of a majority of shares of our common stock, present in person or represented by proxy and entitled to vote, is required to ratify the selection of our independent auditors. An abstention is treated as present and entitled to vote and therefore has the effect of a vote against ratification of the independent auditors. Because the New York Stock Exchange (NYSE) considers the ratification of the independent auditors to be routine, a nominee holding shares in street name may vote on this proposal in the absence of instructions from the beneficial owner.
Required Vote - Amendment to Restated Certificate of Incorporation to Authorize Shareholder Action by Written Consent
The affirmative vote of the holders of a majority of our outstanding shares of common stock is required to approve an amendment to our Restated Certificate of Incorporation, as amended, to authorize shareholder action by written consent. An abstention has the effect of a vote against the proposal. A nominee holding shares in street name does not have discretionary voting power with respect to this proposal and may not vote shares unless the nominee receives voting instructions from the beneficial owner. A broker non-vote also has the effect of a vote against the proposal.
Required Vote - Shareholder Proposals
The affirmative vote of the holders of a majority of shares of our common stock, present in person or represented by proxy and entitled to vote, is required to approve a shareholder proposal. An abstention is treated as present and entitled to vote on the shareholder proposal and therefore has the effect of a vote against the proposal. A nominee holding shares in street name does not have discretionary voting power with respect to a shareholder proposal and may not vote shares unless the nominee receives voting instructions from the beneficial owner. Accordingly, a broker non-vote is not counted for voting purposes with respect to, and has no effect on, the shareholder proposals.
Other Matters
If any other matters are properly presented for consideration at the meeting, including, among other things, consideration of a motion to adjourn the meeting to another time or place, the persons named in the proxy card will have discretion to vote on those matters according to their best judgment to the same extent as the person signing the proxy would be entitled to vote. At the date of this proxy statement, we do not anticipate that any other matters will be raised at the meeting.
In accordance with our Restated Certificate of Incorporation, as amended, each share of our common stock is entitled to one vote.

Tabulation of Votes
All votes, whether by proxy or ballot, will be tabulated by an independent business entity, which will not disclose your vote except as:

• required by law;

• necessary in connection with a judicial or regulatory action or proceeding;

• necessary in connection with a contested proxy solicitation; or

• requested or otherwise disclosed by you.
If a comment written on a proxy card is provided to our Corporate Secretary, it will be done so without disclosing your vote unless necessary to an understanding of the comment.

Multiple Copies of Annual Report to Shareholders
A copy of our 2013 Annual Report is enclosed. If you received more than one copy of the annual report and wish to reduce the number of reports you receive to save us the cost of producing and mailing the annual report, we will discontinue the mailing of reports on the accounts you select if you follow the instructions regarding electronic access when you vote over the Internet.
At least one account must continue to receive annual reports and proxy statements, unless you elect to view future annual reports and proxy statements over the Internet. Mailing of dividends, dividend reinvestment statements and special notices will not be affected by your election to discontinue duplicate mailings of the annual report and proxy statement.

Householding Information
We have adopted a procedure approved by the Securities and Exchange Commission (SEC) called "householding." Under this procedure, we are permitted to deliver a single copy of our proxy statement and annual report to shareholders sharing the same address. Householding allows us to reduce our printing and postage costs and reduces the volume of duplicative information received at your household.
For certain holders who share a single address, we are

sending only one annual report and proxy statement to that address unless we received instructions to the contrary from any shareholder at that address. If you wish to receive an additional copy of our annual report or proxy statement this year, you may obtain one by calling the Raytheon Investor Relations Information Line toll free at 1-877-786-7070 (Option 1) or by writing to the Corporate Secretary at Raytheon Company, 870 Winter Street, Waltham, Massachusetts 02451. You also may request copies of our annual disclosure documents on our website at www.raytheon.com under the heading "Investor Relations/Request Information." If you are a street name holder and wish to revoke your consent to householding and receive additional copies of our proxy statement and annual report in future years, you may call Broadridge Investor Communications Services toll-free at 1-800-542-1061 or write to Broadridge Investor Communications Services, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. If you are a shareholder of record and wish to revoke your consent to householding and receive additional copies of our proxy statement and annual report in future years, you may call Raytheon Shareholder Services toll-free at 1-800-360-4519 or write to Raytheon Shareholder Services, c/o American Stock Transfer & Trust Company, 6201 15th Avenue, Brooklyn, New York 11219.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on Thursday, May 29, 2014
This proxy statement and our 2013 Annual Report are also available on our website at www.raytheon.com/proxy.

Electronic Delivery of Future Proxy Materials and Annual Reports
Most shareholders can elect to view future proxy statements and annual reports, as well as vote their shares of our common stock, over the Internet instead of receiving paper copies in the mail. This will save the Company the cost of producing and mailing these documents and help avoid unnecessary resource consumption.
If you are a shareholder of record, you may choose this option by following the instructions provided when you vote over the Internet. You may also elect to receive annual disclosure documents electronically by following the instructions published on our website at www.raytheon.com/proxy. If you choose to view future proxy statements and annual reports over the Internet, you will receive an e-mail message next year containing the Internet address to access our annual report and proxy statement. Your choice will remain in effect until you cancel your election at www.raytheon.com/proxy. You do not have to elect Internet access each year.

If you hold our common stock through a broker, bank, trust or other holder of record, please refer to the information provided by your broker, bank, trust or other holder of record regarding the availability of electronic delivery. If you hold our common stock through a broker, bank, trust or other holder of record and you have elected electronic access, you will receive information from your broker, bank, trust or other holder of record containing the Internet address for use in accessing our proxy statement and annual report.
Cost of Proxy Solicitation
We will pay the cost of soliciting proxies. Proxies may be solicited on behalf of Raytheon by directors, officers or employees of Raytheon in person or by telephone, facsimile or other electronic means. We have retained D. F. King & Co., Inc. (DF King) to assist in the distribution and solicitation of proxies. Based on our agreement with DF King, we anticipate paying it fees ranging from approximately $30,000 up to approximately $100,000, plus-out-of-pocket expenses, for these services, depending upon the extent of proxy solicitation efforts undertaken.

As required by the SEC and the NYSE, we will also reimburse brokerage firms and other custodians, nominees and fiduciaries for their expenses incurred in sending proxies and proxy materials to beneficial owners of our common stock.
Shareholder Account Maintenance
Our transfer agent is American Stock Transfer & Trust Company (AST). All communications concerning accounts of shareholders of record, including address changes, name changes, inquiries as to requirements to transfer Raytheon stock and similar issues, can be handled by calling Raytheon Shareholder Services toll-free at 1-800-360-4519 or by accessing AST's website at www.amstock.com.
For other Raytheon information, you can visit our website at www.raytheon.com. We make our website content available for information purposes only. It should not be relied upon for investment purposes, nor is it incorporated by reference into this proxy statement.

CORPORATE GOVERNANCE

The Board of Directors is committed to being a leader in corporate governance. The Board believes that good governance enhances shareholder value and goes beyond simply complying with applicable requirements. It means adhering to the highest standards of ethics and integrity. To that end, the Board has adopted a number of policies and processes to ensure effective governance. Our key governance documents are described below and are available on our website at www.raytheon.com under the heading "Investor Relations/Corporate Governance."

Governance Principles
Our Governance Principles provide the framework for the oversight of our business and operations. The Governance Principles address, among other things, the following:

•
A substantial majority of the Board should be independent directors. In addition, the Audit, Management Development and Compensation, and Governance and Nominating Committees must consist entirely of independent directors.

•
The non-management directors designate a Lead Director with the role and responsibilities set forth in the Governance Principles. More information regarding the Lead Director's role and responsibilities may be found on page 8 under the heading "Lead Director."

•	The limit on the number of public company boards (including Raytheon) on which a director may serve is five, or three in the case of a director who is a chief executive officer of a public company.

•	The Board regularly reviews our long-term strategic and business plans.

•	A director must retire at the expiration of his or her term following attaining age 74.

•
The Board has established a process, led and implemented by the Management Development and Compensation Committee, through which the performance of the CEO is evaluated annually by the independent directors.

•	The CEO provides a periodic report on succession planning and management development to the Management Development and Compensation Committee and the Board.

•
The Board oversees the review of various risks potentially affecting the Company. Management may address such risks with the full Board directly or with an appropriate Board committee in accordance with the responsibilities of such committee under its charter.

•	The Board is subject to the Company's Code of Conduct and Conflict of Interest policies, and engages in periodic reviews of the Company's ethics program.

•
A Restatement Clawback Policy gives the Board the right to recover any incentive payments and stock awards made on or after January 1, 2009 to any elected officer, to the extent that such payments or awards were inflated due to erroneous financial statements substantially caused by the executive's knowing or intentionally fraudulent or illegal conduct.

•
The Board has adopted stock ownership guidelines applicable to officers and directors. In 2013, the Board amended the Governance Principles to increase the multiple of base salary necessary to satisfy the stock ownership requirement applicable to the CEO from 5.0 to 6.0, while also increasing the multiple applicable to certain other categories of elected officers. In 2011, the Board revised the stock ownership guidelines applicable to non-employee directors to provide that each director is expected to own shares of Raytheon stock with a market value of at least four times the cash component of the director's annual retainer for service on the Board.

The Governance Principles are available on our website at www.raytheon.com under the heading "Investor Relations/Corporate Governance/Governance Principles" and are also available in print to any shareholder who requests them by writing to Raytheon Company, Investor Relations, 870 Winter Street, Waltham, Massachusetts 02451 or by emailing invest@raytheon.com.

Board Independence
The Governance Principles also include criteria adopted by the Board to assist it in making determinations regarding the independence of its members. The criteria are consistent with the NYSE listing standards regarding director independence. To be considered independent, the Board must determine that a director does not have a material relationship, directly or indirectly, with Raytheon. A director will not be considered independent if he or she is a current partner or employee of an internal or external auditor of Raytheon, or if his or her immediate family member is a current partner of an internal or external auditor of Raytheon, or if he or she, or an immediate family member, has been within the last three years:

•	an executive officer of Raytheon;

•	a partner or employee of an internal or external auditor of Raytheon who personally worked on a Raytheon audit;

•	an executive officer of a public company that has an executive officer of Raytheon on its compensation committee;

•	a paid advisor or consultant to Raytheon receiving in excess of $120,000 per year in direct compensation from Raytheon (other than fees for service as a director); or

•
an employee (or in the case of an immediate family member, an executive officer) of a company that does business with Raytheon and the annual payments to or from Raytheon exceeded the greater of $1 million or 2% of the other company's annual gross revenues.

A director will also not be considered independent if he or she, or an immediate family member, has been an executive officer of a tax-exempt entity that receives contributions in any fiscal year from Raytheon exceeding the greater of $1 million or 2% of the entity's gross revenues.
The Board has considered the independence of its members in light of its independence criteria, and has reviewed Raytheon's relationships with organizations with which our directors are affiliated. In this regard, the Board considered that subsidiaries of Tyco International where Mr. Oliver serves as CEO provide products and services to Raytheon in the ordinary course of business including fire protection and security system equipment and services. The amounts paid to, and received from, Tyco International were well below the relevant thresholds referenced above, and the Board further concluded that Mr. Oliver did not have a material interest, either directly or indirectly, in these transactions.
The Board also considered that Ms. Stuntz's son and his spouse are employees of Deloitte LLP, which performs various non-audit related services for the Company and receives certain training services from the Company. Deloitte does not serve as the Company's independent auditors, a role which for many years has, and continues to be, performed by PricewaterhouseCoopers LLP. Ms. Stuntz's son and his spouse are in the early stages of their careers with Deloitte, neither participates in any of the arrangements between Raytheon and Deloitte, and neither of them is an officer or partner of the firm. The Company played no role in the hiring of Ms. Stuntz's son or his spouse by Deloitte. The amounts paid to, and received from, Deloitte represent a very small fraction of one-percent of Deloitte's annual revenues. The Board strongly believes that Ms. Stuntz's independence is not affected by these relationships and that she is fully compliant with applicable NYSE independence standards, the Company's Governance Principles and SEC rules governing Audit Committee independence. In the remote event that any decision relating to Deloitte comes before the Board, the Governance and Nominating Committee or the Management Development and Compensation Committee, Ms. Stuntz would recuse herself.
Although none of our directors or their spouses is an executive officer of a not-for-profit organization, the Board reviewed charitable contributions to not-for-profit organizations with which our directors or their spouses are affiliated. None of the contributions approached the thresholds set forth in our independence criteria.
The Board has determined that Messrs. Cartwright, Clark, Hadley, Oliver, Ruettgers, Skates and Spivey, and Ms. Stuntz, do not directly or indirectly have a material relationship with the Company, nor do they directly or indirectly have a material interest in any transaction involving the Company, and each of them satisfies the independence criteria set forth in the Governance Principles and the NYSE standards.

Director Nomination Process
The Governance and Nominating Committee's frame of reference for considering director candidates is set forth in the Board Selection section of the Governance Principles, which identifies diversity of experience, expertise and business judgment as key objectives. The Governance Principles also provide that the Committee, in consultation with the Board, will be guided by a number of other criteria, including that each director candidate should be chosen without regard to gender, race, religion, age, sexual orientation or national origin. The Committee considers the effectiveness of the framework established in the Governance Principles periodically when considering the attributes and experience that might be most valuable in a new Board member. The Committee seeks to have a balanced, engaged and collegial board whose members possess the skills and background necessary to ensure that shareholder value is maximized in a manner consistent with all legal requirements and the highest ethical standards.
The Committee reviews each candidate's qualifications in accordance with the director qualification criteria contained in our Governance Principles and determines whether the candidate should be nominated for election to the Board. There is no difference in the way in which the Committee evaluates nominees for director positions based on the source of the nomination. From time to time, the Committee may engage a third party for a fee to assist it in identifying potential director candidates.
Shareholders wishing to propose a director candidate may do so by sending the candidate's name, biographical information and qualifications to the Chair of the Governance and Nominating Committee, in care of the Corporate Secretary, Raytheon Company, 870 Winter Street, Waltham, Massachusetts 02451. All director nominations should be made in accordance with the provisions set forth in our By-Laws, which are published on our website at www.raytheon.com under the heading "Investor Relations/Corporate Governance." You also may obtain a copy of our By-Laws by writing to the Corporate Secretary at the address set forth above.
Under our By-Laws, nominations for director may be made only by the Board or a Board committee, or by a shareholder entitled to vote who complies with the advance notice provision in our By-Laws. For our 2015 Annual Meeting of Shareholders, we must receive this notice between January 29, 2015 and February 28, 2015. However, in no event are we obligated to include any such nomination in our proxy materials.

Majority Voting for Directors
Our By-Laws contain a majority of votes cast standard for uncontested elections of directors. Under the majority of votes cast standard, a director nominee is elected if the number of votes cast "for" the nominee exceeds the number of votes cast "against" the nominee. In contested elections (that is, those in which the number of nominees exceeds the number of directors to be elected), the voting standard is a plurality of votes cast.
Our Governance Principles also provide that any incumbent director in an uncontested election who fails to receive the requisite majority of votes cast "for" his or her election will tender his or her resignation to the Governance and Nominating Committee. The Governance and Nominating Committee will make a recommendation to the Board as to whether to accept or reject the director's resignation. The Board will act on the resignation and publicly disclose its decision and the rationale behind it within 90 days from the date of the certification of results. The director whose resignation is under consideration will abstain from participating in both the Governance and Nominating Committee's recommendation and the Board's decision with respect to the resignation. If a resignation is not accepted by the Board, the director may continue to serve.

The Board also maintains the following policies and processes, which it believes represent best practices with respect to the election of directors:

•	the annual election of all directors;

•	a policy that a substantial majority of the Board shall be independent;

•	a rigorous nomination process conducted by the independent Governance and Nominating Committee; and

•	disclosure of a process through which shareholders may nominate director candidates.
The Board believes that the foregoing policies and practices help ensure the integrity of the election process by providing shareholders with a meaningful voice in director elections, thereby increasing the Board's accountability to shareholders.

Board Leadership Structure
On January 15, 2014, the Company announced that the Board had elected Thomas A. Kennedy to serve as Chief Executive Officer effective March 31, 2014. The Board also elected Mr. Kennedy to serve as a director of the Company effective on January 15, 2014. Prior to becoming CEO, Mr. Kennedy had served as the Company's Executive Vice President and Chief Operating Officer. The Board's actions followed notice to the Board by Chairman of the Board and CEO, William H. Swanson, that he intended to step down from his position as CEO, effective March 31, 2014. At the Board's request, Mr. Swanson will continue as Chairman of the Board while the Company completes the transition to the new CEO.
The role of Lead Director has continued in place unchanged. The position of Lead Director serves to strengthen independent Board oversight in accordance with Raytheon's contemporary governance practices. The Lead Director must qualify as "independent" under our Governance Principles, which comply with NYSE listing standards. The Lead Director is empowered with broad leadership authority and responsibilities, including working with the Chairman to develop and approve Board agendas, advising on the quality, quantity and timeliness of information provided by management to the Board, and acting as a liaison between the independent directors and the Chairman and the CEO. The Lead Director also chairs executive sessions of the independent directors not attended by management in conjunction with each regularly scheduled Board meeting. The Lead Director's role is described in greater detail below.

The Board believes that no single leadership model is universally or permanently appropriate, but that the current leadership structure is the most effective and best serves the Company at this juncture. The Board will continue to review and consider whether the roles of the Chairman and CEO should be combined or separated in the future as part of its regular review of the Company's governance structure.

The Board's Role in Risk Oversight
The Board oversees various risks potentially affecting the Company, both directly and indirectly, through its committees. The Company has in place an enterprise risk management (ERM) process that, among other things, is designed to identify risks across the Company with input from each business unit and function. Under the ERM process, various business risks are identified, assessed and prioritized. The top risks to the Company, and any mitigation plans associated with those risks, are reported to the Board. The ERM process is reviewed with the Board from time to time and is the subject of periodic review by the Audit Committee of the Board. The Company also manages risk through numerous controls and processes embedded in its operations. Such controls and processes also are reviewed from time to time with the Board and/or the relevant Board committees as noted below.
Risk considerations also are raised in the context of a range of matters that are reported by management to the Board or one of the Board's committees for review. For example, elements of risk are discussed by the full Board in presentations concerning annual operating plans, merger and acquisition opportunities, market environment updates, international business activities and other strategic discussions. Elements of risk related to financial reporting, internal audit, auditor independence and related areas of law and regulation are reviewed by the Audit Committee. Elements of risk related to various aspects of U.S. and international regulatory compliance, social responsibility, environmental matters, export/import controls and crisis management are reviewed by the Public Affairs Committee. Elements of risk related to compensation policies and practices and talent management are reviewed by the Management Development and Compensation Committee (MDCC), as further discussed below. Elements of risk applicable to classified business are reviewed by the Special Activities Committee. Similarly, elements of risk related to governance issues are reviewed by the Governance and Nominating Committee.

Risk Assessment of Overall Compensation Program
The MDCC has reviewed with management the design and operation of our incentive compensation arrangements for all employees, including executive officers, for the purpose of determining whether such programs might encourage inappropriate risk-taking that would be reasonably likely to have a material adverse effect on the Company. The MDCC considered the incentive award elements of the Company's compensation program and the features of the program that are designed to mitigate compensation-related risk, such as those described on page 32 under the caption "Management of Compensation-Related Risk." While risk is inherent in numerous aspects of our business operations, our compensation program does not unduly effect these inherent business risks. The MDCC concluded that the Company's compensation plans, programs and policies, considered as a whole, including applicable risk-mitigation features, are not reasonably likely to have a material adverse effect on the Company.

Lead Director
The Board has created the position of independent Lead Director. The Board believes that a Lead Director is an integral part of a Board structure that promotes strong, independent oversight of Raytheon's management and affairs. The Lead Director must be independent as determined by the Board in accordance with the criteria included in our Governance Principles, which are summarized above. The Lead Director's duties include working with the Chairman to develop and approve Board agendas, developing and approving meeting schedules with the Chairman to ensure there is sufficient time for discussion of agenda topics, advising the Chairman as to the quality, quantity and timeliness of the information sent to the Board by management, developing agendas for and chairing executive sessions of the Board (in which the non-management directors meet without management), acting as a liaison between the independent directors and the Chairman and the CEO, and performing such other duties as the Board may determine from time to time. The designation of a Lead Director is not intended to inhibit communication among the directors or between any of them and the Chairman or the CEO. Annually, the Board reviews the role and function of the Lead Director.
The position of Lead Director is currently held by Vernon E. Clark. Admiral Clark was first elected Lead Director by the Board in May 2013.

Communication with the Board
Interested parties may communicate with our Board through our Lead Director in writing, in care of the Corporate Secretary, Raytheon Company, 870 Winter Street, Waltham, Massachusetts 02451. Interested parties also may contact the Lead Director electronically by submitting comments on our website at www.raytheon.com in the section entitled, "Contact the Board," under the heading "Investor Relations/Corporate

Governance/Contact the Company." Communications will be referred to the Lead Director and tracked by the Office of the General Counsel.
Anyone who has a concern regarding our accounting, internal controls over financial reporting or auditing matters may communicate that concern to the Audit Committee. You may contact the Audit Committee by writing to Raytheon Audit Committee, Raytheon Company, 870 Winter Street, Waltham, Massachusetts 02451. Interested parties may also contact the Audit Committee electronically by submitting comments on our website at www.raytheon.com in the section entitled, "Contact the Audit Committee Regarding Accounting, Internal Controls or Auditing Matters," under the heading, "Investor Relations/Corporate Governance/Contact the Company." Communications will be referred to the Audit Committee and will be tracked and investigated in the ordinary course by our Ethics Office with the assistance of the Office of the General Counsel unless otherwise instructed by the Audit Committee.

Service on Other Boards
Our Governance Principles limit the number of public company boards (including Raytheon) on which a director may serve to five, or three in the case of a director who currently serves as a CEO of a public company. This latter limitation applies to the Company's CEO. The Governance Principles provide that a director who is considering joining the board of another public company must notify the Chairman of the Board and the Chair of the Governance and Nominating Committee regarding the proposed board service and shall not accept the position until advised by the Chairman of the Board that service on the other board would not conflict with a Raytheon policy or service on the Raytheon Board.

Director Education
Our director education program consists of visits to Raytheon facilities, education regarding our Code of Conduct and other policies and practices relevant to our business and operations. In addition, we provide updates on relevant topics of interest to the Board. We also encourage directors to attend accredited director education programs and institutes sponsored by various educational institutions.

Board and Committee Evaluation Process
The Governance and Nominating Committee leads an annual assessment of the Board's performance and contribution as a whole. In addition, each of the Audit Committee, Governance and Nominating Committee, Management Development and Compensation Committee, Public Affairs Committee and Special Activities Committee of

the Board annually reviews its performance. A number of the changes to the Governance Principles, committee charters and Board governance practices in general have resulted from the annual evaluation process. The Board views the annual self-assessment review as an integral part of its commitment to achieving high levels of Board and committee performance.

Policy on Shareholder Rights Plans
We do not have a shareholder rights plan. The Board will obtain shareholder approval prior to adopting a shareholder rights plan unless the Board, in the exercise of its fiduciary duties, determines that, under the circumstances then existing, it would be in the best interests of Raytheon and our shareholders to adopt a rights plan without prior shareholder approval. If a rights plan is adopted by the Board without prior shareholder approval, the plan must provide that it will expire within one year of adoption unless ratified by shareholders.

Political Contributions and Lobbying Expenditures Disclosure
We disclose on our website a description of our oversight process for political contributions and a summary of direct corporate contributions, including those to state and local parties and candidates, and, from time to time, to organizations operated in accordance with Section 527 of the U.S. Internal Revenue Code. This section of the website also includes information on lobbying activities at the federal and state level. This disclosure is available on our website at www.raytheon.com under the heading "Investor Relations/Corporate Governance/Political Contributions and Lobbying Expenditures."

Shareholder Access
In recent years, the Company has taken significant steps to enhance shareholder access. In 2010, shareholders voted in favor of a proposal, recommended by the Board, to amend the Certificate of Incorporation to permit shareholders owning 25% or more of the Company's stock to call a special meeting of shareholders.
Additionally, the Board has carefully considered the interest of shareholders in having a written consent measure available. As described on pages 67 to 68, the Board, acting upon the recommendation of the Governance and Nominating Committee, is proposing for shareholder approval an amendment to the Company's Restated Certificate of Incorporation, as amended, that would permit shareholders to take action by written consent without a meeting (the Written Consent Amendment). The Board has in the past opposed shareholder proposals on written consent because it believed that, without procedural safeguards, written consent solicitations could lead to disruptive shareholder action for the benefit of special interest groups to the detriment of other shareholders and effective management of the Company. Under the Company's proposal, the right to act by written consent would be subject to certain procedural requirements which, in the Board's view, would address those concerns. If the Written Consent Amendment is approved, subject to those procedural requirements, any action required or permitted to be taken at any meeting of shareholders could be taken by the written consent of shareholders having at least the minimum number of votes that would be necessary to take that action at a meeting at which all shares entitled to vote thereon were present and voted.
The Company has also made a concerted effort to engage with shareholders outside the proxy season. In 2013, these outreach efforts resulted in dialogue with shareholders representing over 47% of the Company's outstanding shares to solicit their input on a range of topics related to executive compensation and governance matters. In addition to outreach with institutional shareholders, the Company has also engaged in conversations and correspondence with a number of other investors, as well as proxy advisory and corporate governance research firms.

Restatement Clawback Policy
Our Governance Principles contain a Restatement Clawback Policy which gives the Board the right to recover Results-Based Incentive Plan payments, Long-Term Performance Plan awards and restricted stock awards made on or after January 1, 2009 to any elected officer, to the extent that such payments or awards were inflated due to erroneous financial statements substantially caused by the executive's knowing or intentionally fraudulent or illegal conduct. The policy is designed to maximize the likelihood that the Company will be successful if it seeks to recover the portion of an executive's incentive compensation attributable to inflated financial results caused by the executive's malfeasance.

Code of Conduct and Conflict of Interest
We have adopted a Code of Conduct and Conflict of Interest policies which apply to all officers, directors, employees and representatives. The Code of Conduct and the Conflict of Interest policies are the foundation of our ethics and compliance program and cover a wide range of areas. Many of our policies are summarized in the Code of Conduct, including our policies regarding conflict of interest, insider trading, discrimination and harassment, confidentiality and compliance with laws and regulations applicable to the conduct of our business. All officers, directors, employees and representatives are required to comply with the Code of Conduct and are subject to disciplinary action, including termination, for violations. We provide ethics education for directors, officers and employees. The Code of Conduct is published on our website at www.raytheon.com under the heading "Investor Relations/Corporate Governance/Code of Conduct" and is also available in print to any shareholder who requests it by writing to Raytheon Company, Investor Relations, 870 Winter Street, Waltham, Massachusetts 02451 or by emailing invest@raytheon.com. Any amendments to the Code of Conduct or the grant of a waiver from a provision of the Code of Conduct requiring disclosure under applicable SEC rules will be disclosed on our website.
Under our Conflict of Interest policy, directors, officers and employees are expected to bring to the attention of the Senior Vice President, General Counsel and Secretary or the Vice President - Ethics and Business Conduct any actual or potential conflict of interest. Anyone may report matters of concern to Raytheon's Ethics Office through our anonymous, confidential toll-free EthicsLine at 1-800-423-0210, by writing to the Ethics Office, Raytheon Company, 235 Wyman Street, Waltham, Massachusetts 02451, or by submitting comments on our website at www.raytheon.com in the section entitled, "Contact the Ethics Office," under the heading "Investor Relations/Corporate Governance/Contact the Company."

Transactions with Related Persons
Our Board has adopted a written Related Party Transactions Policy. Related party transactions include all transactions and relationships involving amounts in excess of $120,000 between (a) the Company (including subsidiaries) and (b) any director, executive officer or 5% shareholder, including immediate family members and certain entities in which they have a significant interest. Under the policy, the General Counsel (or the CEO, in the case of a matter involving the General Counsel) provides information regarding any related party transaction or relationship to the Governance and Nominating Committee based on information solicited by the General Counsel (or the CEO, in the case of a matter involving the General Counsel). The Governance and Nominating Committee reviews the material facts of all related party transactions and determines whether to approve, disapprove or ratify the transaction or relationship involved. Certain transactions and relationships have been pre-approved by the Governance and Nominating Committee for purposes of the policy, including (a) executive officer compensation approved by the Board, (b) director compensation, (c) certain relatively small transactions between the Company and other companies, (d) certain charitable contributions made by the Company and (e) matters considered by the Board in its director independence determinations.
In a Schedule 13G filing made with the SEC, BlackRock, Inc., including its subsidiaries (BlackRock), reported beneficial ownership of 9.3% of our outstanding common stock as of December 31, 2013. Under a previously established business relationship, BlackRock has provided investment management services for the benefit of the Raytheon Master Benefit Pension Trust. For providing such investment management services, BlackRock received fees of $2.2 million in 2013. In accordance with the Related Party Transactions Policy referenced above, the Governance and Nominating Committee has reviewed this relationship. The Committee ratified the relationship on the basis that BlackRock's ownership of Raytheon stock plays no role in the business relationship between the two companies and that the engagement of BlackRock has been on terms no more favorable to it than terms that would be available to unaffiliated third parties under the same or similar circumstances.

THE BOARD OF DIRECTORS AND BOARD COMMITTEES
Our business, property and affairs are managed under the direction of the Board. Directors are kept informed of our business through discussions with the Lead Director, the Chairman, the CEO and other officers, by reviewing materials provided to them and by participating in meetings of the Board and its committees. The Board has a separately designated Audit Committee established in accordance with the Securities Exchange Act of 1934, as well as a standing Governance and Nominating Committee, Management Development and Compensation Committee, Public Affairs Committee, Special Activities Committee and Executive Committee. Each committee's charter (other than the Executive Committee) is published on our website at www.raytheon.com under the heading "Investor Relations/Corporate Governance/Committees" and is also available in print to any shareholder who requests it by writing to Raytheon Company, Investor Relations, 870 Winter Street, Waltham, Massachusetts 02451 or by emailing invest@raytheon.com.
The table below provides current membership information regarding the Board and Board committees as of the date of this proxy statement. During 2013, the Board met 8 times. The Board and certain committees also engaged in other discussions and actions during 2013 apart from these meetings. During 2013, the average attendance for directors at Board and committee meetings was 97%; no director attended less than 75% of the total of all Board and committee meetings on which they served. All directors are expected to attend the 2014 Annual Meeting of Shareholders. In 2013, all of the directors who were members of the Board and standing for election at that time attended the annual meeting.
The non-management directors, all of whom are independent, meet in an executive session chaired by the Lead Director at the conclusion of regularly scheduled Board meetings. In addition, committee members generally meet in executive session, without management present, at the conclusion of regularly scheduled committee meetings. Each of the committees, except for the Executive Committee, is comprised solely of independent directors.

	Audit Committee	Governance and Nominating Committee	Management Development and Compensation Committee	Public Affairs Committee	Special Activities Committee	Executive Committee
Independent Directors
James E. Cartwright	X	X	X
Vernon E. Clark					Chair	X
Stephen J. Hadley	X			Chair	X	X
George R. Oliver	X			X
Michael C. Ruettgers	X				X
Ronald L. Skates	Chair		X	X		X
William R. Spivey		X	Chair			X
Linda G. Stuntz		Chair	X	X		X
Inside Directors
William H. Swanson						Chair
Thomas A. Kennedy						X
Number of Meetings in 2013	9	6	6	6	8	—

Audit Committee

The Audit Committee:

•	Oversees the integrity of our financial statements;

•	Evaluates the independent auditors' qualifications, performance and independence;

•	Oversees our internal audit function;

•	Meets with management to consider the adequacy of our internal controls and the objectivity of financial reporting;

•	Reviews the independent auditors' audit of the effectiveness of the Company's internal controls;

•	Prepares the Audit Committee Report found on page 65;

•	Meets with the independent auditors, internal auditors and appropriate financial personnel;

•	Appoints the independent auditors;

•	Pre-approves all audit fees and terms, as well as all non-audit engagements, with the independent auditors;

•	Reviews annual and periodic reports and earnings press releases and recommends to the Board whether the annual audited financial statements should be included in the Company's Form 10-K;

•
Reviews and discusses with management the Company's risk assessment and risk management policies, including ERM, the Company's major financial risk exposures and steps to monitor and control such exposures;

•
Has established a process for employees and others to confidentially and anonymously report concerns or complaints regarding accounting, internal control or auditing matters. More information regarding this process is available on page 8 under the heading "Corporate Governance - Communication with the Board";

•	Reviews compliance with our Code of Conduct with respect to certain financial reporting, controls and allegations of financial misconduct; and

•	Has the authority to hire independent counsel and other advisers.
The Board has determined that each member of the Audit Committee is independent in accordance with the rules of the

NYSE and the SEC applicable to audit committee members. The Board also has determined that Ronald L. Skates, the Chair of the Committee, is an "audit committee financial expert," as defined by SEC rules, based upon Mr. Skates' experience and training.

Management Development and Compensation Committee
The Management Development and Compensation Committee (MDCC):

•	Reviews and oversees compensation and benefits, as well as personnel plans, policies and programs;

•	Reviews and recommends to the Board the compensation of the CEO and the other four most highly compensated executive officers;

•	Reviews and approves the compensation of other officers and key employees;

•	Reviews peer company practices to ensure competitiveness and seeks to align compensation with the performance of the Company;

•	Periodically reviews succession plans for the CEO, the other named executive officers and elected officers of the Company;

•	Periodically reviews career development plans for elected officers and other key employees;

•	Administers and makes awards under our equity compensation plans;

•	Reviews and discusses with management the "Compensation Discussion and Analysis" section of this proxy statement beginning on page 27;

•	Prepares the Management Development and Compensation Committee Report found on page 45;

•
Has the sole authority and responsibility for the appointment, compensation and oversight of any outside compensation consultant, outside legal counsel or other committee adviser, who may only be selected after the MDCC considers all factors relevant to such adviser's independence from management, including those specified in the NYSE listing standards; and

•
Annually assesses the independence of its outside compensation consultants or advisers, considering all relevant factors, including those specified in the NYSE listing standards, and pre-approves any services proposed to be provided by such consultants or advisers to the Company.

While the Board bears the ultimate responsibility for approving compensation of our named executive officers, the MDCC assists the Board in discharging these responsibilities. The Chair reports the MDCC's actions and its recommendations on named executive officer compensation to the Board. The agenda for MDCC meetings is determined by its Chair, with the assistance of our Senior Vice President - Global Human Resources and Security and our Senior Vice President, General Counsel and Secretary, who also regularly attend MDCC meetings. At each meeting, the MDCC meets in executive session. Using its authority to hire independent advisers, the MDCC has retained Pearl Meyer & Partners (PM&P), an independent compensation consulting firm, to assist it in evaluating executive compensation and to assist the Governance and Nominating Committee in evaluating director compensation. For more information on the MDCC and the services provided to the MDCC by PM&P, see the section entitled "Executive Compensation - Compensation Discussion and Analysis" beginning on page 27.
The Board has determined that each member of the MDCC is independent in accordance with NYSE rules applicable to compensation committee members.

Governance and Nominating Committee
The Governance and Nominating Committee:

•	Reviews and reports to the Board on a periodic basis with regard to matters of corporate governance;

•	Establishes procedures for the nomination of directors and recommends candidates for election to the Board;

•	Considers director nominees proposed by shareholders;

•	Reviews and assesses the effectiveness of our Governance Principles and recommends proposed revisions to the Board;

•	Reviews and approves or ratifies transactions and relationships under our Related Party Transactions Policy;

•	Reviews proposals by shareholders in connection with the annual meeting of shareholders and makes recommendations to the Board for action on such proposals;

•	Makes recommendations to the Board regarding the size and composition of the Board;

•	Oversees the orientation program for new directors and the continuing education program for existing directors;

•	Approves director compensation with the concurrence of the Board; and

•	Has the authority to hire independent counsel and other advisers.

Public Affairs Committee
The Public Affairs Committee:

•	Reviews, identifies and brings to the attention of the Board political, social and legal trends and issues that may have an impact on our business, operations, financial performance or public image;

•	Reviews our policies and practices in the areas of legal and social responsibility, and recommends to the Board such policies and practices, including those involving:

•	environmental protection;

•	health and safety of employees;

•	ethics;

•	export control;

•	regulatory compliance (except financial matters);

•	charitable contributions and community relations;

•	government relations and legislative policy;

•	political contributions and lobbying;

•	foreign and domestic consultants and representatives;

•	offsets;

•	crisis management and emergency preparedness;

•	pension plan performance, management and governance; and

•	government contracting and defense procurement policies;

•	Reviews, monitors and makes recommendations to the Board on corporate policies and practices that relate to public policy; and

•	Has the authority to hire independent counsel and other advisers.

Special Activities Committee
The Special Activities Committee:

•	Reviews Company programs, activities and potential acquisitions involving classified business which involve special performance, financial, reputational or other risks; and

•
Reviews policies, processes, practices, procedures, risk management and internal controls applicable to the Company's classified business to the extent that they deviate from those applicable to the Company's non-classified business activities.

Executive Committee
The Executive Committee is empowered to act for the full Board during intervals between Board meetings, with the exception of certain matters that by law may not be delegated. The Executive Committee did not meet in 2013.

Compensation Committee Interlocks and Insider Participation
Directors who served as members of our MDCC during fiscal year 2013 were James E. Cartwright, Vernon E. Clark, John M. Deutch, Frederic M. Poses, Ronald L. Skates, William R. Spivey and Linda G. Stuntz. None of these members is or has ever been an officer or employee of the Company. To our knowledge, there were no relationships involving members of the MDCC or our other directors which require disclosure in this proxy statement as a Compensation Committee interlock.

DIRECTOR COMPENSATION
Set forth below is information regarding the compensation of our non-employee directors for 2013.

Name	Fees Earned or Paid in Cash(1)($)	Stock Awards(2)($)		Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
James E. Cartwright	$125,500	$119,982		—	—	—	$—		$245,482
Vernon E. Clark	140,000	171,018	(3)	—	—	—	10,000	(4)	321,018
John M. Deutch*	54,500	—		—	—	—	—		54,500
Stephen J. Hadley	133,500	119,982		—	—	—	—		253,482
George R. Oliver**	3,000	60,021	(5)	—	—	—	10,000	(4)	73,021
Frederic M. Poses*	64,000	—		—	—	—	5,000	(4)	69,000
Michael C. Ruettgers	124,000	119,982		—	—	—	10,000	(4)	253,982
Ronald L. Skates	145,500	119,982		—	—	—	10,000	(4)	275,482
William R. Spivey	125,000	119,982		—	—	—	—		244,982
Linda G. Stuntz	131,000	119,982		—	—	—	5,000	(4)	255,982
* John M. Deutch and Frederic M. Poses retired from the Board effective May 30, 2013.
** George R. Oliver was elected to the Board in November 2013. Upon such election he was granted 702 shares of restricted stock and began to receive meeting and retainer fees applicable to all directors.
(1)    Detailed information on cash amounts is set forth below under the heading, "Cash Amounts".
(2)    Detailed information on stock award amounts is set forth below under the heading, "Stock Awards".

(3)	This amount represents Mr. Clark's annual stock retainer in his capacity as the Lead Director.

(4)	Represents Raytheon contributions under our matching gift and charitable awards program, which is available to all employees and directors.

(5)
Upon election to the Board on November 20, 2013, Mr. Oliver was granted 702 shares of restricted stock which represented his pro-rated portion of the 2013 - 2014 annual stock retainer. Such restricted shares will vest on May 29, 2014, the date of the 2014 Annual Meeting.

Cash Amounts
Cash amounts consist of the following:

Director	Roles	Annual Board Cash Retainer ($)	Annual Committee Chair or Lead Director Cash Retainer ($)	Meeting Fees ($)
Mr. Cartwright	Director	$85,000	$—	$40,500
Mr. Clark	Chair, Special Activities Committee and Lead Director (a)	85,000	22,000	33,000
Mr. Deutch	Director (b)	42,500	—	12,000
Mr. Hadley	Chair, Public Affairs Committee (c)	85,000	5,000	43,500
Mr. Oliver	Director	—	—	3,000
Mr. Poses	Chair, MDCC (b)	42,500	5,000	16,500
Mr. Ruettgers	Director (d)	85,000	12,000	27,000
Mr. Skates	Chair, Audit Committee	85,000	20,000	40,500
Mr. Spivey	Chair, MDCC (e)	85,000	10,000	30,000
Ms. Stuntz	Chair, Governance and Nominating Committee	85,000	10,000	36,000

(a) Mr. Clark was appointed Lead Director effective May 30, 2013.
(b) Messrs. Deutch and Poses retired from the Board effective May 30, 2013.
(c) Mr. Hadley was appointed Chair, Public Affairs Committee effective May 30, 2013.
(d) Mr. Ruettgers served as Lead Director until May 30, 2013.
(e)    Mr. Spivey served as Chair, Public Affairs Committee until May 30, 2013. He was appointed Chair, MDCC effective May 30, 2013.

Stock Awards
Stock Award amounts represent the aggregate grant date fair value of awards of restricted stock paid as the annual stock retainer in accordance with the accounting standard for share-based payments. The grant date fair value of the restricted stock awards is based on the stock price on the date of grant and the number of shares (or the intrinsic value method). For more information on the assumptions used by us in calculating the grant date fair values for restricted stock awards, see Note 12: Stock-based Compensation Plans to our financial statements in our Annual Report on Form 10-K for the year ended December 31, 2013.
The aggregate number of shares of unvested restricted stock held by each director as of December 31, 2013 were as follows:

Director	Restricted Stock(#)
Mr. Cartwright	1,782
Mr. Clark	2,540
Mr. Deutch	—
Mr. Hadley	1,782
Mr. Oliver	702
Mr. Poses	—
Mr. Ruettgers	1,782
Mr. Skates	1,782
Mr. Spivey	1,782
Ms. Stuntz	1,782
The following table shows the shares of restricted stock awarded to each director during 2013 and the aggregate grant date fair value for each award.

Director	Grant Date	All Stock Awards: Number of Shares of Stock or Units(#)	Full Grant Date Value of Award($)
Mr. Cartwright	5/30/2013	1,782	$119,982
Mr. Clark	5/30/2013	2,540	171,018
Mr. Deutch	N/A	—	—
Mr. Hadley	5/30/2013	1,782	119,982
Mr. Oliver	11/20/2013	702	60,021
Mr. Poses	N/A	—	—
Mr. Ruettgers	5/30/2013	1,782	119,982
Mr. Skates	5/30/2013	1,782	119,982
Mr. Spivey	5/30/2013	1,782	119,982
Ms. Stuntz	5/30/2013	1,782	119,982

Elements of Director Compensation
The principal features of the compensation received by our non-employee directors for 2013 are described below.
Annual Retainers.    All of our non-employee directors are paid an annual cash retainer and an annual stock retainer (as further discussed below) for service on the Board. The Lead Director and each of the committee chairs are also paid an additional annual cash retainer for their service in such roles. Directors may elect to receive their annual retainers in shares of our common stock in lieu of cash. We pay the cash retainers quarterly and the stock retainer, including stock in lieu of cash, annually. The Governance and Nominating Committee and the Board review non-employee director compensation annually.

Annual Cash Retainers	2013
Board of Directors	$85,000
Lead Director	$24,000
Governance and Nominating Committee Chair	$10,000
Audit Committee Chair	$20,000
Management Development and Compensation Committee Chair	$10,000
Public Affairs Committee Chair	$10,000
Special Activities Committee Chair	$10,000
Meeting Fees.    Our non-employee directors receive a $1,500 meeting fee for each Board or committee meeting attended in person or held by teleconference. Non-employee directors who are not members of the Audit Committee are invited each year to attend the February Audit Committee meeting, for review of the draft Annual Report on Form 10-K, and receive a meeting fee for such attendance.

Equity Awards.    Each non-employee director receives an annual stock retainer in the form of a grant of restricted stock under the Raytheon 2010 Stock Plan (2010 Stock Plan) which is entitled to full dividend and voting rights. Unless otherwise provided by the Board, the restricted stock vests (becomes non-forfeitable) on the date of the annual meeting of shareholders in the calendar year following the year of grant, or upon the earlier occurrence of the director's termination as a director after a change-in-control of Raytheon or the director's death. Upon a director's termination of service on the Board for any other reason, his or her unvested restricted stock award will be forfeited to Raytheon. Regardless of the vesting date, the shares will remain subject to transfer restriction for at least six months after the grant date. In 2013, each non-employee director was awarded $120,000 of restricted stock, except for Mr. Clark and Mr. Oliver. Mr. Clark was awarded $171,000 of restricted stock in his capacity as the Lead Director. Mr. Oliver was awarded $60,000 of restricted stock, his pro-rata portion of the 2013 - 2014 annual stock retainer, upon his election to the Board on November 20, 2013.
An assessment by PM&P of 2012 data showed that total direct compensation (the sum of the annual retainer, committee fees, meeting fees and the annual equity award) for our non-employee directors is close to the 50th percentile relative to the Company's core and broader peer groups. For more information on the Company's core and broader peer groups, see the section entitled “Compensation Discussion and Analysis - How We Determine and Assess Executive Compensation - Market Data” beginning on page 33.
Benefits.    We reimburse our non-employee directors for actual expenses incurred in the performance of their service as directors, including attendance at director education programs sponsored by educational and other institutions. We also maintain a business travel accident insurance policy which provides non-employee directors with up to $1,000,000 of coverage per incident when traveling on Raytheon business. In addition, all directors are eligible to participate in our matching gift and charitable awards program available to all employees. We match eligible gifts up to $10,000 per donor per calendar year.
Pursuant to our Deferred Compensation Plan, directors may defer receipt of their cash retainers and/or meeting fees until retirement from the Board. Directors also may elect to receive their cash retainers in shares of our common stock, which can be received currently but cannot be deferred.
Director Stock Ownership and Retention Guidelines
As stated in our Governance Principles, the Board believes that directors should be shareholders and have a financial stake in the Company. Accordingly, independent directors are paid a substantial portion of their compensation in equity awards. Further, each director is expected to own shares of our common stock with a market value of at least four times the cash component of a non-employee director's annual retainer for service on the Board, with five years to achieve the target ownership threshold. In 2011, the Governance Principles were amended to change this threshold from a previous requirement to own two times the aggregate stock and cash retainer amounts. The Governance Principles also provide that a director may not dispose of Company stock until attaining the requisite ownership threshold and thereafter must maintain such equity ownership level.

Policy Against Hedging with Respect to Company Stock
To assure alignment with the long-term interests of our other shareholders, under the Company's Insider Trading Policy, directors, officers and employees may not engage in short sales of Company stock or transactions in any derivative of a Company security, including, but not limited to, puts, calls and options (other than the receipt and exercise of options that might be granted by the Company pursuant to a Company compensation plan), nor in any type of hedging or similar monetization transaction that would permit the holder to own Company securities without the full risks and rewards of ownership.

ELECTION OF DIRECTORS
(Item No. 1 on the proxy card)

The Board is subject to annual election by the shareholders. The Board has nominated James E. Cartwright, Vernon E. Clark, Stephen J. Hadley, Thomas A. Kennedy, George R. Oliver, Michael C. Ruettgers, Ronald L. Skates, William R. Spivey, Linda G. Stuntz and William H. Swanson to serve one-year terms that will expire at the 2015 Annual Meeting of Shareholders.
We have included below the principal occupation and employment during the past five years and other information about the nominees, including a discussion of the specific considerations relating to the experience, qualifications, attributes or skills considered by the Governance and Nominating Committee in support of each individual's nomination to serve as a director. If elected, the nominees will continue in office until their successors have been duly elected and qualified, or until the earlier of their death, resignation or retirement. We expect each of the nominees to be able to serve if elected. If any of these persons is unable to serve or for good cause will not serve, the proxies may be voted for a substitute nominee designated by the Board.

Nominees for Election

JAMES E. CARTWRIGHT

•	Director of the Company since January 2012.

•	Harold Brown Chair in Defense Policy Studies, the Center for Strategic and International Studies, since September 2011.

•	General, United States Marine Corps; Vice Chairman of the Joint Chiefs of Staff from 2007 to 2011 (retired in August 2011).

•
40-year career in the United States Marines, serving in a series of staff and operational positions with increasing responsibility including Commanding General, 1st Marine Aircraft Wing (2000 to 2002); Director for Force Structure, Resources and Assessment, J-8 the Joint Staff (2002 to 2004); and Commander, U.S. Strategic Command (2004 to 2007).

•	Age 64.
General Cartwright's qualifications to serve on the Board include his mastery of defense matters and broad background in military operations and national security, his deep understanding of organizational management in a complex, technologically advanced environment, and practical knowledge of customer needs, based on his varied and challenging assignments in the U.S. Military that culminated in his service as Vice Chair of the Joint Chiefs.

VERNON E. CLARK

•	Director of the Company since 2005.

•	Chief of Naval Operations, the senior uniformed executive of the United States Navy and member of the Joint Chiefs of Staff, from 2000 to 2005 (retired in 2005).

•	37-year career in the United States Navy, serving in various positions of increasing responsibility; commanded a patrol gunboat and concluded as the Chief of Naval Operations.

•	Current Directorship: Rolls Royce North America (aerospace, marine and energy-related manufacturer) since 2006.

•	Past Directorship: Horizon Lines, Inc. (ocean shipping and integrated logistics company) from 2007 to November 2011.

•	Affiliations: Visiting Professor, Regent University; Director of SRI International (Stanford Research Institute); and served with the Defense Policy Board and the Defense Business Board.

•	Age 69.
Admiral Clark's qualifications to serve on the Board include his extensive knowledge of, and experience with, the products used by and the needs of our customers based on his extensive career as an officer in the United States Navy, coupled with his organizational acumen and leadership ability illustrated by his service as Chief of Naval Operations.

STEPHEN J. HADLEY

•	Director of the Company since 2009.

•	Principal in RiceHadleyGates, LLC (international strategic consulting firm) since 2009.

•	Assistant to the President for National Security Affairs from 2005 to 2009

•	Assistant to the President and Deputy National Security Advisor from 2001 to 2005.

•	Partner in the Washington, D.C. law firm of Shea & Gardner and a principal in The Scowcroft Group (international consulting firm) from 1993 to 2001.

•
Current Directorships: The Bessemer Group, Incorporated (including service on its Compensation Committee since 2012 and its Audit Committee since 2013), Bessemer Securities Corporation, (including service on its Audit Committee since 2011 and Asset Allocation Committee since 2010), and certain related entities (all privately held financial services companies) since 2009.

•
Affiliations: Director (and member of the Executive Committee) of the Atlantic Council of the United States since 2010; Member of the Board of Managers of the John Hopkins University Applied Physics Laboratory since 2011; Member of U.S. Secretary of State’s Foreign Affairs Policy Board since 2011; Chairman of the Advisory Board of the RAND Center for Middle East Public Policy since 2011; Member of Yale University’s Kissinger Papers Advisory Board since 2011; and Member, Board of Directors, U.S. Institute of Peace since 2013 and Chairman since 2014.

•	Age 67.
Mr. Hadley's qualifications to serve on the Board include his extensive knowledge and experience relating to national security, international affairs, public policy, legal matters and formulation of strategy, based on his varied high level roles in government, consulting and the practice of law.

THOMAS A. KENNEDY

•	Director of the Company since January 2014.

•	Chief Executive Officer of the Company since March 2014.

•	Executive Vice President and Chief Operating Officer of the Company from April 2013 to March 2014.

•	Vice President and President of the Integrated Defense Systems business unit of the Company from June 2010 to March 2013.

•	Vice President of the Tactical Airborne Systems product line within the Space and Airborne Systems business unit of the Company from July 2007 to June 2010.

•	In the 31st year of his career at the Company which has included a wide range of leadership positions.

•	Affiliations: Rutgers University School of Engineering Industry Advisory Board.

•	Age 59.
Dr. Kennedy's qualifications to serve on the Board include his extensive business experience, skills and acumen developed while holding leadership roles of increasing responsibility with the Company overseeing broad and diverse portfolios including weapons, sensors, radar, electronic warfare and integration systems, while gaining a deep understanding of the Company's domestic and international customers and the global marketplace.

GEORGE R. OLIVER

•	Director of the Company since November 2013.

•	CEO and member of the board of directors of Tyco International Ltd. since 2012.

•	President of Tyco Fire Protection from 2011 to 2012; President of Tyco Electrical and Metal Products from 2007 to 2010; and President of Tyco Safety Products from 2006 to 2010.

•	President of GE Water and Process Technologies until 2006; prior to this position, held a series of leadership roles of increasing responsibility at several General Electric divisions.

•	Affiliations: Trustee of Worcester Polytechnic Institute.

•	Age 53.
Mr. Oliver's qualifications to serve on the Board include his extensive business experience, skills and acumen reflected in his positions as a CEO of a large public company and business president at two technology-driven industrial companies.

MICHAEL C. RUETTGERS

•	Director of the Company since 2000.

•	Chairman of EMC Corporation (data storage and management products and services provider) from January 2004 to December 2005.

•	Executive Chairman (from 2001 to 2004) and CEO (from 1992 to 2001) of EMC Corporation; held a variety of senior executive positions at EMC Corporation from 1988 to 1992.

•
Current Directorship: Non-executive Chairman of the Board of Wolfson Microelectronics plc (manufacturer of semiconductor chips used in audio, video and imaging applications) since 2008; and Director of Gigamon Inc. (computer networking solutions company) since 2010.

•	Past Directorship: EMC Corporation from 1992 to 2005.

•	Age 71.
Mr. Ruettgers' qualifications to serve on the Board include his extensive business experience, skills and acumen reflected in his positions as chairman and CEO of a large public company operating in the technology sector.

RONALD L. SKATES

•	Director of the Company since 2003.

•	Private investor since 1999.

•	President and CEO of Data General Corporation (data storage and enterprise solutions supplier) from 1989 to 1999; held other positions at Data General Corporation from 1986 to 1989.

•	Partner at Price Waterhouse (now PricewaterhouseCoopers LLP) from 1976 to 1986.

•
Current Directorships: State Street Corporation (financial services company) since 2002; Courier Corporation (book manufacturer and specialty publisher) since 2003; and Gilbane, Inc. (privately held real estate development and construction company) since 2002.

•	Affiliations: Trustee of Massachusetts General Physicians Organization and Trustee Emeritus of Massachusetts General Hospital.

•	Age 72.
Mr. Skates' qualifications to serve on the Board include his extensive business experience, skills and acumen evidenced by his service as president and CEO of a large public technology company, coupled with his accounting expertise derived from being a certified public accountant and partner of a major accounting firm.

WILLIAM R. SPIVEY

•	Director of the Company since 1999.

•	President and CEO of Luminent, Inc. (fiber-optic transmission products provider) from 2000 to 2001.

•	Group President, Network Products Group, Lucent Technologies Inc. from 1997 to 2000.

•	Vice President, Systems & Components Group, AT&T Corporation from 1994 to 1997.

•	Group Vice President and President, Tektronix Development Company, Tektronix, Inc. from 1991 to 1994.

•	Current Directorships: Cascade Microtech, Inc. (advanced wafer probing solutions provider) since 1998 and Lam Research Corporation (advanced process equipment provider) since 2012.

•
Past Directorships: Lyondell Chemical Company (manufacturer of basic chemicals and derivatives) from 2000 to 2007; ADC Telecommunications, Inc. (supplier of network infrastructure products and services) from 2004 to 2010; Novellus Systems, Inc. (advanced process equipment provider) from 1998 to 2012; and Laird PLC (electronics components and systems provider) from 2002 to 2012.

•	Age 67.
Mr. Spivey's qualifications to serve on the Board include his extensive business experience, skills and acumen reflected in his positions as a business unit head at three public technology companies and CEO of another public technology company.

LINDA G. STUNTZ

•	Director of the Company since 2004.

•	Partner in the law firm of Stuntz, Davis & Staffier, P.C. since 1995.

•	Partner in the law firm of Van Ness Feldman from 1993 to 1995.

•	Deputy Secretary of, and held senior policy positions in, the United States Department of Energy from 1989 to 1993.

•	Associate Minority Counsel and Minority Counsel to the U.S. House of Representatives Energy and Commerce Committee from 1981 to 1987.

•
Current Directorships: Royal Dutch Shell plc (an oil and gas exploration and production company) since 2011(which includes service on its Audit Committee), and nominee for election to the board of Edison International (an electric utility holding company).

•	Past Directorship: Schlumberger Ltd. (oilfield services company) from 1993 to 2010.

•	Affiliations: Member, Board of Advisors, Frank Batten School of Leadership and Public Policy, University of Virginia, since 2011.

•	Age 59.
Ms. Stuntz's qualifications to serve on the Board include her extensive knowledge and experience relating to corporate governance, public policy and legal matters, as well as legislative and regulatory affairs, based on her varied high-level roles in both the executive and legislative branches of government, her substantial experience as a corporate director, as well as the practice of law.

WILLIAM H. SWANSON

•	Chairman of the Board since 2004.

•	Director of the Company since 2003.

•	CEO of the Company from 2003 to March 2014.

•	President of the Company from July 2002 to May 2004.

•	Executive Vice President of the Company and President of Electronic Systems from January 2000 to July 2002.

•	Executive Vice President of the Company and Chairman and CEO of Raytheon Systems Company from January 1998 to January 2000.

•	In the 42nd year of his career at the Company, which has included a wide range of leadership positions.

•	Current Directorship: NextEra Energy, Inc. (formerly FPL Group, Inc.) (a clean energy company) since 2009.

•	Past Directorship: Sprint Nextel Corporation (wireless and wireline communications services provider) from 2004 to 2008.

•
Affiliations: Congressional Medal of Honor Foundation Board of Directors; California Polytechnic State University President’s Cabinet; Vice Chairman, California Polytechnic State University Foundation Board of Directors; Vice Chairman of the John F. Kennedy Library Foundation Board of Directors; Chairman Emeritus of the Business-Higher Education Forum Executive Committee; Chairman Emeritus of the Aerospace Industries Association Executive Committee; and Member of the President’s National Security Telecommunications Advisory Committee.

•	Age 65.
Mr. Swanson's qualifications to serve on the Board include his extensive business experience, skills and acumen developed over his long career with the Company during which he has held a wide range of leadership positions, including general manager of Missile Systems, head of Electronic Systems, CEO of Raytheon Systems Company, President of the Company and, from 2003 to March 2014, CEO.

    The Board unanimously recommends that shareholders vote FOR each of the nominees for election. Proxies solicited by the Board will be so voted unless shareholders specify otherwise in their proxies.

STOCK OWNERSHIP

Five Percent Shareholders
The following table lists those persons or groups (based solely on our examination of Schedules 13G filed with the SEC or furnished to us) who are beneficial owners of more than 5% of our common stock as of December 31, 2013.

Name and Address of Beneficial Owner	Common Stock	Percent of Class
BlackRock, Inc. 40 East 52nd Street, New York, NY 10022	29,781,884	9.30%
Barrow, Hanley, Mewhinney & Strauss, LLC 2200 Ross Avenue, 31st Floor, Dallas, TX 75201-2761	22,014,242	6.89%
The Vanguard Group 100 Vanguard Blvd., Malvern, PA 19355	16,190,515	5.06%

Management and Directors
The following table contains information regarding the beneficial ownership of shares of our common stock as of February 28, 2014 for (a) each director and nominee for director, including our Chairman and our CEO, (b) our CFO and our two other most highly compensated executive officers who are not also directors, and (c) the directors, nominees and all executive officers as a group. Except as otherwise noted below, to the Company's knowledge, the named persons possessed sole voting and investment power over their shares, and the shares are not subject to any pledge. No individual director or nominee for director or named executive officer beneficially owns 1% or more of the outstanding shares of common stock. The directors and executive officers as a group own less than 1% of the outstanding shares of common stock.

Name of Beneficial Owner	Number of Shares and Nature of Beneficial Ownership
(a)
William H. Swanson	886,620	(1)(2)(3)
James E. Cartwright	5,374	(4)
Vernon E. Clark	7,488	(4)
Stephen J. Hadley	11,477	(4)
Thomas A. Kennedy	103,034	(1)(2)
George R. Oliver	702	(4)
Michael C. Ruettgers	23,675	(3)(4)
Ronald L. Skates	25,469	(4)(5)
William R. Spivey	37,231	(4)
Linda G. Stuntz	21,731	(4)
(b)
David C. Wajsgras	108,714	(1)(2)
Jay B. Stephens	113,957	(1)(2)
Daniel J. Crowley	101,165	(1)(2)(3)
(c)
All directors, nominees for director and executive officers as a group (20 persons)	1,833,975	(1)(2)(3)(4)(5)(6)
_________

(1)
Includes shares owned outright as follows: Mr. Swanson 520,250; Mr. Kennedy - 43,851; Mr. Wajsgras - 49,316; Mr. Stephens - 60,503; Mr. Crowley - 45,843; and all executive officers and directors as a group - 957,145.

(2)
Includes shares of restricted stock over which the beneficial owner has voting power as follows: Mr. Swanson 238,120; Mr. Kennedy - 59,183; Mr. Wajsgras - 59,398; Mr. Stephens - 53,454; Mr. Crowley - 51,359; and all executive officers and directors as a group - 720,409.

(3)
Includes vested deferred compensation equivalent to shares of our common stock as follows: Mr. Swanson - 128,250; Mr. Crowley - 3,963; Mr. Ruettgers - 498; and all executive officers and directors as a group - 152,297.

(4)
Includes shares of restricted stock over which the beneficial owner has voting power as follows: Ms. Stuntz and Messrs. Cartwright, Hadley, Ruettgers, Skates and Spivey - 1,782 shares each; Mr. Clark - 2,540 shares; and Mr. Oliver - 702 shares.

(5)	Includes 2,400 shares held in family trusts as to which Mr. Skates disclaims beneficial ownership.

(6)	Includes 1,724 shares indirectly held by certain executive officers through the Raytheon Savings and Investment Plan and the Raytheon Excess Savings Plan.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and persons who beneficially own more than 10% of a registered class of our equity securities to file reports of holdings and transactions in our common stock with the SEC and the NYSE. Based on our records and other information, we believe that, in 2013, none of our directors, executive officers or 10% shareholders failed to file a required report on time, with one exception. A Form 4, reporting a January 22, 2013 grant of shares of restricted stock on behalf of Michael J. Wood, our Vice President, Controller and Chief Accounting Officer, was filed a day late due to an administrative error.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis
In the discussion that follows, we provide an overview and analysis of our executive compensation program and policies, material compensation decisions and the factors that we considered in making those decisions. Included within and following this section you will find a series of tables containing specific information about the compensation earned or paid in 2013 to the following individuals, whose positions as of December 31, 2013 are noted below, to whom we refer as our named executive officers:

•	William H. Swanson, Chairman and CEO;

•	Thomas A. Kennedy, Executive Vice President and Chief Operating Officer;

•	David C. Wajsgras, Senior Vice President and Chief Financial Officer;

•	Jay B. Stephens, Senior Vice President, General Counsel and Corporate Secretary; and

•	Daniel J. Crowley, Vice President, and President of our Integrated Defense Systems (IDS) business.
On January 15, 2014, the Company announced that the Board had elected Mr. Kennedy to serve as CEO effective March 31, 2014. This action followed notice to the Board by Mr. Swanson that he intended to step down from his position as CEO effective March 31, 2014. At the Board's request, Mr. Swanson will continue as Chairman of the Board while the Company completes the transition to the new CEO. Mr. Kennedy served as Executive Vice President and Chief Operating Officer until March 31, 2014. All references to CEO compensation in this Compensation Discussion and Analysis (unless otherwise noted) reflect Mr. Swanson’s compensation in connection with his service as CEO during all of 2013.
The discussion below is intended to help our shareholders understand the detailed information provided in those tables and put that information into context within our overall compensation program.
Executive Summary
Our executive compensation program reflects a commitment to (1) retain and attract highly-qualified executives, (2) motivate our executives to achieve our overall business objectives, (3) reward performance and (4) align the interests of our executives with our shareholders. Set forth below are highlights of our current executive compensation program as established by the Management Development and Compensation Committee (MDCC) in accordance with our compensation philosophy.

	Program Highlights	Page(s)
•
Ties a significant portion of each executive's compensation to the Company's performance and individual performance against various pre-established financial, operational and other goals, through variable, at-risk short- and long-term incentive awards.
28-41

•
Aligns closely the interests of executives with those of shareholders by making stock-based incentives a central component of compensation coupled with meaningful stock ownership and retention requirements.
28-31 and 39-41

•	Establishes a balanced incentives program by providing awards with both significant upside opportunity for exceptional performance and downside risk for underperformance.	28-41

	Program Highlights	Page(s)
•	Authorizes recovery or clawback of compensation in certain circumstances where restatement of financial results is required.	43

•	Maximizes the benefit to the MDCC of its independent compensation consulting firm by adhering to a stringent Compensation Consultant Independence Policy.	32

•	Provides our executives with total compensation opportunities at levels that are competitive for comparable positions at companies with whom we compete for talent.	33-35

•	Is designed and monitored by the MDCC to avoid risk-taking that might be likely to have a material adverse effect on the Company.	32-33

The MDCC, with the assistance of management and the MDCC's independent consultant, oversees, approves and assesses the effectiveness of our compensation program in relation to our compensation philosophy and the market. The table below describes each element of the program and its link to our compensation objectives.

Compensation Element	Retain and attract highly-qualified executive talent	Incentivize achievement of our overall business objectives	Differentiate rewards based on individual performance	Incentivize and reward long-term performance in alignment with shareholders' interests
Base Salary (Base)	✓
Annual Incentive Plan (RBI)	✓	✓	✓
Performance-Based Restricted Stock Units (LTPP)	✓	✓		✓
Time-Based Restricted Shares (RSA)	✓			✓
Benefits, Perquisites and Other Compensation, including severance and change-in-control arrangements (Perks & Other)	✓
Set forth below for the CEO, and separately for the other named executive officers, are charts illustrating the percentage of total target compensation corresponding to the target levels for each element and tables reflecting the total direct compensation opportunities for fiscal 2013.

Total Direct Compensation Opportunity - CEO(1)
Fixed 9% (Base Salary)	Variable 91% (RBI + Long-Term Incentive Value(2))
Short-term 28% (Base Salary + RBI)	Long-term 72% (Long-Term Incentive Value)
Cash 28% (Base Salary + RBI)	Equity-Based 72% (Long-Term Incentive Value)

(1)
Total direct compensation opportunity does not include perquisites and other executive benefits, including retirement and severance benefits. As a result, the percentages above may vary slightly from the percentages set forth in the pay mix charts which do include perquisites and other executive benefits.

(2)    Long-Term Incentive Value consists of LTPP and RSA.

Total Direct Compensation Opportunity - Other Named Executive Officers(1) (Average allocation for the four Named Executive Officers other than the CEO)
Fixed 19% (Base Salary)	Variable 81% (RBI + Long-Term Incentive Value(2))
Short-term 39% (Base Salary + RBI)	Long-term 61% (Long-Term Incentive Value)
Cash 39% (Base Salary + RBI)	Equity-Based 61% (Long-Term Incentive Value)

(1)
Total direct compensation opportunity does not include perquisites and other executive benefits, including retirement and severance benefits. As a result, the percentages above may vary slightly from the percentages set forth in the pay mix charts which do include perquisites and other executive benefits.

(2)    Long-Term Incentive Value consists of LTPP and RSA.
According to an analysis performed by PM&P, these weightings were in line with what the companies in our peer groups provided to their executives holding comparable positions. The MDCC does not establish any fixed relationship between the compensation of our CEO and that of any other named executive officer. Using market data as a general reference point, we believe that the differences between our CEO's compensation and the compensation of the other named executive officers are consistent with differences that exist at comparable companies and are consistent with our executive compensation philosophy.

The table below summarizes the 2011-2013 compensation provided to our named executive officers and reflects the view of our Board and the MDCC with respect to their annual compensation decisions for those executives during those years.
TOTAL COMPENSATION FOR 2011-2013

				(Stock Awards) Long-Term Incentives
Executive	Year(1)	Salary	(Non-Equity Incentive Plan Compensation) RBI(2)	Restricted Stock	LTPP Award(3)	All Other	Total
William H. Swanson	2013	$1,463,456	$3,500,000	$4,699,971	$6,500,009	$627,663	$16,791,099
	2012	1,414,421	3,400,000	4,699,989	6,499,980	446,160	16,460,550
	2011	1,369,704	3,000,000	3,800,021	6,400,000	439,546	15,009,271

Thomas A. Kennedy	2013	$664,017	$1,200,000	$1,999,970	$1,250,020	$142,436	$5,256,443

David C. Wajsgras	2013	$901,434	$1,100,000	$1,200,023	$1,300,013	$158,674	$4,660,144
	2012	871,800	1,000,000	1,099,995	1,300,016	138,098	4,409,909
	2011	844,245	865,000	999,987	1,300,010	131,395	4,140,637

Jay B. Stephens	2013	$788,926	$1,000,000	$999,985	$1,200,026	$120,986	$4,109,923
	2012	762,979	950,000	1,000,009	1,199,999	122,096	4,035,083
	2011	738,863	755,000	950,018	1,200,010	120,110	3,764,001

Daniel J. Crowley	2013	$717,262	$750,000	$1,200,023	$1,250,020	$263,016	$4,180,321
	2012	691,028	575,000	900,024	1,250,008	118,595	3,534,655
	2011	667,000	500,000	800,010	1,250,010	117,231	3,334,251
_________
(1)    Years in which the executive was a named executive officer.
(2)    Annual Results-Based Incentive (RBI) cash award. RBI awards are discussed under "Annual Incentives" on pages 35 - 39.
(3)    Long-Term Performance Plan (LTPP) award. LTPP awards are discussed under "Long-Term Incentives - LTPP" on pages 39 - 40.

The above table differs from the 2013 Summary Compensation Table required by the SEC, which appears on page 46, and is not a substitute for that table. The 2013 Summary Compensation Table includes amounts based on the change in the actuarial present value of the executives' accumulated pension benefits. The above table excludes these amounts because the Company and the MDCC consider the pension plan in the context of their assessment of the overall benefit design and the competitiveness of the Company's retirement benefits, and not as an element of their annual compensation decisions. Another difference is that the amounts set forth under the Restricted Stock and LTPP Award columns in the above table represent the full intrinsic values of such awards on the date the Board or MDCC made the formal determination for such grant (e.g., target number of shares times the closing price of our common stock on the determination date), since that is the basis upon which the Company, the MDCC and the Board consider these awards in proposing, recommending and approving annual compensation. In contrast, the Stock Awards column in the 2013 Summary Compensation Table represents the grant date fair value of such awards for financial statement reporting purposes, which differs from the intrinsic value of the LTPP awards. These awards are discussed in more detail under

"Long-Term Incentives" beginning on page 39.
We discuss the elements of our compensation program set forth in the above table in detail beginning on page 35 and describe how we set these opportunities and the total compensation of our named executive officers so that they are market competitive and are based on Company and individual performance. While we generally have provided consistent compensation opportunities, the actual compensation earned by our executives has varied reflecting our pay-for-performance approach and market competitiveness. For 2013, the base salaries in existing roles for our CEO and three of the other named executive officers increased between 3.4% and 4.0%. In connection with his promotion to the new role as Chief Operating Officer, Mr. Kennedy received an increased base salary that brought him closer to the 50th percentile of the market for his new position. In addition, based on Company, business and individual performance in 2013, our named executive officers, other than Mr. Crowley, received RBI awards that were above the funded RBI target level. For a discussion of named executive officer base salaries and RBI awards, see pages 35 to 39.

From a performance perspective, the Company had strong operational results in 2013, including growth in earnings per share from continuing operations of 5.5%, and strong operating cash flow from continuing operations of $2.4 billion, up from $2.0 billion the prior year. The Company also continued to grow its international business in 2013. International bookings increased by 10% and international sales increased by 3%, which partially offset the decline in domestic sales which were impacted by a challenging U.S. budgetary environment, including the impacts of sequestration, a partial government shutdown, and a continuing resolution. Improved efficiencies and cost reduction initiatives coupled with strong global demand for the Company's innovative products and services were among the primary drivers of the Company's strong operating margin and earnings performance. The Company's performance drove significant shareholder value, with the Company's stock price surpassing its previous all-time high and total shareholder return for 2013 considerably outperforming the S&P 500. In line with our pay-for-performance philosophy, our executives received competitive compensation commensurate with these results, particularly through our performance-based 2013 RBI and the 2011-2013

LTPP. These programs are specifically designed to tie closely the compensation paid to the individual executive with the performance of the Company. A summary of these compensation elements, the applicable performance metrics, their respective weightings, the results we achieved, the overall funding levels and the location of a more detailed discussion of this section, are set forth in the table below.
As a result of the MDCC's ongoing review of the compensation program and how the Company measures performance in a changing business environment, as of January 1, 2012, the MDCC refined the performance metrics relating to RBI by removing ROIC and revising the weightings on the remaining metrics, as indicated in the table below. The MDCC determined that discontinuing the use of ROIC for RBI, while retaining it for LTPP, was appropriate to further differentiate between long-term and short-term incentives and related performance metrics. We view ROIC as a more meaningful measurement of longer-term value creation, as opposed to short-term performance. This realignment eliminates overlap between the short- and long-term elements and is consistent with the Company's growth philosophy.

__________________________________________________________________________________________

RBI and LTPP Performance Results

Compensation Element	Performance Metrics/Weightings	Results Achieved
2013 RBI	Bookings (20%); net sales (30%); free cash flow (FCF) (20%); and operating income from continuing operations (30%).
We exceeded our pre-established 2013 target for FCF and operating income from continuing operations, nearly achieved target for net sales and fell below target for bookings, resulting in the achievement of an overall funding level of 106.0%. See discussion beginning on page 36.

2011 - 2013 LTPP	Average return on invested capital (ROIC) (50%); cumulative FCF (CFCF) (25%); and total shareholder return (TSR) (25%).	We exceeded our pre-established three-year performance targets for ROIC, CFCF and TSR, which resulted in a 145.8% of target payout in shares of our common stock. See discussion beginning on page 39.

Consideration of 2013 Advisory Vote on Executive
Compensation
In 2013, as in the prior two years, the Company asked its shareholders, through an advisory vote, to approve the compensation of the named executive officers as described in the 2013 Proxy Statement. The 2013 advisory vote received very strong support from shareholders, garnering a 96.1% affirmative vote, up from 94.2% in 2012 and 93.3% in 2011. The MDCC has considered the strong support conveyed by the vote, other input received from shareholders, as well as other factors and data discussed in this Compensation Discussion and Analysis. It also continued to find its existing executive compensation approach appropriate for the Company and its strategy and business in the then-current market environment. Based on the foregoing, the MDCC made no significant changes to its compensation decisions and policies, and is continuing to pursue its pay-for-performance approach in determining amounts and types of executive compensation. The MDCC will, in consultation with its independent compensation consultant, consider changes to the program as appropriate in response to input from shareholders and evolving factors such as the business environment and competition for talent. The MDCC's decision to discontinue the use of ROIC as a performance metric for RBI beginning in 2012, while continuing its use as a metric for LTPP, illustrates this ongoing process. The MDCC will also continue to monitor future advisory votes carefully and seek input from shareholders in the course of the Company's shareholder outreach efforts.
At the 2011 annual meeting, our shareholders expressed a preference that advisory votes on executive compensation occur annually in accordance with the recommendation of the Board. Based on the results of this vote, the Board implemented an advisory vote on executive compensation annually until the next frequency vote is conducted, which shall occur no later than the Company's annual meeting in 2017.
Shareholder Outreach and Engagement
In 2013, we continued to engage in a dialogue with many of our shareholders to solicit their input on a range of topics related to executive compensation and governance matters. Our outreach efforts in 2013 resulted in discussions outside of proxy season with representatives of institutional shareholders that in the aggregate owned more than 47% of the Company's outstanding shares. In addition to our outreach to institutional shareholders, we have also engaged in conversations and correspondence with a number of other investors, as well as proxy advisory and corporate governance research firms. The Governance and Nominating Committee and the MDCC have been provided with feedback regarding these outreach and engagement efforts. The MDCC considered such feedback in conjunction with its review of the 2013 advisory vote on executive compensation. We plan to continue with these efforts in the coming year.
How We Determine and Assess Executive Compensation
We design our compensation program with a view to retaining and attracting executive leadership of a caliber and level of experience necessary to manage our complex, global businesses effectively. Given the length of our programs, contracts and business cycles, it is especially important for us to retain our executive talent over a number of years to provide continuity of management in a highly competitive industry. Our Board bears the ultimate responsibility for approving the compensation of our named executive officers. The MDCC assists the Board in discharging this responsibility. Information about the MDCC and its composition, responsibilities and operations can be found on page 13 under the heading "The Board of Directors and Board Committees - Management Development and Compensation Committee."
Independent Compensation Consultant
In 2013, the MDCC retained Pearl Meyer & Partners (PM&P), a compensation consulting firm, to obtain information on compensation levels, programs and practices within certain peer groups and the broader market, provide the MDCC with a report on compensation trends among our peers and the broader market, perform a pay-for-performance assessment and perform related services. PM&P's work product provides one source of input to the MDCC's compensation decision making process, combined with information and analyses the MDCC receives from management and the MDCC's own judgment and experience.
The MDCC has had a formal compensation consultant independence policy since 2009 to ensure that it receives independent and unbiased advice and analysis from its consultant. Additionally, the MDCC's charter has required an annual assessment by the MDCC of the independence of the outside compensation consultant. Both the policy and the charter were amended to incorporate new NYSE standards that became effective on July 1, 2013, establishing specific independence factors which must be considered by the MDCC before selecting any compensation adviser. Applying these factors as now reflected in the amended policy and charter, the MDCC has determined that PM&P continues to be independent pursuant to the policy, and that PM&P's work for the MDCC does not raise any conflict of interest. The policy requires the pre-approval of any services proposed to be provided by the consultant to the Company. The MDCC's pre-approval review is intended to ensure that the provision of non-MDCC services to the Company will not impair the consultant's independence. As a guideline to avoid any actual or perceived conflict of interest or bias, the policy limits the fees paid by the Company for such non-MDCC services to no more than 1% of the consulting firm's annual gross revenues and prohibits altogether the provision of services to Company officers and directors. In accordance with the policy, the MDCC pre-approved the Company's acquisition from PM&P of certain industry compensation surveys which PM&P makes available generally to companies for a fee. The fees paid to PM&P for these surveys were less than $10,000, and well below 1% of PM&P's 2013 annual gross revenues.
Management of Compensation-Related Risk
We have designed our compensation program to avoid excessive risk-taking. While risk is inherent in numerous aspects of our business operations, we believe our compensation program does not unduly affect these inherent business risks and has been appropriately designed to manage compensation-related risk. The following are some of the features of our program designed to help us appropriately manage compensation-related risk:

•
An assortment of vehicles for delivering compensation, both fixed and variable, and including cash and equity-based measures with different time horizons, to focus our executives on specific objectives that help us achieve our business plans and create an alignment with long-term shareholder interests;

•	Diversification of incentive-related risk by employing a variety of performance measures;

•	A balanced weighting of the various performance measures to avoid excessive attention to achievement of one measure over another;

•	Fixed maximum award levels for performance-based awards;

•	Guidelines designed to assure the independence of our compensation consultant, who advises the MDCC as described above;

•	A clawback policy and equity grant procedures, as described below on page 43; and

•	Incentive compensation to named executive officers based on individual performance and overall Company performance.
As discussed beginning on page 8, the MDCC has reviewed with management the design and operation of our incentive compensation arrangements for all employees, including executive officers, for the purpose of determining whether such programs might encourage inappropriate risk-taking that would be reasonably likely to have a material adverse effect on the Company. The MDCC concluded that the Company's compensation plans, programs and policies, considered as a whole, including applicable risk-mitigation features, are not reasonably likely to have a material adverse effect on the Company.
Key Considerations Related to Executive Compensation
Our determinations and assessments of executive compensation are primarily driven by two considerations:

•	Company and individual performance in five areas - financial, operational, customer satisfaction, people and "Six Sigma"; and

•	Market competitiveness of our compensation program.
Company and Individual Performance
In addition to market competitiveness, we use a number of factors to determine our compensation levels and to customize our compensation program to appropriately recognize Company and individual performance and contribution to the enterprise. We consistently review performance in these five areas:

•
Financial - we focus on financial metrics that are good indicators of whether the Company and our businesses are achieving their annual or longer-term business objectives; bookings, sales, operating income, free cash flow and return on invested capital are measures used to gauge financial performance;

•
Operational - we evaluate product development and program execution through the use of tools designed to measure operational efficiencies, such as Integrated Product Development Systems and the Earned Value Management System;

•
Customer satisfaction - we measure customer satisfaction through the use of customer satisfaction surveys, performance against program cost and schedule indices, annual customer performance assessment reports and through customer award fees;

•	People - we assess our executives' development of people, leadership behavior, ethical conduct, employee opinion survey results and the development of an inclusive workforce; and

•	"Six Sigma" - we look to see how well the Company, a business or an individual has used Raytheon Six Sigma, a continuous process improvement effort designed to reduce costs and improve efficiency.
Collectively, we consider these five factors to provide a measurable assessment of executive performance that will build value for our shareholders. We look to each of them, to varying degrees, to make the most of our executive compensation decisions, from setting base salaries to providing annual and longer-term rewards.
Market Data
We consider the compensation levels, programs and practices of certain other companies to assist us in setting our executive compensation so that it is market competitive. We use two peer groups for these purposes:

•
A core peer group, which consists of companies that are either aerospace and defense companies or that have substantial aerospace or defense businesses. We also consider a company's complexity, operations, revenues, net income and market capitalization. We compete to varying degrees for business and talent with the companies in this core peer group. The companies comprising the core peer group are as follows:

The Boeing Company	General Dynamics Corporation
L-3 Communications Holdings, Inc.	Honeywell International, Inc.
Northrop Grumman Corporation	Lockheed Martin Corporation
Textron Inc.	United Technologies Corporation

•
A broader peer group, comprised of our core peer group and seven additional companies from other industries, which we selected on the basis of the comparability of their complexity, operations, revenues, net income and market capitalization to ours. The broader peer group companies are as follows:

3M Company	Emerson Electric Co.
Caterpillar Inc.	Eaton Corporation
General Dynamics Corporation	Illinois Tool Works Inc.
Honeywell International, Inc.	L-3 Communications Holdings, Inc.
Johnson Controls, Inc.	Lockheed Martin Corporation
Northrop Grumman Corporation	Motorola Solutions, Inc.
Textron Inc.	United Technologies Corporation
The Boeing Company
We review the peer groups annually to ensure that we have the appropriate marketplace focus. We may change the composition of our peer groups to reflect changes in our strategy and markets, or if significant changes occur to a company or companies within the peer groups. In 2012, Goodrich Corporation was acquired by United Technologies Corporation. This change within our core peer group, in addition to other considerations, led to a more focused review of our peer groups. Based on recommendations from PM&P resulting from such review, the MDCC made several changes to the peer groups effective for 2013. Goodrich Corporation was removed from the core peer group. Rockwell Collins, Inc. was also removed due to size considerations. ITT Corporation was removed from the broader peer group because it spun off its defense business in 2012, while Eaton Corporation and Illinois Tool Works were added given the similarities to Raytheon in their complexity, operations, revenues, net incomes and market capitalizations.
The MDCC obtains information on the compensation levels, programs and practices of the companies within the core and broader peer groups. Statistical techniques, such as regression analysis, typically are used to adjust the data for differences in company size. The MDCC also considers market survey data for companies outside of our core and broader peer groups as a general indicator of relevant market conditions and pay practices and as a broader reference point. This market survey data was developed by national compensation consulting firms and provided to the MDCC by PM&P, its independent compensation consultant.
The MDCC establishes and evaluates compensation levels for our named executive officers based on market data primarily for our broader peer group, as well as other factors, as discussed below. While aggregate target and actual pay levels are analyzed and measured against market data, individual and Company performance can result in compensation for any one individual that varies from the market median. In 2013, PM&P also provided the MDCC with a report on peer compensation trends (levels, mix, vehicles and metrics) which is used to help set pay levels and design programs.

2013 Review of Compensation
PM&P provided the MDCC with a marketplace assessment of our named executive officers' 2013 compensation in comparison to compensation for comparable positions relative to the market comprised of the broader peer group. PM&P looked at the market in terms of:

•	base salaries;

•	total cash compensation (which includes base salary and annual incentive award); and

•	total direct compensation (which includes base salary, annual incentive award and long-term incentive opportunity).
This assessment showed that:

•	The 2013 base salaries for our named executive officers, on average, fell between the 50th and the 75th percentiles of the market;

•	Total cash compensation for our named executive officers, on average, fell between the 50th and the 75th percentiles of the market; and

•	Total direct compensation for our named executive officers, on average, fell between the 50th and the 75th percentiles of the market.
PM&P also assisted the MDCC with a pay-for-performance analysis, which assessed the correlation between our short-term pay (annual incentive award) and short-term performance and our long-term pay and long-term performance relative to the peer groups using 2012 performance data and the 2012 named executive officers. Rather than looking at current compensation opportunities (current salary, target annual incentive award and present value of long-term incentives), this analysis focused on realized or realizable pay in relation to past performance. For 2012, PM&P concluded that Raytheon continued to exhibit alignment between relative pay and relative performance on a short-term basis and delivered pay commensurate with that performance.  It also determined that Raytheon's realizable pay specific to long-term incentive awards provided to all named executive officers as a group was in general alignment with its long-term performance (based on TSR, operating income and net sales growth over the three-year period) relative to its peers, in the aggregate. A similar 2013 pay-for-performance assessment will be performed in 2014 once peer group performance data is available.
The MDCC also periodically reviews the formulas that determine benefits under our retirement plans, perquisites and our severance arrangements so that we can be sure that these plans integrate appropriately into our total compensation strategy. We provide benefits under these plans that are comparable to our peer group companies in order to offer employment packages that attract highly-qualified executives to join us and to keep our compensation competitive in order to retain such executives.
Elements of Our Compensation Program
Our executive compensation program is designed to meet the objectives discussed in the Executive Summary, including tying a significant portion of each executive's compensation to Company and individual performance. As discussed in more detail below, our 2013 program successfully met our pay-for-performance objectives.
Our program consists primarily of the following integrated elements: base salary, annual incentive awards (RBI) and long-term achievement opportunities (LTPP and restricted stock awards), which together make up an executive's total direct compensation in a given year or performance period. The program is rounded out with perquisites and other executive benefits, including retirement and severance benefits.
Allocation of Total Direct Compensation
The MDCC annually reviews the relative mix of our compensation elements to those of the market for comparable positions. Specifically, we review the total direct compensation opportunity (i.e., the sum of salary, target annual and target long-term incentives) in the following categories:

•	Fixed versus variable

•	Short-term versus long-term

•	Cash versus equity-based
See the charts and tables on pages 28 and 29 for a further description of the mix of our compensation elements and the allocations of total direct compensation opportunities for fiscal year 2013.
Just as our shareholders put their money at risk when they invest in our Company, a significant portion of our executives' compensation is at risk, and that risk increases with the executive's level of responsibility. We also balance the short- and long-term focus of our executives and align their interests with those of our shareholders by making sure that a significant portion of their compensation is equity-based and subject to stock price performance. In addition, to reinforce this direct link with shareholders' interests, we require our executive officers to own and retain a meaningful amount of our stock. See page 41 for a discussion of our Stock Ownership and Retention Guidelines.
Base Salary
Base salary is the one fixed component of our executives' total direct compensation that is not at risk based on Company performance and/or stock price variations. The

MDCC reviews the base salaries of our executive officers annually and whenever an executive changes position. Our CEO makes salary recommendations to the MDCC with respect to his direct reports. To maintain competitive levels, we refer to the market median of base salaries for comparable positions in setting our named executive officers' base salaries. However, we also consider the executive's:

•	Experience for the position;

•	Personal contribution to the financial and operational performance of the Company and its businesses; and

•	Contribution in the areas of operational improvements, customer satisfaction, effective management of human resources and "Six Sigma."
These other factors could cause any one executive officer's base salary to be above or below the market median for a comparable position. Annual merit-based salary increases are an integral part of the annual performance management process and are used to reward and reinforce desired behaviors and maintain competitive marketplace positions.
Based on the MDCC's review of market data and the foregoing individual factors, the base salaries in existing roles for our CEO and three of the other named executive officers increased between 3.4% and 4.0% in 2013. In connection with his promotion to the new role as Chief Operating Officer, Mr. Kennedy received an increased base salary that brought him closer to the 50th percentile of the market for his new position. The 2013 base salaries for our named executive officers, on average, fell between the 50th and 75th percentiles of the market.
Annual Incentives
Annual incentive awards provide a direct link between executive compensation and the achievement of financial, operational and individual goals over a one-year period. Unlike base salary, which is fixed, our executives' annual incentive award is at risk based on how well the Company and the executive perform.
We award annual incentives under our Results-Based Incentive (RBI) Plan to focus our executive officers on attaining pre-established annual performance goals. The RBI award for our named executive officers is variable in two respects.

•	First, the funding of an overall RBI incentive pool is dependent on the Company's success in achieving specified financial performance goals, as described below.

•	Second, the size of the executive's RBI payout from the funded pool depends on actual performance against pre-established individual performance objectives, which can be below target or, for exceptional individual performance, as much as 200% of target.
Target Opportunities.  We generally set the target RBI amount for each executive at the median of our peer groups' annual cash incentives for employees in similar positions. In order to encourage and reward extraordinary performance, our RBI awards are structured so that the actual payout under an executive officer's award can approach or exceed the 75th percentile if such executive exceeds individual performance objectives.
We use the sum of target awards to determine the overall funding of the RBI incentive pool, as described below, but the targets are not entirely determinative of what any one participant's actual RBI incentive payout will be.
Funding the RBI Pool.    The pool of available funds to pay our RBI awards is based on the extent to which the Company and our businesses meet or exceed predetermined goals under selected financial metrics, which are set by the MDCC at the beginning of the performance year. Beginning in 2012, the MDCC discontinued use of ROIC as a financial metric for RBI, as discussed in the Executive Summary on page 31, and selected the four financial metrics, weighted as identified below, for purposes of funding an overall pool for the RBI plan:

•	Bookings - 20% - a forward-looking metric that measures the value of new contracts awarded to us during the year and an indicator of potential future growth.

•	Net Sales - 30% - a growth metric that measures our revenue for the current year.

•	Free Cash Flow (FCF) - 20% - a measure of the cash that is generated in a given year that we can use to make strategic investments to grow our businesses or return to our shareholders.

•	Operating Income from Continuing Operations - 30% - a measure of our profit from continuing operations for the year, before interest and taxes, and after certain non-operational adjustments.
FCF and Operating Income from Continuing Operations are non-GAAP financial measures and are calculated as follows:

•
FCF is operating cash flow from continuing operations less capital spending and internal use software spending, excluding the impact of changes to cash flow from pension and post-retirement benefits-related items and other similar non-operational items.

•	Operating Income from Continuing Operations is operating income from continuing operations, excluding the FAS/CAS pension and post-retirement benefits expense/income and, from time to time, certain other items.
Considered in the aggregate for 2013, the four metrics were strong indicators of our overall performance and our ability to create shareholder value. These measures were balanced among long-term and short-term performance, growth and efficiency and have been aligned with our business strategies. For example, we continue to focus on growing our business in core defense and new markets, both domestic and international, and we expect our success in this area to be reflected in our bookings in the shorter-term and net sales in the longer-term. In addition to growing our business, we maintain a strong focus on program execution in order to maximize operating income and cash.
For each financial metric, we set a specific target performance goal and a defined performance range around the target. The performance range consists of a threshold - or minimum performance level - and a maximum performance level. If the threshold performance level for a financial metric is not achieved, then we do not allocate funds to the RBI funding pool based on that metric. Funding of the pool for any one metric is capped once performance achieves or exceeds the maximum performance level set for that metric. We also establish a funding range around the target for each financial metric of 75% to 150% of target. If Company performance falls within the performance range (e.g., between the threshold and maximum performance levels), the funding amount is based on the corresponding funding range. A total Company RBI funding percentage is determined based on the overall performance of the Company against each of these financial metrics. The RBI payouts to all of our named executive officers, including those who are leaders of individual businesses, are based on the total Company RBI funding percentage. In addition to the financial metrics, the MDCC has given our CEO the authority to increase or decrease funding of the RBI pool based on an assessment of an individual business' performance on criteria such as customer satisfaction, growth, people and productivity.
The following table summarizes the performance target, and the corresponding total Company RBI funding percentage, for 2013:

Financial Metric	Performance Target	RBI Funding
Bookings	$23.44B	86.0%
Net Sales	$23.82B	98.8%
Free Cash Flow	$1.70B	115.3%
Operating Income from Continuing Operations	$2.95B	120.5%
Overall Funding Level %		106.0%
The Company had a solid operating performance in 2013. We exceeded target on two of the four metrics, nearly achieved target for net sales and fell below target for bookings, resulting in a total Company RBI funding percentage of 106%.

The RBI financial metric targets for a performance year are based on our annual operating plan for that year. The annual operating plan represents management's view of the expected performance of the Company as a whole and its individual businesses for the coming year based on identified challenges, risks and opportunities. The annual plan is built using a rigorous "bottom up" approach. Each business' proposed plan is carefully considered and scrutinized by management through multiple reviews. Often management requires the businesses to increase or "stretch" their plan financial targets and incorporate other changes. Based on the annual plans of the businesses, management prepares the Company's annual operating plan which is finalized after review, assessment and approval by the Board. In addition, consistent with past practice, Company performance against these financial metric targets, which are established at the beginning of the year and based on anticipated operational performance during the year, is adjusted to account for the impact of certain matters not factored into the annual operating plan, such as acquisitions and dispositions that occur after the applicable targets are established, and certain non-operational items.
Individual Performance Objectives.    Individual performance is directly reflected in an executive's RBI award. While combined Company and individual business performance determines funding of the overall RBI pool, individual RBI awards reflect an assessment of an executive's contribution to our achievement of the financial performance goals, as well as the executive's achievement of individual performance objectives. If an executive under-performs in relation to his objectives, his RBI award could fall below the funded target level or even be zero if threshold performance is not achieved. On the other hand, an executive who exceeds his performance objectives could receive up to 200% of target.
Individual performance objectives are established annually in writing for executive officers and are primarily comprised of quantifiable objectives with some subjective measures also included. In the case of our CEO, at the beginning of a review period, the MDCC recommends, and the full Board (excluding the CEO) approves, a statement of the CEO's objectives. In connection with his annual performance evaluation, our CEO provides to the MDCC a written self-appraisal, assessing his performance against these objectives. The MDCC discusses the CEO's performance and provides a preliminary performance evaluation. The MDCC's preliminary evaluation is then discussed with all of the independent directors in an Executive Session of the Board, at which time each Director has an opportunity to provide input. Based on this evaluation, the MDCC recommends, and the full Board (excluding the CEO) approves, the CEO's RBI award and other compensation. The CEO receives performance feedback directly from the Lead Director and the Chair of the MDCC.
A similar process is followed for the named executive officers other than the CEO. In the case of the other executive officers, our CEO provides input to the MDCC both with regard to the establishment of performance objectives and the determination of the extent to which objectives are met.
Examples of individual performance objectives for our named executive officers for 2013 include:

•	Financial objectives within the individual's business or functional area;

•	Successfully managing human resources and developing a more effective organization within the individual's business or functional area;

•	Improving employee opinion survey results;

•	Achieving exemplary regulatory compliance;

•	Increasing energy efficiency and successfully implementing workplace safety initiatives;

•	Demonstrating effective leadership behaviors; and

•	Promoting a culture of innovation through respect and inclusion.
This individual assessment promotes accountability for each executive's performance and helps differentiate our executives' compensation based on performance. Thus, while the target incentive award for each executive is set with reference to the marketplace median for his position, in order to encourage and reward extraordinary performance, our RBI awards are structured so that the actual payout under an executive officer's award can approach or exceed the 75th percentile if such executive exceeds his individual performance objectives.
Based on Company, business and individual performance in 2013, our named executive officers, other than Mr. Crowley, received RBI amounts that were above the funded RBI target level. A summary of our named executive officers' 2013 performance follows:
William Swanson
Mr. Swanson, as Chief Executive Officer, continued to provide strong, steady and effective leadership with a focus on operating performance, program execution, productivity and shareholder returns. In 2013, in a challenging environment, Raytheon successfully completed a consolidation of its businesses from six to four, maintained a strong balance sheet, delivered solid operating results and performed well against its business plan. The Company also continued to execute successfully on its strategic focus on growing its international business, to help offset the challenging domestic business environment. In 2013, the Company increased its international bookings by 10% and grew its international sales by 3%. The Company’s performance drove significant shareholder value, with the Company’s stock price surpassing its previous all-time high and total shareholder return for 2013 considerably outperforming the S&P 500. Under Mr. Swanson's leadership, the Company continued to be recognized as a well-managed company by investors and customers highlighted by significant competitive wins during the year, including the Air and Missile Defense Radar (AMDR) next generation radar system, the Next Generation Jammer (NGJ) electronic warfare solution, and a ground-based air defense system for Oman.
In 2013, Raytheon continued to be a leader in the areas of corporate governance, corporate responsibility and leadership development. Raytheon was recognized for the ninth year by the Human Rights Campaign (HRC) Corporate Equality Index with a score of 100 percent and received HRC's Best Place to Work designation. Raytheon also continued to be a leader in the industry in health and safety, and the Company’s efforts in sustainability were recognized through EPA Climate Leadership and Energy Star Sustained Excellence awards.
On January 15, 2014, Mr. Swanson notified the Board of Directors that he would step down from his position as Chief Executive Officer effective March 31, 2014. At the Board’s request, Mr. Swanson will continue as Chairman of the Board while the Company completes the transition to the new CEO.
Thomas Kennedy

In April 2013, after successfully serving as President of the Company’s Integrated Defense Systems (IDS) business, Mr. Kennedy was promoted to the role of Executive Vice President and Chief Operating Officer. As the Company’s COO, Mr. Kennedy led the successful consolidation of Raytheon’s businesses from six to four, and managed day-to-day operating activities, while contributing to the Company’s long-range planning and customer engagement strategies. As a result of the business consolidation, Raytheon streamlined operations, increased productivity and achieved stronger alignment with customer priorities. The consolidation was implemented with minimal business disruption and ahead of schedule and was well-received by Raytheon customers. Mr. Kennedy also promoted engagement with domestic and international customers and continued to drive Raytheon’s growth objectives. On January 15, 2014, our Board of Directors elected Mr. Kennedy to the Board and announced that he would succeed William H. Swanson as Chief Executive Officer effective March 31, 2014.
David Wajsgras

Under Mr. Wajsgras’ leadership as Chief Financial Officer, the Company delivered solid financial performance in a challenging business environment, exceeding its 2013 goals with respect to operating income and earnings per share from continuing operations, FCF and ROIC. The Company delivered industry-leading operating margins (adjusted). The Company’s performance in these areas was attributable in part to the Finance organization’s leadership role in efficiency initiatives, including cash cycle and supply chain productivity actions, Company-wide cost reduction efforts and real estate consolidations. Mr. Wajsgras, along with other industry executives, worked closely with various customers to address and resolve important industry issues relating to performance based payments and contractor compensation. In addition, Mr. Wajsgras' leadership in strategy development has and is expected to continue to drive value creating business opportunities. Further, the Company continued to engage and communicate with investors, conducting investor relations meetings extensively across the country and globally in 2013.
Jay Stephens
As General Counsel and Corporate Secretary, Mr. Stephens contributed to the Company's successful performance in 2013 by providing both leadership for legal and regulatory affairs, ethics and compliance programs, and corporate governance activities, as well as broad-based business guidance beyond the traditional role of General Counsel. He continued to guide the Company's governance and compliance practices, further advancing Raytheon’s position as a leader in corporate responsibility and sound, contemporary corporate governance. Mr. Stephens continued to pursue active and extensive engagement with shareholders on governance and executive compensation matters. Mr. Stephens also continued to successfully manage the Company’s risk profile with respect to a wide range of legal and regulatory matters. He provided balanced judgment and effective business counseling to the Board and senior management during the Company’s business consolidation and organizational transition. He also led the development and roll-out of the Company’s cross-functional Anti-Corruption Sustainment program, and the restructuring of the Company’s Export-Import organization promoting its effectiveness. Under Mr. Stephens' leadership, the Company achieved the aerospace industry’s best safety incident record in 2013. In addition, Mr. Stephens was named by the Legal 500 organization as one of the 100 best in-house legal counsel in the United States.
Daniel Crowley

In April 2013, Mr. Crowley transitioned to a new role as President of the IDS business. He focused on driving the implementation of the business consolidation at IDS, including the integration of product lines and the generation of business synergies and cost efficiencies, while also driving strong IDS financial performance. Mr. Crowley positioned IDS to continue its focus on the international marketplace, while simultaneously maintaining a strong domestic presence. Under his leadership, IDS was awarded a contract for Air and Missile Defense Radar (AMDR), the U.S. Navy’s next generation radar system for its Arleigh Burke-class DDG-51 Flight III destroyers, and several significant international contract awards, including a $1.3 billion contract for a ground-based air defense system for Oman.

At the end of the year, our CEO recommends to the MDCC the RBI awards for our executive officers other than himself. The full Board of Directors (excluding the CEO) approves all of our named executive officers' annual RBI awards, based on a recommendation from the MDCC. The 2013 Grants of Plan-Based Awards table on page 50 shows the threshold, target and maximum RBI awards that each of our named executive officers was eligible to receive for 2013. Their actual RBI awards earned for 2013 are shown in the "Non-Equity Incentive Plan Compensation" column of the Summary Compensation Table on page 46. The average 2013 RBI payments to our named executive officers approximated the 75th percentile of the market.
Long-Term Incentives
Our long-term incentive opportunities reward Company leaders and assist with the retention of these leaders. By aligning financial rewards with the economic interests of our shareholders, leaders are encouraged to work toward achieving our long-term strategic objectives. Our named executive officers receive long-term incentive awards in the form of performance-vesting restricted stock units pursuant to our Long-Term Performance Plan (LTPP) and restricted stock awards that vest on a specified time schedule. While we do not follow a formula allocation as between the two forms of long-term incentives, we more heavily weight the performance-based awards under the LTPP.
We target our named executive officers' long-term incentives, on average, between the 50th and 75th percentiles of the market for long-term incentives for employees in similar positions. The 2013 Grants of Plan-Based Awards table on page 50 shows the LTPP and restricted stock awards that were granted to each of our named executive officers for 2013.
LTPP.    We award performance-based restricted stock units pursuant to the LTPP under our 2010 Stock Plan to encourage both retention and targeted performance. The LTPP provides awards of restricted stock units that vest at the end of a three-year performance cycle based upon the achievement of specific pre-established levels of Company performance. Stock units may be settled in our common stock or in cash, at the discretion of the MDCC. The LTPP awards are granted annually in independent over-lapping three-year cycles, which provides continuity of opportunity and marketplace consistency.
The performance goals for the 2013-2015, 2012-2014, and 2011-2013 performance cycles are based on the following weighted metrics:

Performance Cycle	ROIC	CFCF	TSR	Total
2013-2015	50%	25%	25%	100%
2012-2014	50%	25%	25%	100%
2011-2013	50%	25%	25%	100%
We have used the same performance metrics since 2006 and the same weightings since 2007. In each case, the goals are independent and additive, which means that if we miss the threshold performance as to one measure, no credit would apply to that element, but could be made up for by above-target performance in another area.

•	Return on Invested Capital (ROIC) measures how efficiently and effectively we use capital.

•
Cumulative Free Cash Flow (CFCF) measures, on a cumulative basis, the cash that is generated over the three-year performance cycle, which we can use to make strategic investments to grow our businesses or return to our shareholders. The calculation of CFCF is essentially the same as the FCF calculation described above under the discussion of the RBI plan.

•
Total Shareholder Return (TSR) compares our stock price appreciation, including reinvested dividends, over the performance period to our peers' stock performance over the same period and provides a percentage ranking.

Like CFCF and TSR, ROIC is a non-GAAP financial measure and is calculated as follows:

•
ROIC is (a) (i) income from continuing operations, excluding (ii) the after-tax effect of the FAS/CAS pension and post-retirement benefits expense/income and, from time to time, certain other items, plus (iii) after-tax net interest expense plus (iv) one-third of operating lease expense after-tax (estimate of interest portion of operating lease expense) divided by (b)(i) average invested capital after capitalizing operating leases (operating lease expense times a multiplier of 8), adding (ii) financial guarantees, less net investment in discontinued operations, and adding back (iii) the liability for defined benefit pension and other post-retirement benefit plans, net of tax and excluding (iv) other similar non-operational items. Such calculation also includes certain variations due to averaging the metric over the three-year performance cycle.

In 2011, we adjusted the ROIC definition from the prior year's definition to exclude any change from pension contributions. This adjustment eliminates all of the non-operational pension impact from the calculation in order to more clearly reflect the underlying business performance.
We selected these three non-GAAP financial performance measures because they are good indicators of the Company's overall performance and, we believe, lead to the creation of long-term value for our shareholders. They also reflect input from our investors. For example, CFCF is a useful measure because our ability to generate cash efficiently will continue to be critical to our ability to fund our operations, grow our business, prudently manage our debt levels, and, going forward, will be useful in the development of technology and making acquisitions to meet our strategic objectives.
We use comparative TSR as one of our metrics because investors recognize it as an appropriate measure to incentivize executives. We use the core peer group rather than the broader peer group for this comparison because the TSR of our peer aerospace and defense companies is more relevant to our performance. However, our comparative TSR performance may be impacted by a number of factors not necessarily related to our performance. For example, the TSR of our peer companies may be impacted by extraordinary events on financial results, or may be impacted differently by economic and business factors due to their different mixes of commercial and defense businesses. Due to the acquisition of Goodrich Corporation by United Technologies Corporation in 2012, Goodrich was not included in the TSR calculation for the performance cycles completed in 2012 and 2013.
In setting the performance levels for each of these metrics in the LTPP, we start with our five-year financial plan. The five-year plan represents management's long-term view of the potential performance of the Company for such period, based on identified future challenges, risks and opportunities, and is reviewed by the Board of Directors. We take the three relevant years within the five-year strategic plan and derive a three-year set of financial targets. This set of targets is reviewed by the MDCC and is used for setting the three-year LTPP target performance metrics. The LTPP targets are established at the beginning of each three-year cycle when the performance results are uncertain. We do not make changes in the LTPP targets as a result of subsequent revisions to our business projections. However, due to the recent and continuing environment of economic and industry uncertainty, and the challenges of setting three-year performance targets in this environment, the MDCC has provided for the possibility of adjustments to performance for the 2011-2013, 2012-2014, 2013-2015 and 2014-2016 LTPP performance cycles. Such potential adjustments are intended to take into account differences between the conditions reasonably assumed when metrics were established and the actual conditions that might take place during such performance cycles. The conditions are regarded as largely outside the control of the Company and generally relate to Department of Defense budget and contract award uncertainties and, for certain performance cycles, the timing of international contract awards. The potential adjustments were predetermined using clearly articulated objective criteria established at the time of the MDCC's approval of the performance metrics for the respective plan period and made subject to a cap. The performance criteria are not subject to further adjustment, although the MDCC retained discretion to adjust awards downward in compliance with Section 162(m) of the U.S. Internal Revenue Code.
Given that the LTPP financial metric targets are long-term estimates of potential Company performance, it is difficult to predict accurately whether they will be met as the Company's performance during the period will be impacted by a wide range of known and unknown factors, including geo-political events, macroeconomic conditions and other matters beyond our control. As a result of these factors, it is too early to tell how our future financial performance will affect future LTPP awards.
The following table summarizes our performance in the three performance metrics and the corresponding funding for such metrics for the 2011-2013 LTPP award cycle.

Performance Metric and Weighting	Performance Against Targets	Metric Funding
CFCF (25%)	$6,132 million (pre-established target of $5,171 million and maximum of $6,671 million)	37.5%
TSR (25%)	Ranked fourth within our core peer group (with funding dependent on our relative rank compared to our core peer group of 10 companies, including ourselves)	33.3%
ROIC (50%)	14.55% (pre-established target of 13.61% and maximum of 15.36%)	75.0%

		145.8%
Target levels on all three metrics were exceeded, resulting in a combined factor of 145.8% of target being earned and paid out in shares of common stock for the 2011-2013 award cycle. The final ROIC and CFCF performance was based on the ROIC and CFCF metrics with the predetermined adjustment condition in the 2011-2013 LTPP relating to the Department of Defense budget as described above, without any further adjustment by the MDCC.
Restricted Stock.    Restricted stock awards with time-based vesting schedules provide a strong retentive complement to the LTPP, while still keeping focus on creating shareholder value. Restricted stock awards also encourage executive officers to manage the Company from the perspective of an owner with an equity stake in our business. Restricted stock awards granted to our named executive officers in 2013 vest in three equal tranches on each of the second, third and fourth anniversaries of the grant date, provided, other than as noted below, the executive is then still employed by the Company. The two-year vesting period for the first tranche, and the four-year vesting period for the entire award, are effective ways to promote retention of our executives. In 2004, we changed the primary form of our broad-based equity compensation from stock options to restricted stock. There have been no stock options granted since 2005.
In 2013, the MDCC determined that future time-based awards to retiree-eligible employees, who have attained the age of 60 with at least ten years of service with the Company, including eligible executive officers, will generally be in the form of restricted stock units that continue to vest (but do not accelerate) on the scheduled vesting dates into retirement, subject to the employee's compliance with certain post-employment covenants, including non-competition and non-solicitation. In making this determination, the MDCC received input from PM&P and assessed a number of considerations, including peer company practices, uncertainties in the aerospace and defense industry and organizational changes.
Stock Ownership and Retention Guidelines
To reinforce our culture and expectation of long-term share ownership, we have implemented stock ownership guidelines for our elected officers. (See the following table.) In 2013, the guidelines were amended to increase the threshold ownership requirements for our CEO and elected Vice Presidents, and to create a new requirement for our new COO role. These guidelines are designed to ensure sustained, meaningful executive share ownership, align executive long-term interests with shareholder interests, and demonstrate our officers' commitment to enhancing long-term shareholder value. The MDCC regularly reviews the requisite ownership levels, as well as attainment of these ownership levels, by our elected officers. As of December 31, 2013, each of our named executive officers had met or exceeded his stock ownership requirements.

Stock Ownership and Retention Guidelines for Elected Officers

Ownership Guidelines	•	CEO:	6 x base salary
	•	COO:	4 x base salary
	•	Senior Vice Presidents:	3 x base salary
	•	Business Presidents:	3 x base salary
	•	Other Elected Vice Presidents:	2 x base salary

Time to Meet Requirements	•	5 years from date on which guidelines become applicable to the officer.
	•	Officers may not dispose of Company stock until attaining ownership thresholds and thereafter must maintain specified ownership levels.

Policy Against Hedging with Respect to Company Stock
To assure alignment with the long-term interests of our other shareholders, under the Company's Insider Trading Policy, our officers, as well as other employees and non-employee directors, may not engage in short sales of Company stock or transactions in any derivative of a Company security, including, but not limited to, puts, calls and options (other than the receipt and exercise of options that might be granted by the Company pursuant to a Company compensation plan), nor in any type of hedging or similar monetization transaction that would permit the holder to own Company securities without the full risks and rewards of ownership.
Perquisites and Other Executive Benefits
While a relatively small portion of our executives' total direct compensation opportunities, perquisites and other executive benefits are important to ensure competitiveness at the senior leadership level. Under our executive perquisite policy, we provide our executive officers a car allowance, financial planning services, executive physicals and life insurance coverage benefits. We also provide other perquisites to certain executives in limited circumstances due to our security and personal safety requirements. Individually and in the aggregate, the perquisites we provide to our named executive officers are comparable in scope to those provided by the companies in our peer groups, particularly in the core peer group of aerospace and defense companies. In 2012, we changed our perquisites policy to transition all car leases to car allowances as leases terminate. All executives have now transitioned from leased vehicles to car allowances. In 2011, we also eliminated the following perquisites previously provided to certain executives after a separation: car allowances, excess liability insurance, financial planning services and executive physicals.
Retirement Benefits and Deferred Compensation
Retirement Benefits.    Retirement benefits also fulfill an important role within our overall executive compensation objective because they provide an element of financial security that promotes retention. Our retirement program, including the amount of benefit, is comparable to those offered by the companies in our peer groups and, as a result, ensures that our executive compensation remains competitive.
We maintain the following broad-based retirement plans in which our named executive officers are eligible to participate, along with a majority of our employees:

•	the Raytheon Savings and Investment Plan (RAYSIP), a tax-qualified defined contribution retirement plan (401(k) plan);

•	the Raytheon Company Pension Plan for Salaried Employees, a tax-qualified, defined benefit pension plan that covers most of our salaried employees and executive officers, including Messrs. Swanson, Wajsgras and Stephens; and

•
the Raytheon Non-Bargaining Retirement Plan, a tax-qualified, defined benefit pension plan that covers most of the people who became Raytheon employees when Raytheon merged with Hughes Aircraft in 1997, including Mr. Kennedy.

We also maintain the Raytheon Excess Pension Plan for employees who qualify, including our named executive officers other than Mr. Crowley. The Raytheon Excess Pension Plan is a nonqualified excess pension plan which provides benefits that would have been provided to a participant under the tax-qualified pension plan but for compensation limits imposed under the U.S. Internal Revenue Code (IRC).
We also sponsor the tax-qualified Retirement Income Savings Program (RISP) within RAYSIP. Employees who joined the Company after December 31, 2006 are eligible for RISP, in lieu of one of our defined benefit pension plans. Participation begins after one year of employment. Raytheon contributes from 2.5% to 9% of eligible compensation to the participant's RISP account based on date of hire, age on date of hire and years of service. Participants direct the investment of their RISP account from among RAYSIP's investment options. For participants in the tax-qualified RISP, we also maintain the nonqualified RISP within the Deferred Compensation Plan (as discussed below) for contributions on compensation over the IRC compensation limit. Participants vest in the tax-qualified and nonqualified RISP accounts after three years of service to the Company. Mr. Crowley is the only named executive officer who was not with the Company as of December 31, 2006 and, as such, is the only one who participates in RISP.
In addition, certain senior executives, including our named executive officers, are eligible to participate in the Raytheon Company Supplemental Executive Retirement Plan (SERP). The SERP is designed to replicate, but not exceed, the retirement benefit that a mid-career person joining the Company would achieve under the qualified and excess pension plans had such person begun his or her career with Raytheon. The SERP benefit (up to 50% of final average earnings for a participant who retires after age 60 with at least 15 years of service to the Company) is offset by amounts payable under our other Company pension plans, any prior employer plan, Social Security and, in the case of Mr. Crowley, the annuity value of his account in the RISP.
Mr. Swanson and Mr. Kennedy will not receive a payment under the SERP because of their longstanding service with Raytheon (42 years for Mr. Swanson and 30 years for Mr. Kennedy). Were either of them to retire, their pension benefit under the formula in our qualified and excess pension plans exceeds the maximum 50% of final average earnings that the SERP would provide. Because the SERP has offsets for the pension plan benefits, there would be no excess benefit payable under the SERP. Our other named executive officers could be eligible for SERP benefits, depending on when they retire.
Each of the above retirement plans, including the SERP, is described in more detail under the heading "Pension Benefits" beginning on page 56.
Deferred Compensation Plan.    We maintain the Raytheon Deferred Compensation Plan under which a select group of management or highly compensated employees, including our named executive officers, may elect to defer up to 50% of their salary and up to 90% of their annual RBI plan awards and receive tax-deferred returns on those deferrals. The account balances in this plan are unfunded and represent money that the participants have previously earned and voluntarily elect to defer in order to accumulate tax-deferred returns. Plan participants can allocate their account balances among substantially the same investment options available under our qualified RAYSIP, which also accumulate on a tax-deferred basis. We make a matching contribution of up to 4% of deferrable compensation. In addition, for participants in the tax-qualified RISP, we make contributions from 2.5% to 9% of compensation over the IRC compensation limit. The provision of this deferral opportunity is a competitive practice in the marketplace. For more information on our Deferred Compensation Plan, see "Nonqualified Deferred Compensation" on page 58.
Severance Pay Arrangements
Our employees, including our named executive officers, are employees at-will and do not have long-term employment contracts with the Company. The at-will employment status of our employees affords us the necessary flexibility to remove employees when appropriate under the circumstances. However, in order to retain and attract highly-qualified executives who may otherwise desire the protection of long-term employment contracts, we offer specified severance benefits under our executive severance guidelines. Such benefits provide protection for our executives who, upon joining the Company, may forfeit substantial pay and benefits earned from a previous employer. For our named executive officers, other than Messrs. Kennedy and Crowley, the severance benefits under these guidelines provide a multiple of base salary and target annual incentive award (2.99 for our CEO and 2.0 for the other named executive officers) and continuation of welfare benefit and pension plans, other than the SERP, for 3 and 2 years, respectively. In 2009, we changed our guidelines prospectively for new officers first elected on or after January 1, 2010, such as Messrs. Kennedy and Crowley, to reduce these multiples to 2.0 for the CEO and 1.0 for other officers. At the same time, we also eliminated the following post-separation perquisites previously provided to certain executives: car allowances, excess liability insurance, financial planning services and executive physicals.
Separate from our executive severance guidelines, we have change-in-control agreements with our executive officers that have been reviewed and approved by the MDCC. Changes in corporate control are often accompanied by changes in the corporate culture and job losses, especially at executive levels. If a transaction affecting corporate control of Raytheon were under consideration, we expect that our executives would naturally be faced with personal uncertainties and distractions about how this might affect their continued employment by the Company. By entering into change-in-control agreements before any such transaction is contemplated, we hope to focus our executives' full attention and dedication on our shareholders' best interests, despite any threatened or pending change-in-control, and to encourage our executives to stay with the Company until the transaction is completed. The agreements do this by providing a meaningful severance benefit in the event that a change-in-control occurs and, within the 24 months after the change-in-control, the executive is either terminated without cause or resigns due to a material reduction in compensation or a material change in the executive's job duties without his consent. These agreements are not intended to provide a windfall to our executives occasioned by a change-in-control. The agreements provide for a "double trigger" such that an executive would only receive severance benefits upon a qualifying termination following a change-in-control, and not simply upon a change-in-control. Furthermore, any benefit received by an executive under a change-in-control agreement would be reduced by the severance benefit he or she may earn under our severance guidelines as described above, so that there would be no duplication of benefits.
Our change-in-control agreements no longer provide tax gross-up protection for excise taxes that might apply in the event of a change-in-control. We have also eliminated the following perquisites upon a qualifying termination within 24 months after a change-in-control: car allowances, excess liability insurance, financial planning services and executive physicals. Our severance programs, including the conditions under which such benefits are triggered and the amount of such benefits, are comparable to those provided by the companies in our peer groups. The MDCC's independent consultant has confirmed that our change-in-control and other severance arrangements are competitive in our industry. For more information on our executive severance policy and the terms of our change-in-control agreements, see "Potential Payments Upon Termination or Change-in-Control" beginning on page 59.
Enhancements in Governance
In recent years, the Company has adopted a number of important governance enhancements related to its executive compensation program. In 2013, the Board amended its Governance Principles to increase the multiple of base salary necessary to satisfy our stock ownership guidelines applicable to the CEO from 5.0 to 6.0, while also increasing the multiple applicable to certain other categories of elected officers. Also in 2013, the MDCC revised the guidelines applicable to change-in-control agreements to reduce the multiple of base salary and target annual incentive award to be provided under such agreements from 3.0 to 2.0 for those executive officers, other than the CEO, first hired or appointed as an officer on or after July 31, 2013.
In 2009, the MDCC adopted a formal policy to ensure that it will continue to receive independent and unbiased advice and analyses from its compensation consultant. At the same time, the Board made related amendments to the MDCC charter to require an annual MDCC assessment of the independence of its outside compensation consultant and the pre-approval of any services proposed to be provided by such consultant to the Company. Early in 2013, both the policy and the charter were amended to incorporate new NYSE standards effective on July 1, 2013 establishing the specific independence factors which must be considered before selecting any compensation committee adviser. The policy, as amended, requires the MDCC to assess annually the independence of its compensation consultant, considering all relevant factors including those enumerated in the NYSE standards and, further, prohibits the consultant from providing certain services either to our executive officers and directors, personally, or to the Company (other than the MDCC). The services to the Company subject to this prohibition are advice to management related to executive and director compensation, employee compensation and employee benefits.
As part of the independence assessment mandated by the policy, the MDCC reviews any services proposed to be provided by the consultant to the Company not otherwise prohibited under the policy and considers whether the provision of such non-MDCC services to the Company will impair the consultant's independence. Such non-MDCC services may be provided only with the MDCC's pre-approval. Additionally, as a guideline to avoid any actual or perceived conflict of interest or bias, the policy limits the fees paid by the Company for such non-MDCC services to no more than 1% of the consulting firm's annual gross revenues.
The Board amended the Company's Governance Principles in 2008 to add a Restatement Clawback Policy. This policy gives the Board the right to recover RBI payments, LTPP awards and restricted stock awards made on or after January 1, 2009 to any elected officer, to the extent that such payments or awards were inflated due to erroneous financial statements substantially caused by the executive's knowing or intentionally fraudulent or illegal conduct. The policy is designed to maximize the likelihood that the Company will be successful if it seeks to recover the portion of an executive's incentive compensation attributable to inflated financial results caused by the executive's malfeasance.
The Board amended the Governance Principles in 2009 to clarify stock retention requirements in the Stock Ownership and Retention Guidelines. The clarifications implement existing Company policy under which executive officers and directors may not dispose of Company stock until attaining ownership thresholds and thereafter must maintain specified ownership levels. In 2011, the Board revised the stock ownership guidelines applicable to directors to provide that each director is expected to own shares of Company stock with a market value of at least four times the cash component of the director's annual retainer for service on the Board. In 2013, the Board further revised the stock ownership guidelines applicable to officers to provide increased ownership thresholds for our CEO, COO and elected vice presidents.
The Board also amended the MDCC charter in 2009 to formalize the practice and responsibility of the MDCC to review succession plans for the CEO, executive officers and other elected officers of the Company and career development plans for elected officers and other key employees.
Other Considerations
Tax Considerations.    Under Section 162(m) of the U.S. Internal Revenue Code, there is a limit of $1,000,000 on the amount of compensation that we may deduct in any one year with respect to compensation paid to certain of our named executive officers. However, qualified performance-based compensation will not be subject to the deduction limit if specified requirements are met. To maintain flexibility in compensating our executives, the MDCC reserves the right to use its judgment to authorize compensation payments that may be subject to the limit when the MDCC believes that such payments are appropriate. Accordingly, certain components of our executive compensation program are designed to be qualified performance-based compensation under Section 162(m) while others are not.
In 2006, the MDCC determined that compensation paid pursuant to awards under the LTPP, starting with our LTPP awards made for the 2006-2008 performance cycle, should generally be structured with a goal that they be tax deductible pursuant to Section 162(m). As a result, we obtained shareholder approval of the performance goals that may be used with respect to the LTPP at our 2006 annual meeting of shareholders, and we operate the LTPP intending to comply with the Section 162(m) exemption. The MDCC again made this determination with respect to the 2010 Stock Plan which was approved by the shareholders at the 2010 Annual Meeting of Shareholders.
However, neither our annual RBI awards nor our time-based restricted stock awards are eligible for the performance-based compensation exemption from Section 162(m). In the case of our RBI awards, we believe that the ability to exercise judgment about our executives' individual performance in certain areas that do not easily lend themselves to specific objective measurement, such as effective management of human resources, ethical business behavior and leadership competencies, outweighs the cost to us of the loss of a tax deduction imposed by the limits of Section 162(m).

Other Considerations.    Many of our government contracts are cost-reimbursable contracts under which we are reimbursed for our allowable costs. These types of contracts are subject to special regulations about what are and are not allowable costs, which we sometimes take into consideration in structuring our compensation program. For example, since compensation in the form of time-based restricted stock is an allowable cost and stock options are not, in 2004 we began to use consistently restricted stock awards in our executive compensation program rather than stock options.
Equity Grant Practices
Historically, we have not timed the grant of equity awards to coincide with, precede or follow the release of material non-public information. We have an internal policy on equity grant practices, approved by the MDCC, which provides, among other things, that equity awards shall be approved only at regularly scheduled meetings of the MDCC or Board, that equity awards granted to new employees or directors or promoted employees shall be considered by the MDCC or Board at a regularly scheduled meeting subsequent to the hire or promotion date, and that equity awards shall not be granted with a retroactive effective date.
Agreed-Upon Procedures on Compensation Tables
As part of the Company's annual governance procedures, our independent registered public accounting firm is engaged to perform certain agreed-upon procedures determined by the Company and the Audit Committee of our Board, with respect to the information provided in the compensation tables related to the named executive officers.

MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE REPORT

The Management Development and Compensation Committee is comprised entirely of independent directors. The Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K. Based on such review and discussions, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by the Management Development and Compensation Committee
William R. Spivey, Chairman,
James E. Cartwright, Ronald L. Skates and Linda G. Stuntz
The above report of the Management Development and Compensation Committee does not constitute soliciting material and shall not be deemed to be incorporated by reference into any other filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, including by any general statement incorporating this proxy statement, except to the extent we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.

Summary Compensation Table
The following table sets forth the compensation for each of our named executive officers in all capacities for the fiscal years ended December 31, 2011, 2012 and 2013, other than Mr. Kennedy who first became a named executive officer in 2013.
The table below was prepared in accordance with SEC requirements. The total compensation presented below does not necessarily reflect the actual total compensation received by our named executive officers or the Company's view of their total compensation opportunities in 2011-2013. More specifically, the amounts under "Stock Awards" do not represent the actual amounts paid to or realized by our named executive officers for these awards during 2011-2013 and simply represent the aggregate grant date fair value of awards granted in those years for financial reporting purposes. The Long-Term Performance Plan awards are subject to future Company performance and, like the restricted stock awards, are subject to future vesting periods. Likewise, the amounts under "Change in Pension Value and Nonqualified Deferred Compensation Earnings," which represent the change in the actuarial present values of such officers' accumulated pension benefits based on the same assumptions we use for financial reporting purposes, do not reflect amounts paid to or realized by our named executive officers during 2011-2013, nor does the MDCC consider such changes in pension benefits as an element of its annual compensation decisions. For information regarding the named executive officers' compensation opportunities in 2011-2013, see our supplemental table on page 30 in "Compensation Discussion and Analysis." The supplemental table is not a substitute for the required table below.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation(2)($)	Change in Pension Value and Non- qualified Deferred Compensation Earnings(3)(4) ($)	All Other Compensation(5)($)	Total ($)
William H. Swanson	2013	$1,463,456	$—	$11,555,135	$—	$3,500,000	$—	$627,663	$17,146,254
Chairman and Chief Executive Officer	2012	1,414,421	—	11,346,745	—	3,400,000	2,416,710	446,160	19,024,036
	2011	1,369,704	—	10,290,873	—	3,000,000	1,770,447	439,546	16,870,570

Thomas A. Kennedy	2013	$664,017	$—	$3,318,290	$—	$1,200,000	$2,415,847	$142,436	$7,740,590
Executive Vice President and Chief Operating Officer

David C. Wajsgras	2013	$901,434	$—	$2,571,068	$—	$1,100,000	$218,627	$158,674	$4,949,803
Senior Vice President and Chief Financial Officer	2012	871,800	—	2,429,367	—	1,000,000	600,782	138,098	5,040,047
	2011	844,245	—	2,318,452	—	865,000	477,304	131,395	4,636,396

Jay B. Stephens	2013	$788,926	$—	$2,265,579	$—	$1,000,000	$—	$120,986	$4,175,491
Senior Vice President, General Counsel and Secretary	2012	762,979	—	2,227,106	—	950,000	856,563	122,096	4,918,744
	2011	738,863	—	2,167,063	—	755,000	713,881	120,110	4,494,917

Daniel J. Crowley	2013	$717,262	$—	$2,518,343	$—	$750,000	$—	$263,016	$4,248,621
Vice President, and President, Integrated Defense Systems	2012	691,028	—	2,178,258	—	575,000	—	118,595	3,562,881
	2011	667,000	—	2,067,765	—	500,000	—	117,231	3,351,996
___________

(1)
Amounts represent the aggregate grant date fair values of restricted stock and Long-Term Performance Plan (LTPP) awards granted in 2013, 2012 and 2011, respectively, in accordance with the accounting standard for share-based payments, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. Values for LTPP awards, which are subject to performance conditions, are computed based upon the probable outcome of the performance conditions as of the grant date of such awards. The values of the 2013-2015 LTPP awards at the grant date of such awards, assuming the highest level of performance conditions will be achieved during the three-year performance cycle, are as follows: Mr. Swanson - $13,710,328; Mr. Kennedy - $2,636,639; Mr. Wajsgras - $2,742,090; Mr. Stephens - $2,531,188; and Mr. Crowley - $2,636,639. For more information on potential payouts under the 2013-2015 LTPP awards, see "2013 Grants of Plan-Based Awards" on page 50.

The grant date fair values of restricted stock awards are based on the stock price on the date of grant and the number of shares (or the intrinsic value method). The grant date fair values of LTPP awards are calculated using the intrinsic value method for the CFCF and ROIC portions of the awards and the Monte Carlo simulation method for the total stockholder return portion of the awards. For more information on the assumptions used by us in calculating the grant date fair values for restricted stock and LTPP awards, see Note 12: Stock-based Compensation Plans to our financial statements in our 2013 Form 10-K. A description of the material terms and conditions of the stock awards granted to the named executive officers in 2013 can be found on page 52 under the heading "2013 Grants of Plan-Based Awards - Equity Awards."

(2)
Represents amounts earned pursuant to RBI awards for 2011, 2012 and 2013 but which were paid in 2012, 2013 and 2014, respectively. A description of the material terms and conditions of the 2013 RBI awards can be found beginning on page 50 under the heading "2013 Grants of Plan-Based Awards - Non-Equity Incentive Plan Awards."

(3)
The amounts represent the aggregate change in the actuarial present value of the named executive officer's accumulated benefit under all defined benefit and actuarial pension plans (including supplemental plans) from the end of the preceding year to the end of the reported year. Generally, these amounts represent the change in value of the named executive officer's benefit due to an additional year of service, changes in compensation and changes in the discount rate. The amounts were computed using the same assumptions we used for financial reporting purposes under the accounting standard for employers' accounting for pensions. Actual amounts paid under our plans are based on assumptions contained in the plans, which may be different than the assumptions used for financial statement reporting purposes.

(4)
None of the named executive officers received any earnings on their deferred compensation based on above-market or preferential rates (as defined by the SEC). For more information on our Deferred Compensation Plan, see "Nonqualified Deferred Compensation" on page 58.

(5)
All Other Compensation amounts include, as applicable, (a) the value of perquisites and personal benefits (as defined by the SEC), (b) the amount of tax gross-ups, (c) the amount of Raytheon contributions to qualified and nonqualified defined contribution plans, (d) the value of insurance premiums paid and (e) certain other payments or items of compensation. Where the value of the items reported in a particular category for a named executive officer exceeded $10,000 in 2013, those items are identified and quantified below.

(a) Perquisites and Personal Benefits
Under our executive perquisites policy, each of the named executive officers is entitled to receive certain perquisites, including a car allowance of up to $18,000 per year, other than our CEO who is entitled to a $25,000 allowance, financial planning services of up to $15,000 per year, and participation in the Executive Health Program (benefits of up to $2,000 per year).

•
Mr. Swanson's amount includes an aggregate of $391,655 for personal use of Raytheon aircraft, personal use of a Raytheon-leased car and certain driving services, a car allowance, financial planning services, home security system and other security expenses and certain travel and incidental expenses relating to his spouse attending Raytheon-related events at our request.

•
Mr. Kennedy's amount includes an aggregate of $37,270 for a car allowance, financial planning services, certain travel and incidental expenses relating to his spouse attending Raytheon-related events at our request and an executive physical.

•
Mr. Wajsgras' amount includes an aggregate of $47,345 for a car allowance, financial planning services, certain travel and incidental expenses relating to his spouse attending Raytheon-related events at our request and an executive physical.

•
Mr. Stephens' amount includes an aggregate of $32,609 for a car allowance, financial planning services, certain travel and incidental expenses relating to his spouse attending Raytheon-related events at our request and an executive physical.

•
Mr. Crowley's amount includes an aggregate of $108,587 for a car allowance, financial planning services, relocation benefits and certain travel and incidental expenses relating to his spouse attending Raytheon-related events at our request.

Personal use of corporate aircraft - For reasons of security and personal safety, we require Mr. Swanson generally to use Raytheon aircraft for all air travel, including for personal purposes. We determined our incremental cost for the personal use of corporate aircraft as follows:

•
We derived an average variable operating cost per hour for such aircraft based on fuel, aircraft maintenance, landing, parking, and catering costs, certain taxes and certain other miscellaneous fees and costs, and the hours flown. Since our corporate aircraft are used primarily for business travel, we did not include fixed costs for such aircraft that generally do not change with usage, such as pilots' and other employees' salaries, purchase costs of aircraft and certain hangar expenses.

•	In determining the number of hours that an aircraft was used for personal purposes, we did not include the flight time of any "deadhead" flight, e.g., a return flight on which no passenger was aboard.

•
For trips that involved mixed personal and business usage, we determined the total variable cost attributable to personal use by subtracting the total variable cost of a "business-only" trip from the total variable cost of the whole trip (both personal and business).

In 2013, we incurred incremental costs of $318,474 for personal use of Raytheon aircraft by Mr. Swanson. As noted above, this amount was calculated without deadhead flights. Based on our average variable operating cost per hour (as derived above), these deadhead flights would have amounted to an additional $146,696 for Mr. Swanson.
Personal use of automobiles - In 2010, we amended our executive perquisites policy to provide that upon completion of a vehicle lease, all our executive officers would transition to car allowances. All of our named executive officers receive car allowances. The named executive officers also have access to a pool of Raytheon vehicles and drivers which are generally available for various corporate purposes and which may be used in limited circumstances for uses that may have a personal element. For reasons of security and personal safety, Mr. Swanson frequently travels in Raytheon-provided vehicles operated by Raytheon-provided drivers for business and personal (primarily commuting) purposes. We determined our incremental cost for personal travel in Raytheon-provided vehicles operated by Raytheon-provided drivers as follows:

•
We determined our total annual cost for each pooled vehicle used by such executives for personal purposes and then allocated such total cost based on the total miles driven in the year and the number of miles driven for each executive for personal purposes, as tracked by our administrators.

•
We determined our total cost for each driver and then allocated such amount based on the total hours worked and the estimated number of hours that such driver drove the executive for personal purposes.

Relocation Benefits - Under our key employee relocation policy, we provide certain relocation benefits to our executive officers and certain other key employees, including certain temporary housing and moving expenses. In 2013, we incurred incremental costs of $71,709 in providing relocation benefits to Mr. Crowley.
(b) Tax Gross-Ups
In limited circumstances, we make certain items of imputed income to our named executive officers tax-neutral to them. In 2013, we made the following amounts in tax gross-up payments relating to imputed income as a result of the executive's spouse attending Raytheon-related events at our request and, in certain instances, relocation benefits: Mr. Swanson - $18,832, Mr. Wajsgras - $13,752 and Mr. Crowley - $43,259. Consistent with prior years, Mr. Swanson did not receive any tax gross-ups for his personal use of Raytheon aircraft.
(c) Contributions to Plans
We make a 4% matching contribution to compensation deferred under our qualified RAYSIP 401(k) Plan and under our nonqualified, unfunded Deferred Compensation Plan (3% for Mr. Crowley based on his date of hire). The Deferred Compensation Plan matching contributions include our matching contribution for deferred 2013 RBI compensation earned in 2013 but made in March 2014. We also make a 4% contribution for Mr. Crowley, who is eligible for our Retirement Income Savings Program (RISP) within our qualified RAYSIP 401(k) Plan, and also contributed 4% of Mr. Crowley's 2013 RBI compensation to his RISP account. For information on our contributions under RISP and our matching contributions under the Deferred Compensation Plan, see "Nonqualified Deferred Compensation" on page 58. In 2013, we made the following contributions to qualified and nonqualified defined contribution plans for the named executive officers:

	Mr. Swanson	Mr. Kennedy	Mr. Wajsgras	Mr. Stephens	Mr. Crowley
RAYSIP 401(k) Plan Match	$10,200	$10,200	$10,200	$4,749	$7,650
RAYSIP RISP Contribution	N/A	N/A	N/A	N/A	10,200
Deferred Compensation Plan Match	188,338	64,361	69,857	61,357	36,368
Deferred Compensation Plan RISP	N/A	N/A	N/A	N/A	48,490
Total	$198,538	$74,561	$80,057	$66,106	$102,708
(d) Insurance Premiums
Under our executive perquisites policy, we pay for the premiums for certain insurance policies covering our named executive officers, including basic life, executive liability and business travel and accident insurance policies. We also provide our named executive officers and certain other executives with a senior executive life insurance benefit for which we impute income to each executive based on the amount of the annual premium for a comparable term life insurance policy and include such amount of imputed income in the value of insurance premiums paid. In 2013, the total value of insurance premiums paid for Messrs. Kennedy, Wajsgras and Stephens were $18,818, $12,520 and $18,792, respectively.

2013 Grants of Plan-Based Awards
The following table sets forth the awards granted to each of our named executive officers under any plan during the fiscal year ended December 31, 2013.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target(#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Under- lying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
William H. Swanson	1/23/2013	—	—	—	7,036	111,684	223,368	—	—	—	$6,855,164
	5/30/2013	—	—	—	—	—	—	69,805	—	—	4,699,971
	—	$444,238	$2,961,587	$5,923,174	—	—	—	—	—	—	—

Thomas A. Kennedy	1/23/2013	—	—	—	1,353	21,478	42,956	—	—	—	$1,318,320
	5/30/2013	—	—	—	—	—	—	29,704	—	—	1,999,970
	—	$168,751	$1,125,010	$2,250,019	—	—	—	—	—	—	—

David C. Wajsgras	1/23/2013	—	—	—	1,407	22,337	44,674	—	—	—	$1,371,045
	5/30/2013	—	—	—	—	—	—	17,823	—	—	1,200,023
	—	$136,771	$911,810	$1,823,619	—	—	—	—	—	—	—

Jay B. Stephens	1/23/2013	—	—	—	1,299	20,619	41,238	—	—	—	$1,265,594
	5/30/2013	—	—	—	—	—	—	14,852	—	—	999,985
	—	$119,702	$798,013	$1,596,026	—	—	—	—	—	—	—

Daniel J. Crowley	1/23/2013	—	—	—	1,353	21,478	42,956	—	—	—	$1,318,320
	5/30/2013	—	—	—	—	—	—	17,823	—	—	1,200,023
	—	$109,041	$726,939	$1,453,878	—	—	—	—	—	—	—
________

(1)	Amounts represent the threshold, target and maximum payout opportunities under the 2013 RBI Program.

(2)
Amounts represent the threshold, target and maximum payouts under the 2013-2015 LTPP awards. LTPP payouts range from zero to 200% of target and may be paid in our common stock or in cash, at the discretion of the MDCC. The amounts do not include any accrued dividend equivalents.

(3)	Amounts represent awards of time-vesting restricted stock.

(4)
Amounts represent the grant date fair value of the restricted stock and 2013-2015 LTPP awards granted to the named executive officer in 2013 in accordance with the accounting standard for share-based payments, disregarding for this purpose the estimate of forfeitures related to service based vesting conditions. Such values are generally expensed by us over the employee's requisite service period, generally the vesting period of the awards. Values for the 2013-2015 LTPP awards, which are subject to performance conditions, are computed based upon the probable outcome of the performance conditions as of the grant date of such awards.

Non-Equity Incentive Plan Awards
2013 RBI Program.    In 2013, each of our named executive officers received an annual award under our 2013 Results-Based Incentive (RBI) Program, which provides the executive the opportunity to earn incentive cash compensation based upon the attainment of the specific pre-established performance metrics and an assessment of his individual performance during 2013.
Target Opportunities.    Each named executive officer is

assigned a pre-established individual RBI payout target expressed as a percentage of base salary, as well as threshold and maximum payout amounts. The MDCC established individual payout targets for each named executive officer based on the criteria discussed in our "Compensation Discussion and Analysis - Elements of Our Compensation Program - Annual Incentives" beginning on page 35. We use the target awards to determine the overall funding of the RBI award pool, as described below, but the targets are not entirely determinative of what any one participant's RBI award will be.

Funding the RBI Pool.    The pool of available funds to pay our RBI awards is based on the extent to which the Company and our businesses meet or exceed predetermined goals under selected financial metrics, which are set by the MDCC prior to the beginning of the performance year. Beginning in January 2012, Return on Invested Capital (ROIC), which had been included in the past as an equally measured metric was removed as a financial metric because the MDCC determined that discontinuing the use of ROIC for RBI, while retaining it for LTPP, was appropriate to further differentiate between long-term and short-term incentives and related performance metrics. For 2013, the MDCC selected the four financial metrics, weighted as identified below, for purposes of funding an overall pool under the RBI plan:

•	Bookings - 20% - a forward-looking metric that measures the value of new contracts awarded to us during the year and an indicator of potential future growth.

•	Net Sales - 30% - a growth metric that measures our revenue for the current year.

•	Free Cash Flow (FCF) - 20% - a measure of the cash that is generated in a given year that we can use to make strategic investments to grow our businesses or return to our shareholders.

•	Operating Income from Continuing Operations - 30% - a measure of our profit from continuing operations for the year, before interest and taxes, and after certain non-operational adjustments.
FCF and Operating Income from Continuing Operations are non-GAAP financial measures and are calculated as follows:

•
FCF is operating cash flow from continuing operations less capital spending and internal use software spending, excluding the impact of changes to cash flow from pension and post-retirement benefits-related items and other similar non-operational items.

•
Operating Income from Continuing Operations is operating income from continuing operations, excluding the FAS/CAS pension and post-retirement benefits expense/income and, from time to time, certain other items.

For each financial metric, we set a specific target performance goal and defined performance range around the target. The performance range consists of a threshold - or minimum performance level - and a maximum performance level. If the threshold performance level for a financial metric is not achieved, then we do not allocate funds to the RBI funding pool based on that metric. Funding of the pool for any one metric is capped once performance achieves or exceeds the maximum performance level set for that metric. We also establish a funding range around the target for each financial metric of 75% to 150% of target. If Company performance falls within the performance range (e.g., between the threshold and maximum performance levels), the funding amount is based on the corresponding funding range. In addition to the four financial metrics, with the authorization of the MDCC, our CEO may increase or decrease funding of the RBI pool based on an assessment of a business unit's performance on criteria such as customer satisfaction, growth, people and productivity. Consistent with past practice, Company performance against these financial metric targets, which are established at the beginning of the year and based on anticipated operational performance during the year, is adjusted to account for the impact of certain matters not factored into the Company's annual operating plan, such as acquisitions and dispositions that occur after the applicable targets are established, and certain non-operational items. For information regarding the 2013 RBI performance targets and funding percentages, see "Compensation Discussion and Analysis - Elements of Our Compensation Program - Annual Incentives" beginning on page 35.
Individual Performance Objectives.    Individual performance is directly reflected in an executive's RBI award. While combined Company and individual business performance determines funding of the overall RBI pool, individual RBI awards reflect an assessment of an executive's contribution to our achievement of the financial performance goals, as well as the executive's achievement of individual performance objectives, including successful management of human resources, furtherance of ethical business behavior, leadership competencies, "Six Sigma" and customer satisfaction, as well as the degree of challenge in the executive's position. If an executive under-performs in relationship to his objectives, his RBI award could fall below the funded target level or even be zero if threshold performance is not achieved. On the other hand, an executive who exceeds his performance objectives could receive up to 200% of target.
Individual performance objectives are established annually in writing for executive officers and are primarily comprised of quantifiable objectives with some subjective measures also included. In the case of our CEO, at the beginning of a review period, the MDCC recommends, and the full Board (excluding the CEO) approves, a statement of the CEO's objectives. In connection with his annual performance evaluation, our CEO provides to the MDCC a written self-appraisal, assessing his performance against these objectives. The MDCC discusses the CEO's performance and provides a preliminary performance evaluation. The MDCC's preliminary evaluation is then discussed with all of the independent directors in an Executive Session of the Board, at which time each Director has an opportunity to provide input. Based on this evaluation, the MDCC recommends, and the full Board (excluding the CEO) approves, the CEO's RBI award and other compensation. The CEO receives performance feedback directly from the Lead Director and the Chair of the MDCC.

A similar process is followed for the named executive officers other than the CEO. In the case of the other executive officers, our CEO provides input to the MDCC both with regard to the establishment of performance objectives and the determination of success in meeting those objectives. For information on the actual amounts paid to the named executive officers under their 2013 RBI awards, see the amounts in the "Non-Equity Incentive Plan Compensation" column in the Summary Compensation Table on page 46. For more information regarding our RBI program, see our "Compensation Discussion and Analysis" beginning on page 27.
Equity Awards
In 2013, each of our named executive officers received two equity-based awards: an award of restricted stock units under our long-term incentive compensation program called the 2013-2015 Long-Term Performance Plan (2013-2015 LTPP), and a restricted stock award.
2013-2015 Long-Term Performance Plan.    The 2013-2015 LTPP operates under, and awards were made pursuant to, our 2010 Stock Plan. Under the 2013-2015 LTPP, each named executive officer was awarded restricted stock units that vest when specific pre-established levels of Company performance are achieved over a three-year performance cycle (2013-2015). Restricted stock units may be settled in our common stock or in cash, at the discretion of the MDCC.
Target Opportunities.    Before each three-year cycle, the MDCC assigns a target number of restricted stock units to each participant. These target numbers are assigned by the MDCC based on the criteria discussed in our "Compensation Discussion and Analysis - Elements of Our Compensation Program - Long-Term Incentives" beginning on page 39.
Performance Goals.    The MDCC approves the performance goals for each three-year cycle, the relative weightings that those goals will have for that cycle and the target level of performance for each goal. The MDCC specifies the shares or amount of cash that will be paid out in settlement of the restricted stock unit awards based on whether actual performance is at, below or above the target, subject to a maximum payout. The performance criteria for the 2013-2015 LTPP, which are independent of each other and are weighted as follows, are: cumulative free cash flow (CFCF) (25%); total shareholder return relative to our peer group (TSR) (25%); and Return on Invested Capital (ROIC) (50%). In each case, the goals are independent and additive, which means that if we miss the threshold performance as to one measure, no credit would apply to that element, but could be made up for by above-target performance in another area.

•
CFCF measures, on a cumulative basis, the cash that is generated over the three-year performance cycle, which we can use to make strategic investments to grow our businesses or return to our shareholders.

•
The TSR component of the LTPP compares our stock price appreciation, including reinvested dividends, over the performance cycle to our peers' stock performance over the same period and provides a percentage ranking.

•	ROIC measures how efficiently and effectively we use capital that is invested in our operations over the performance cycle.
CFCF, TSR and ROIC are non-GAAP financial measures. The calculation of CFCF is the FCF calculation described above under the RBI plan over a three-year performance cycle. TSR is stock price appreciation over the applicable period plus reinvested dividends paid during the applicable period. TSR is calculated using 30 trading day average stock prices at the beginning of the performance cycle and following the end of the cycle. Finally, the calculation of ROIC is (a) (i) income from continuing operations, excluding (ii) the after-tax effect of the FAS/CAS pension and post-retirement benefits expense/income and, from time to time, certain other items, plus (iii) after-tax net interest expense plus (iv) one-third of operating lease expense after-tax (estimate of interest portion of operating lease expense) divided by (b)(i) average invested capital after capitalizing operating leases (operating lease expense times a multiplier of 8), adding (ii) financial guarantees, less net investment in discontinued operations, and adding back (iii) the liability for defined benefit pension and other post-retirement benefit plans, net of tax and excluding (iv) other similar non-operational items. Such calculation also includes certain variations due to averaging the metric over the three-year performance cycle.
Due to the recent and continuing environment of economic and industry uncertainty, and the challenges of setting three-year performance targets in this environment, the MDCC provided for the possibility of adjustments to performance for the 2013-2015 LTPP performance cycle. Such potential adjustments are intended to take into account differences between the conditions reasonably assumed when metrics were established and the actual conditions that might take place during such performance cycles. The conditions are regarded as largely outside the control of the Company and generally relate to Department of Defense budget and contract award uncertainties and, for certain performance cycles, the timing of international contract awards. The potential adjustments were predetermined using clearly articulated objective criteria established at the time of the MDCC's approval of the performance metrics for the respective plan period and made subject to a cap. The performance criteria are not subject to further adjustment, although the MDCC retained discretion to adjust awards downward in compliance with Section 162(m) of the U.S. Internal Revenue Code.
Award Settlement.    Shortly after the performance results for the three-year performance cycle are determined, we settle each award in cash or stock based upon our actual performance relative to the LTPP performance goals plus an amount equivalent to dividends that would have been paid during the performance cycle on the shares ultimately issued under the award, assuming that those dividends had been reinvested in our common stock.
For more information regarding our LTPP program, see our "Compensation Discussion and Analysis - Elements of Our Compensation Program - Long-Term Incentives" beginning on page 39.
Restricted Stock Awards.    In 2013, each of our named executive officers received an award of restricted stock. The awards, which were made pursuant to our 2010 Stock Plan, vest one-third per year on each of the second, third and fourth anniversaries of the grant date, subject to the executive remaining employed by us. The holders of the restricted stock awards are entitled to any dividends paid with respect to the shares, whether vested or unvested.

Outstanding Equity Awards at 2013 Fiscal Year-End
The following table sets forth information regarding unexercised options, unvested stock and unvested equity incentive plan awards for each of our named executive officers outstanding as of December 31, 2013.

	Option Awards(1)					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(3) (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(2) ($)
William H. Swanson	—	—	—	—	—	238,120	(4)	$21,597,484	257,683	(5)(14)	$23,371,848
Thomas A. Kennedy	—	—	—	—	—	59,183	(6)	5,367,898	49,555	(7)(14)	4,494,639
David C. Wajsgras	—	—	—	—	—	59,398	(8)	5,387,399	51,538	(9)(14)	4,674,497
Jay B. Stephens	—	—	—	—	—	53,454	(10)	4,848,278	47,574	(11)(14)	4,314,962
Daniel J. Crowley	—	—	—	—	—	51,359	(12)	4,658,261	49,555	(13)(14)	4,494,639
 _________

(1)	As of December 31, 2013, none of our named executive officers held any outstanding options. For a further discussion, please see pages 40 and 44 in "Compensation Discussion and Analysis."

(2)	Amounts are equal to $90.70, the closing price of our common stock on the NYSE on December 31, 2013, times the number of unvested shares or units.

(3)
Amounts represent the number of shares that would be issued upon vesting of awards of restricted stock units under the 2013-2015 LTPP and 2012-2014 LTPP, assuming target performance for the applicable 3-year performance cycle and settlement of such awards in shares of stock. They also include the number of shares representing accrued dividend equivalents on such LTPP awards as of December 31, 2013. Amounts do not include any shares for the 2011-2013 LTPP awards as the 3-year performance cycle for such awards ended as of December 31, 2013. Information on the 2011-2013 LTPP awards and the shares issued to the named executive officers in February 2014, including accrued dividend equivalents, is set forth in the "2013 Option Exercises and Stock Vested" table on page 55.

(4)
Includes 24,063, 25,425, 25,425, 31,134, 31,134, 31,134, 23,268, 23,268 and 23,269 shares of restricted stock that vest on May 27, 2014, May 26, 2014, May 26, 2015, May 31, 2014, May 31, 2015, May 31, 2016, May 30, 2015, May 30, 2016 and May 30, 2017, respectively, subject, in each case, to Mr. Swanson remaining employed by us.

(5)
Includes 111,684 and 130,758 shares for Mr. Swanson's 2013-2015 LTPP and 2012-2014 LTPP awards, respectively. Also includes 3,078 and 12,163 shares, which represent accrued dividend equivalents on such LTPP awards, respectively, as of December 31, 2013. See Note 14 below for information regarding the vesting of and payouts under these LTPP awards.

(6)
Includes 887, 5,353, 5,353, 5,962, 5,962, 5,962, 9,901, 9,901 and 9,902 shares of restricted stock that vest on May 27, 2014, May 26, 2014, May 26, 2015, May 31, 2014, May 31, 2015, May 31, 2016, May 30, 2015, May 30, 2016 and May 30, 2017, respectively, subject, in each case, to Mr. Kennedy remaining employed by us.

(7)
Includes 21,478 and 25,146 shares for Mr. Kennedy's 2013-2015 LTPP and 2012-2014 LTPP awards, respectively. Also includes 592 and 2,339 shares, which represent accrued dividend equivalents on such LTPP awards, respectively, as of December 31, 2013. See Note 14 below for information regarding the vesting of and payouts under these LTPP awards.

(8)
Includes 6,333, 6,691, 6,691, 7,286, 7,287, 7,287, 5,941, 5,941 and 5,941 shares of restricted stock that vest on May 27, 2014, May 26, 2014, May 26, 2015, May 31, 2014, May 31, 2015, May 31, 2016, May 30, 2015, May 30, 2016 and May 30, 2017, respectively, subject, in each case, to Mr. Wajsgras remaining employed by us.

(9)
Includes 22,337 and 26,152 shares for Mr. Wajsgras' 2013-2015 LTPP and 2012-2014 LTPP awards, respectively. Also includes 616 and 2,433 shares, which represent accrued dividend equivalents on such LTPP awards, respectively, as of December 31, 2013. See Note 14 below for information regarding the vesting of and payouts under these LTPP awards.

(10)
Includes 6,016, 6,356, 6,357, 6,624, 6,624, 6,625, 4,950, 4,951 and 4,951 shares of restricted stock that vest on May 27, 2014, May 26, 2014, May 26, 2015, May 31, 2014, May 31, 2015, May 31, 2016, May 30, 2015, May 30, 2016 and May 30, 2017, respectively, subject, in each case, to Mr. Stephens remaining employed by us.

(11)
Includes 20,619 and 24,140 shares for Mr. Stephens' 2013-2015 LTPP and 2012-2014 LTPP awards, respectively. Also includes 569 and 2,246 shares, which represent accrued dividend equivalents on such LTPP awards, respectively, as of December 31, 2013. See Note 14 below for information regarding the vesting of and payouts under these LTPP awards.

(12)
Includes 4,944, 5,353, 5,353, 5,962, 5,962, 5,962, 5,941, 5,941 and 5,941 shares of restricted stock that vest on December 6, 2014, May 26, 2014, May 26, 2015, May 31, 2014, May 31, 2015, May 31, 2016, May 30, 2015, May 30, 2016 and May 30, 2017 respectively, subject, in each case other than as provided herein, to Mr. Crowley remaining employed by us.

(13)
Includes 21,478 and 25,146 shares for Mr. Crowley's 2013-2015 LTPP and 2012-2014 LTPP awards, respectively. Also includes 592 and 2,339 shares, which represent accrued dividend equivalents on such LTPP awards, respectively, as of December 31, 2013. See Note 14 below for information regarding the vesting of and payouts under these LTPP awards.

(14)
Awards of restricted stock units under the LTPP vest upon the completion of the applicable 3-year performance cycle, subject to the attainment of certain performance goals over the performance cycle and the executive remaining employed by us. These awards may be settled in shares of our common stock or cash, and the actual number of shares to be issued or cash to be paid upon settlement will be based on the extent to which we have attained or exceeded the performance goals, which performance is determined by the MDCC shortly after the completion of the 3-year performance cycle. Such awards also include dividend equivalents accrued over the 3-year performance cycle.

2013 Option Exercises and Stock Vested
The following table sets forth options exercised and stock vested for each of our named executive officers during the fiscal year ended December 31, 2013.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting(2) ($)
William H. Swanson	—	—	278,082	(3)	$23,435,793
Thomas A. Kennedy	—	—	47,882	(4)	4,146,263
David C. Wajsgras	—	—	61,158	(5)	5,076,992
Jay B. Stephens	—	—	57,005	(6)	4,723,792
Daniel J. Crowley	—	—	56,470	(7)	4,950,736
 _________

(1)	These amounts are equal to the number of shares underlying the exercised option times the difference between the sales price of the shares and the exercise price of the option.

(2)	These amounts are equal to the closing price of our common stock on the NYSE on the vesting date times the number of shares vested.

(3)
Includes 200,250 shares which were issued to Mr. Swanson in February 2014 upon the MDCC's determination of performance under the 2011-2013 LTPP (which includes accrued dividend equivalents), which had vested at the end of 2013.

(4)
Includes 39,112 shares which were issued to Mr. Kennedy in February 2014 upon the MDCC's determination of performance under the 2011-2013 LTPP (which includes accrued dividend equivalents), which had vested at the end of 2013.

(5)
Includes 40,677 shares which were issued to Mr. Wajsgras in February 2014 upon the MDCC's determination of performance under the 2011-2013 LTPP (which includes accrued dividend equivalents), which had vested at the end of 2013.

(6)
Includes 37,547 shares which were issued to Mr. Stephens in February 2014 upon the MDCC's determination of performance under the 2011-2013 LTPP (which includes accrued dividend equivalents), which had vested at the end of 2013.

(7)
Includes 39,112 shares which were issued to Mr. Crowley in February 2014 upon the MDCC's determination of performance under the 2011-2013 LTPP (which includes accrued dividend equivalents), which had vested at the end of 2013.

Pension Benefits
The following table sets forth the present value of accumulated benefits payable to each of our named executive officers, as well as the number of years of credited service, as of December 31, 2013.

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During the Last Fiscal Year ($)
William H. Swanson	Qualified	40.34	$1,590,261	$—
	Excess	40.34	30,791,411	—
	SERP	41.50	—	—
Thomas A. Kennedy	Qualified	23.42	$2,532,534	$—
	Excess	23.42	6,975,776	—
	SERP	30.58	—	—
David C. Wajsgras	Qualified	6.75	$264,834	$—
	Excess	6.75	1,773,703	—
	SERP	7.75	—	—
Jay B. Stephens(1)	Qualified	15.17	$450,990	$—
	Excess	15.17	2,710,012	—
	SERP	16.17	5,052,544	—
Daniel J. Crowley(2)	Qualified	N/A	N/A	N/A
	Excess	N/A	N/A	N/A
	SERP	3.08	—	—
_________

(1)	Reflects five additional years of credited service under our pension plans, including the SERP, which Mr. Stephens received upon completion of five years of employment with us in October 2007.

(2)
As he was hired after December 31, 2006, Mr. Crowley participates in RISP as further described in our "Compensation Discussion and Analysis" on page 42. Mr. Crowley does not participate in a qualified pension plan or the Excess Pension Plan.

The following is a discussion regarding the valuation and material assumptions used in determining the pension benefits set forth above and certain other material information regarding our pension plans.
Benefits are valued at the age of the named executive officer when he is first eligible for unreduced benefits and discounted to the named executive officer's current age with interest and are based upon current levels of compensation. In addition, we have assumed no pre-retirement mortality, disability or termination. All other assumptions, including the discount rate of 5.20% (4.90% for the Raytheon Non-Bargaining Retirement Plan) for 2013, are consistent with those used to determine our pension obligations under the accounting standard for employers' accounting for pensions in our 2013 Form 10-K. For a discussion of our discount rate assumption, see "Management's Discussion and Analysis of Financial Condition and Results of Operations - Critical Accounting Estimates - Pension and Other Postretirement Benefits Costs - FAS Expense" in our 2013 Form 10-K.

An executive's SERP benefit is assumed to be zero until he first becomes eligible for such benefit.
Qualified Pension Plans
Salaried Pension Plan.    We sponsor the Raytheon Company Pension Plan for Salaried Employees (Salaried Pension Plan), a non-contributory pension plan that covers most of our salaried employees and executive officers, including Messrs. Swanson, Wajsgras and Stephens. The Salaried Pension Plan is Company-funded and since 1981 has not permitted employee contributions. Benefits under the Salaried Pension Plan are a percentage of final average compensation based on the following formula and reduced by the same percentage of the employee's estimated primary Social Security benefit:

•	1.8% for each of the first 20 years of credited service; and

•	1.2% for each year of credited service thereafter.

Final average compensation is the average of the 60 highest consecutive months of compensation in the final 120 months of employment and includes base salary and annual cash incentive awards.
The normal retirement age under the Salaried Pension Plan is age 65. Employees who are at least age 55 with at least 10 years of service can retire with reduced benefits. There is no reduction for employees who retire at age 60 or older with at least 10 years of service.
The standard form of benefit for married participants is a 50% joint and survivor annuity. The standard form of benefit for single participants is a single-life annuity. Both married and single participants can elect other actuarially equivalent optional forms of payment, including a 10-year certain and continuous benefit and joint and survivor annuities of 50%, 66-2/3%, 75% and 100%.
Non-Bargaining Retirement Plan. We sponsor the Raytheon Non-Bargaining Retirement Plan (Retirement Plan), which covers most of the people who became Raytheon employees when Raytheon merged with Hughes Aircraft in 1997. Mr. Kennedy is covered under the contributory part of the Retirement Plan.
The contributory part of the Retirement Plan requires employee contributions of 3% of covered earnings. Except for these employee contributions, the Retirement Plan is company-funded.
For each year of credited service, the pension under the contributory part of the Retirement Plan is 1.75% of the employee’s final average compensation for each year of credited service, reduced by 1.5% of the employee’s Social Security benefit estimated to be payable at age 65. The offset under the second part of that formula is limited to 50% of the Social Security benefit.
Final average compensation under the Retirement Plan is the average of compensation in the highest 5 twelve-month periods out of the last 10 twelve-month periods of employment, and includes base salary and annual cash incentive awards.
An employee will be entitled immediately to 100% of the pension otherwise payable at age 65, provided that both of the following requirements are satisfied: (1) the employee’s age at termination of Raytheon employment is at least 55; and (2) the employee’s age plus continuous service (both measured in full years) is at least 75. Unless both of those requirements are satisfied, a pension beginning before the employee reaches age 65 will be reduced for early commencement.

The standard form of benefit for married participants is a 50% joint and survivor annuity. The standard form of benefit for single participants is a single life annuity. Both married and single participants can elect other actuarially equivalent optional forms of payment, including a 5, 10 or 15-year certain and continuous benefit, joint and survivor annuities of 50%, 66-2/3%, 75% and 100%, and payments over a specified period of five, 10 or 15 years. The benefit of a retiree from the contributory part of the Retirement Plan is subject to an annual cost-of-living adjustment.
Excess Pension Plan
We also sponsor the Raytheon Excess Pension Plan, a separate, nonqualified, unfunded plan. The Raytheon Excess Pension Plan provides to participants in our qualified pension plans the benefits that would have been provided by the qualified plan but for certain U.S. Internal Revenue Code limitations on qualified pension plans. For 2013, federal law limited to $255,000 the amount of compensation that may be included under qualified pension plans. Messrs. Swanson, Kennedy, Wajsgras and Stephens are covered by the Excess Pension Plan.
Supplemental Executive Retirement Plan
We have a supplemental executive retirement plan (SERP) that covers each of the named executive officers, as well as certain other senior executives. This plan provides a pension of 35% of final average compensation after 10 years of service and age 55, increasing by 3% of final average compensation for every additional year of service up to a maximum of 50% of final average compensation. Amounts payable under this plan will be offset by amounts payable under our other pension plans, any prior employer plan, Social Security and, in the case of Mr. Crowley, the annuity value of his account in RISP (as more fully described on page 42 in "Compensation Discussion and Analysis").
Years of Credited Service
Mr. Stephens' pension will be calculated as follows: 35% of final average earnings after 10 years of service, reaching 50% of final average earnings after 15 years of service, with all pension benefits offset by amounts payable under our other pension plans, any prior employer plans and Social Security. In June 2003, our Board of Directors granted Mr. Stephens five additional years of credited service under our pension plans, including the SERP, effective upon Mr. Stephens' completion of five years of employment with us. Mr. Stephens received such additional years of credited service effective as of October 2007.
The years of credited service for Messrs. Swanson, Kennedy, Wajsgras, Stephens and Crowley do not include an additional three years that each is eligible to receive under change-in-control agreements. More information regarding these change-in-control agreements may be found below under the heading "Potential Payments Upon Termination or Change-in-Control."

Nonqualified Deferred Compensation
The following table provides information regarding contributions, earnings and account balances under defined contribution or other plans that provide for the deferral of compensation on a basis that is not tax-qualified for each of our named executive officers as of December 31, 2013. Our named executive officers participate in the Deferred Compensation Plan, a nonqualified plan designed to enable employees who are projected to reach the U.S. Internal Revenue Code (IRC) compensation limit to elect to defer 3-50% of their salary over the IRC compensation limit and defer 3-90% of their RBI compensation earned in the current year, but paid in the following year, on a pretax basis. We make a matching contribution of up to 4% of deferrable compensation and make RISP contributions from 2.5-9% of compensation over the IRC compensation limit for executives eligible for RISP.

Name	Executive Contributions in Last Fiscal Year(1) ($)	Registrant Contributions in Last Fiscal Year(2) ($)	Aggregate Earnings in Last Fiscal Year(3) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End(4) ($)
William H. Swanson	$189,734	$188,338	$464,073	$—	$5,771,950
Thomas A. Kennedy	176,756	64,361	114,547	—	911,222
David C. Wajsgras	366,370	69,857	563,553	—	4,206,929
Jay B. Stephens	852,482	61,357	440,725	—	8,140,841
Daniel J. Crowley	204,985	84,858	175,304	—	863,402
_________

(1)
Contributions of deferred salary and RBI compensation earned in 2013 to the Deferred Compensation Plan. Deferred salary and 2013 RBI compensation are included in the amounts under the "Salary" column and the "Non-Equity Incentive Plan Compensation" column, respectively, for 2013 in the Summary Compensation Table on page 46. Deferred 2013 RBI compensation was earned in 2013 but was paid in March 2014.

(2)
Raytheon matching contributions on deferred salary and RBI compensation earned in 2013 under the Deferred Compensation Plan. Matching contributions are included in the "All Other Compensation" column for 2013 in the Summary Compensation Table on page 46. Matching contributions on deferred 2013 RBI compensation were earned in 2013 but were made in March 2014 when the 2013 RBI awards were paid. Amounts for Mr. Crowley also include Raytheon RISP contributions.

(3)	Earnings on deferred compensation are not included in the Summary Compensation Table for 2013 because such earnings are not based on above-market or preferential rates.

(4)
Amounts shown are actual aggregate account balances as of December 31, 2013 plus (a) deferred 2013 RBI compensation (see footnote 1 above), (b) Raytheon matching contributions on such deferred 2013 RBI compensation (see footnote 2 above) and (c) Raytheon RISP contributions relating to 2013 RBI compensation. The aggregate balances include the following executive contributions and Raytheon matching and RISP contributions reported as compensation earned in 2012 and 2011 in the Summary Compensation Table:

Year	Contribution	Mr. Swanson	Mr. Kennedy	Mr. Wajsgras	Mr. Stephens	Mr. Crowley
2012	Executive	$184,062	N/A	$256,169	$811,611	$143,750
	Raytheon Matching	182,577	N/A	64,872	58,519	54,291
2011	Executive	166,521	N/A	232,502	473,421	137,660
	Raytheon Matching	164,988	N/A	58,570	49,955	51,820
Under the Deferred Compensation Plan, participants must elect how deferred amounts are to be distributed to them when they leave or retire from Raytheon. Participants must also indicate how they wish their deferred compensation, the Raytheon matching contributions and any RISP contributions to be notionally invested among the same investment options available through the qualified RAYSIP 401(k) plan. Participants may change their investment options in their discretion, subject to any applicable trading restrictions on changes involving the Raytheon stock fund. The account balances in this plan are unfunded and represent money that the participants have previously earned and that is deferred.

Potential Payments Upon Termination or Change-in-Control

The tables below indicate the amount of compensation payable by us to each named executive officer upon a voluntary resignation, involuntary for-cause termination, involuntary not-for-cause termination, a qualifying termination following a change-in-control, termination due to disability, termination due to death, and retirement. The amounts assume that such termination was effective as of December 31, 2013, and thus include amounts earned through such date, and are only estimates of the amounts that would actually be paid to such executives upon their termination. The tables do not include certain amounts that the named executive officer is entitled to receive under certain plans or arrangements that do not discriminate in scope, terms or operation in favor of our executive officers and that are generally available to all salaried employees.
Treatment of Certain Compensation Elements
Executive Severance Policy.    We have executive severance guidelines which provide certain benefits to our executives in the event that their employment with us is involuntarily terminated without cause. Under the guidelines, Mr. Swanson is entitled to receive cash payments equal to 2.99 times his current base salary plus targeted RBI cash award and continuation for three years of certain benefits pursuant to health and welfare benefit and retirement plans, and each of Messrs. Wajsgras and Stephens is entitled to receive a cash payment equal to two times his current base salary plus targeted RBI cash award and continuation for two years of certain benefits pursuant to health and welfare benefit and retirement plans. Within the last several years, we changed our guidelines prospectively for new executives first elected on or after January 1, 2010 to reduce these multiples to 2.0 for the CEO and 1.0 for other executive officers. Such revised guidelines apply to each of Messrs. Kennedy and Crowley who would receive a cash payment equal to one times his current base salary plus targeted RBI cash award and continuation for one year of certain benefits pursuant to health and welfare benefit and retirement plans. We also eliminated the following perquisites previously provided to certain executives after a separation under our executive severance policy: car allowances, excess liability insurance, financial planning services and executive physicals.
Pension Benefits.    Except in the circumstances discussed below, each named executive officer is only entitled to amounts accrued and vested through our pension plans upon the termination of his employment. The accrued and vested amounts are not included in the tables below because all participants in our pension plans are entitled to these amounts upon termination of employment. However, in the event of an involuntary termination without cause, each named executive officer is entitled to continuation for one to three years of benefits pursuant to retirement plans. In the event of a "qualifying termination" within 24 months after a "change-in-control" (as discussed below), each named executive officer is entitled to special supplemental retirement benefits determined as if the executive had three years additional credited service as of the date of termination.
Health and Welfare Benefit Continuation.    Except in the circumstances discussed below, the named executive officer is not entitled to any continuation of his health and welfare benefits or executive benefits (other than pursuant to COBRA) following the termination of his employment. In the event of an involuntary termination without cause, such executive is entitled to continuation for one to three years of certain benefits pursuant to health and welfare benefit plans. In the event of a qualifying termination within 24 months after a change-in-control, each named executive officer is entitled to continuation for three years of certain fringe benefits pursuant to all health and welfare benefit plans under which the executive and his family are eligible to receive benefits.
Long-Term Incentives.    Except in the circumstances discussed below, upon termination of employment, the named executive officer forfeits his options and restricted stock awards, to the extent they are unvested, and is not entitled to any continuation of vesting or acceleration of vesting with respect to his options and restricted stock awards. Such executive is entitled to exercise any vested options for a limited period after termination and is entitled to continue to hold his shares of unrestricted stock after termination. The amounts representing the value of vested stock options and unrestricted stock are not included in the tables below because all employees who hold vested options and unrestricted stock under our stock plans are entitled to exercise such options and continue to hold such stock upon termination of employment. However, in the event of a change-in-control, or termination by reason of disability or death, each named executive officer is entitled to the acceleration of vesting with respect to all of his restricted stock awards (or, in the case of disability, to continued vesting of his restricted stock awards) and certain payments pursuant to his LTPP awards. Upon a change-in-control, each named executive officer is entitled to a prorated LTPP payment, assuming target performance and based on service completed through the change-in-control. Upon termination by reason of death, disability or retirement, the executive is entitled to a prorated LTPP payment based on our performance for the performance cycle and service completed through the termination date. LTPP payments are generally made by us when the remaining LTPP awards are settled after the end of the performance cycle in accordance with their terms. The amounts in the tables below representing such LTPP payments assume target performance for those awards.

As discussed in greater detail on pages 40 and 41, the MDCC has determined that future time-based awards to retiree-eligible employees will generally be in the form of restricted stock units that continue to vest (but do not accelerate) on the scheduled vesting dates into retirement, subject to the employee’s compliance with certain post-employment covenants, including non-competition and non-solicitation. No such awards were made in 2013.
Nonqualified Deferred Compensation.    Each named executive officer is entitled to amounts accrued and vested under our Excess Savings Plan and Deferred Compensation Plan upon the termination of his employment. The amounts are generally distributed to each named executive officer in accordance with his election under the applicable plan. The accrued and vested amounts under the plans, which are set forth in the table under "Nonqualified Deferred Compensation" on page 58, are not included in the tables below because all employees who participate in these plans are entitled to these amounts upon termination of their employment, and these plans are available to a substantial number of employees (including the named executive officers) who qualify under the applicable compensation requirements.
Change-in-Control Agreements
In order to receive benefits under a change-in-control agreement, a named executive officer must experience a "qualifying termination" within two years after a "change-in-control." Benefits under the change-in-control agreements include: (i) a cash payment of three times, and for executives first hired or appointed as an officer on or after July 31, 2013, other than our Chairman or CEO, two times, the executive's current compensation (including base salary plus targeted RBI cash award or the RBI cash award for the year prior to the change-in-control, if greater); (ii) special supplemental retirement benefits determined as if the executive had three years additional credited service as of the date of termination; and (iii) continuation for a period of three years of fringe benefits pursuant to all health and welfare benefit and retirement plans under which the executive and the executive's family are eligible to receive benefits. The cash payment will be paid six months after the executive's separation from service. Over the last several years, we amended our change-in-control agreements to eliminate (i) the following perquisites previously provided to certain executives after a change-in-control termination: car allowances, excess liability insurance, financial planning services and executive physicals, and (ii) tax gross-ups for changes-in-control. In addition, new executives will not receive change-in-control agreements that provide for any tax gross-ups.
A "change-in-control" means the acquisition by a third party of 25% or more of our common stock, the replacement of the majority of the incumbent directors by individuals not approved by a majority of the incumbent Board, or the consummation of an agreement for the sale of substantially all of the assets of Raytheon, a liquidation of Raytheon, or a merger which results in a change in the ownership or control of more than 50% of the voting securities of Raytheon. A "qualifying termination" means: (i) we terminate the executive other than for cause within 24 months following a change-in-control; or (ii) the executive terminates his employment with us for "good reason." Termination for "good reason" means that the executive has terminated employment with us because the executive's compensation has been materially reduced or the executive's job duties have been materially changed without the executive's consent.
We have entered into change-in-control agreements with Messrs. Swanson, Kennedy, Wajsgras, Stephens and Crowley. The terms of those agreements provide for benefits of three times base salary plus targeted RBI cash incentive award, supplemental retirement benefits based on three years' additional credited service and continuation of fringe benefits for three years, all as more fully described above.

The tables below indicate the amounts of compensation payable by us to our named executive officers, including cash severance, benefits and long-term incentives, upon certain different types of terminations of employment.
William H. Swanson

Element	Voluntary Resignation	Involuntary For Cause	Involuntary Without Cause	Change-in- Control	Disability	Death	Retirement
Cash Severance
Base Salary + Target RBI	$—	$—	$13,282,722	$14,642,382	$—	$—	$—
Pro-rata Target RBI	—	—	—	2,961,588	—	—	—

Benefits
Pension(1)	—	—	—	—	—	—	—
Health and Welfare Benefit Continuation(2)	—	—	53,516	53,516	—	—	—

Long-Term Incentives(3)
Value of Accelerated Restricted Stock	—	—	—	21,597,484	21,597,484	21,597,484	—
Value of Accelerated LTPP (pro-rata)	—	—	—	12,665,439	12,665,439	12,665,439	12,665,439
Total	$—	$—	$13,336,238	$51,920,409	$34,262,923	$34,262,923	$12,665,439
Thomas A. Kennedy

Element	Voluntary Resignation	Involuntary For Cause	Involuntary Without Cause	Change-in- Control	Disability	Death	Retirement
Cash Severance
Base Salary + Target RBI	$—	$—	$1,875,015	$5,625,045	$—	$—	$—
Pro-rata Target RBI	—	—	—	1,125,009	—	—	—

Benefits
Pension(1)	—	—	3,061,454	—	—	—	—
Health and Welfare Benefit Continuation(2)	—	—	32,975	98,924	—	—	—

Long-Term Incentives(3)
Value of Accelerated Restricted Stock	—	—	—	5,367,898	5,367,898	5,367,898	—
Value of Accelerated LTPP (pro-rata)	—	—	—	2,435,688	2,435,688	2,435,688	2,435,688
Total	$—	$—	$4,969,444	$14,652,564	$7,803,586	$7,803,586	$2,435,688

David C. Wajsgras

Element	Voluntary Resignation	Involuntary For Cause	Involuntary Without Cause	Change-in- Control	Disability	Death	Retirement
Cash Severance
Base Salary + Target RBI	$—	$—	$3,647,240	$5,735,430	$—	$—	$—
Pro-rata Target RBI	—	—	—	911,810	—	—	—

Benefits
Pension(1)	—	—	527,851	2,823,354	—	—	—
Health and Welfare Benefit Continuation(2)	—	—	55,296	82,944	—	—	—

Long-Term Incentives(3)
Value of Accelerated Restricted Stock	—	—	—	5,387,399	5,387,399	5,387,399	—
Value of Accelerated LTPP (pro-rata)	—	—	—	2,533,191	2,533,191	2,533,191	2,533,191
Total	$—	$—	$4,230,387	$17,474,128	$7,920,590	$7,920,590	$2,533,191

Jay B. Stephens

Element	Voluntary Resignation	Involuntary For Cause	Involuntary Without Cause	Change-in- Control	Disability	Death	Retirement
Cash Severance
Base Salary + Target RBI	$—	$—	$3,192,052	$5,244,039	$—	$—	$—
Pro-rata Target RBI	—	—	—	798,013	—	—	—

Benefits
Pension(1)	—	—	—	—	—	—	—
Health and Welfare Benefit Continuation(2)	—	—	19,132	28,697	—	—	—

Long-Term Incentives(3)
Value of Accelerated Restricted Stock	—	—	—	4,848,278	4,848,278	4,848,278	—
Value of Accelerated LTPP (pro-rata)	—	—	—	2,338,367	2,338,367	2,338,367	2,338,367
Total	$—	$—	$3,211,184	$13,257,394	$7,186,645	$7,186,645	$2,338,367

Daniel J. Crowley

Element	Voluntary Resignation	Involuntary For Cause	Involuntary Without Cause	Change-in- Control	Disability	Death	Retirement
Cash Severance
Base Salary + Target RBI	$—	$—	$1,453,878	$4,361,634	$—	$—	$—
Pro-rata Target RBI	—	—	—	726,939	—	—	—

Benefits
Pension(1)	—	—	—	—	—	—	—
Health and Welfare Benefit Continuation(2)	—	—	26,467	79,401	—	—	—

Long-Term Incentives(3)
Value of Accelerated Restricted Stock	—	—	—	4,658,261	4,658,261	4,658,261	—
Value of Accelerated LTPP (pro-rata)	—	—	—	2,435,688	2,435,688	2,435,688	2,435,688
Total	$—	$—	$1,480,345	$12,261,923	$7,093,949	$7,093,949	$2,435,688

_________

(1)
Pension benefits are calculated assuming a 5.20% discount rate, other than for Mr. Kennedy who participates in the Raytheon Non-Bargaining Retirement Plan and whose benefits are calculated assuming a 4.90% discount rate, as of fiscal year-end under the assumption that the executive commenced the benefit as soon as possible following separation from service.

(2)	Health and Welfare Benefit calculations are based on the estimated annual Company cost of the benefits programs in which the executive was enrolled as of December 31, 2013.

(3)	Equity values are determined based on the closing price of our common stock on December 31, 2013 ($90.70) based on equity holdings as of December 31, 2013.

ADVISORY VOTE ON EXECUTIVE COMPENSATION
(Item No.  2 on the proxy card)
The Board of Directors (the Board) is proposing an advisory vote on executive compensation for approval by our shareholders. The vote relates to the overall compensation program for our named executive officers as described on pages 27 to 63 in this proxy statement under the heading "Executive Compensation." While this vote is non-binding, the Board and its Management Development and Compensation Committee (MDCC) will review the results and consider the expression of shareholder views. The Company also will continue to engage with shareholders to address any concerns relating to executive compensation or otherwise. The proposed vote states as follows:
"Resolved, that the shareholders approve the compensation of the named executive officers, described in this proxy statement under 'Executive Compensation,' including the Compensation Discussion and Analysis, the compensation tables, and accompanying narrative disclosure."
In the Executive Compensation section of this proxy statement, which includes the Compensation Discussion and Analysis, the Summary Compensation Table and other tables, we describe the compensation philosophy, policies and pay-for-performance approach of the Company, along with specific elements of our compensation program. As discussed in greater detail in that section, the Company's compensation program, as established by the MDCC, rests on certain key principles, including:

•	Pay for Performance: Tying executive compensation to Company and individual performance over both the near- and long-term (see pages 28 to 41);

•
Shareholder Alignment: Aligning closely the interests of executives with those of shareholders by making stock-based incentives a central component of compensation coupled with meaningful stock ownership and retention requirements (see pages 28 to 31 and 39 to 41);

•	Balanced Incentives: Providing awards with both significant upside opportunity for exceptional performance and downside risk for underperformance (see pages 28 to 41);

•	Clawback Rights: Recovery or clawback of compensation in certain circumstances where restatement of financial results is required (see page 43);

•
Substantial Variable Component: Assuring that a substantial component of each executive's compensation opportunity is variable, based upon the Company's financial performance and stock price (see pages 28 to 29);

•	Short-Term Versus Long-Term: Achieving a balance in the compensation program between short-term versus long-term incentives (see pages 28 to 29);

•
Use of Key Financial Metrics: Using pre-established financial measures for purposes of determining Results-Based Incentive (RBI) cash awards and Long-Term Performance Plan (LTPP) equity-based awards that drive short-term and long-term performance and link compensation to performance (see pages 31 and 35 to 40);

•	Consultant Independence: Assuring that the MDCC's compensation consultant is independent by adhering to a stringent Compensation Consultant Independence Policy (see page 32);

•
Market Focus: Taking into account the practices of peer companies, as well as broader market survey data provided by the MDCC's independent consultant in setting executive compensation (see page 29 and pages 33 to 35);

•
Competitiveness: Establishing an executive compensation program that addresses the need to retain and attract highly-qualified executives essential to the Company's success in a highly competitive environment (see pages 28 to 29 and 33 to 35); and

•	Managing Risk: Designing the compensation program to avoid excessive risk-taking (see pages 32 to 33).
As reflected in the Executive Compensation disclosure, the Board believes that the MDCC has established a compensation program for the named executive officers soundly grounded in the above-enumerated principles that is appropriate and warrants an advisory vote of approval by shareholders.
The Board unanimously recommends an advisory vote FOR this proposal. Proxies solicited by the Board will be so voted unless shareholders specify otherwise in their proxies.

The following report of the Audit Committee does not constitute soliciting material and shall not be deemed to be incorporated by reference into any other filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, including by any general statement incorporating this proxy statement, except to the extent we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.
AUDIT COMMITTEE REPORT

The Audit Committee is comprised entirely of independent directors who meet the independence and experience requirements of the New York Stock Exchange and the Securities and Exchange Commission. The Audit Committee focuses on, among other things, the following:

•	the integrity of Raytheon's financial statements;

•	the independence, qualifications and performance of Raytheon's independent auditors; and

•	the performance of Raytheon's internal auditors.
We meet with management periodically to consider the adequacy of Raytheon's internal controls and the objectivity of its financial reporting. We discuss these matters with Raytheon's independent auditors and with appropriate Raytheon management personnel and internal auditors.
As needed, we meet privately with both the independent auditors and the internal auditors, each of whom has unrestricted access to the Audit Committee. We also appoint the independent auditors and review their performance and independence from management. We regularly review the performance of the internal audit function. Management has primary responsibility for Raytheon's financial statements and the overall financial reporting process, including Raytheon's system of internal controls. Raytheon's independent auditors are responsible for (i) performing an audit of the annual financial statements prepared by management, (ii) expressing an opinion as to whether those financial statements fairly present the financial position, results of operations and cash flows of Raytheon in conformity with accounting principles generally accepted in the United States of America and the effectiveness of Raytheon's internal control over financial reporting, and (iii) discussing with us any issues they believe should be raised with us.
During fiscal year 2013, we reviewed Raytheon's audited financial statements and met with both management and PricewaterhouseCoopers LLP (PwC), Raytheon's independent auditors, to discuss those financial statements. Management has represented to us that the financial statements were prepared in accordance with generally accepted accounting principles and PwC has issued an unqualified audit report regarding such financial statements.
Periodically throughout fiscal year 2013, we reviewed with management and PwC Raytheon's progress in the testing and evaluation of Raytheon's internal control over financial reporting. Management has provided us with a report on the effectiveness of Raytheon's internal control over financial reporting. We have reviewed management's assessment and PwC's audit of the effectiveness of Raytheon's internal control over financial reporting included in Raytheon's Annual Report on Form 10-K for the fiscal year ended December 31, 2013.
We reviewed and discussed with PwC the matters required to be communicated by PwC to the Audit Committee by Auditing Standard No. 16 (Communications with Audit Committees) adopted by the Public Company Accounting Oversight Board (PCAOB). We also discussed with management the significant accounting estimates utilized by Raytheon, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.
We received the written disclosures and letter from PwC required by applicable PCAOB requirements regarding independent registered public accounting firm communications with audit committees concerning independence which report that PwC is independent under applicable standards in connection with its audit opinion for Raytheon's 2013 financial statements. We also have discussed with PwC its independence from Raytheon.
Based on the reviews and discussions with management and PwC referred to above, we recommended to the Board that Raytheon's audited financial statements be included in Raytheon's Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

Submitted by the Audit Committee
Ronald L. Skates, Chairman,
James E. Cartwright, Stephen J. Hadley, George R. Oliver and Michael C. Ruettgers

INDEPENDENT AUDITORS: AUDIT AND NON-AUDIT FEES
The following table sets forth the fees and expenses billed by PricewaterhouseCoopers LLP (PwC) for audit, audit-related, tax and all other services rendered for 2013 and 2012.

	2013	2012
Audit Fees(1)	$ 11.0 million	$ 11.2 million
Audit-Related Fees(2)	0.3 million	0.3 million
Tax Fees(3)	1.1 million	0.9 million
All Other Fees	—	—

Total	$ 12.4 million	$ 12.4 million
_________

(1)
Represents fees and expenses for professional services provided in connection with the audit of our annual audited financial statements and review of our quarterly financial statements, advice on accounting matters directly related to the audit and audit services provided in connection with other financial statements, and other statutory or regulatory filings.

(2)
Represents fees and expenses for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and not reported under "Audit Fees." For both 2013 and 2012, fees are primarily for audits of financial statements of 401(k) and other employee benefit plans and for certain agreed-upon procedures.

(3)
Includes approximately (i) $0.3 million and $0.4 million for non-U.S. tax compliance and advisory services and (ii) $0.8 million and $0.5 million for U.S. tax compliance and advisory services in 2013 and 2012, respectively.

The amounts shown above do not include PwC fees and expenses of approximately $0.9 million and $1.0 million in 2013 and 2012, respectively, paid by our pension plans for audits of financial statements of such plans and certain international tax compliance services. These services were rendered by PwC to the pension plans and were billed directly to such plans.
The Audit Committee approves in advance all audit and non-audit services to be provided by the independent auditors. Under the Audit Committee's pre-approval policy for 2013, the Chairman of the Audit Committee has the delegated authority from the Committee to pre-approve services with fees up to $100,000. Any such pre-approvals are to be reviewed and ratified by the Audit Committee at its next meeting. The Audit Committee requires the independent auditors and management to report on actual fees charged for each category of service periodically throughout the year.

RATIFICATION OF APPOINTMENT OF
PRICEWATERHOUSECOOPERS LLP
(Item No. 3 on the proxy card)
The Audit Committee of the Board of Directors has reappointed PricewaterhouseCoopers LLP (PwC) as the independent registered public accounting firm to audit our financial statements for the fiscal year beginning January 1, 2014. We are asking shareholders to ratify the appointment of PwC. Representatives of PwC are expected to be present at the Annual Meeting. They will be given the opportunity to make a statement if they desire to do so, and they will be available to respond to appropriate questions.
In the event that shareholders fail to ratify the appointment of PwC, the Audit Committee may reconsider the appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its shareholders.
The Board unanimously recommends that shareholders vote FOR ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent auditors. Proxies solicited by the Board will be so voted unless shareholders specify otherwise in their proxies.

APPROVAL OF AMENDMENT TO RESTATED CERTIFICATE OF INCORPORATION
TO AUTHORIZE SHAREHOLDER ACTION BY WRITTEN CONSENT
(Item No. 4 on the proxy card)
The Board is proposing, for approval by our shareholders, an amendment (the “Amendment”) to the Company’s Restated Certificate of Incorporation, as amended (the “COI”), to allow shareholders to take action without a meeting by written consent, subject to the same approval thresholds that would be required to take the same action at a meeting of shareholders. This right would be subject to certain procedural requirements, contained in the Amendment and in the Company’s By-Laws, intended to protect the best interests of the Company and all of our shareholders.
Article V of the COI currently allows shareholders to act only at a duly called annual or special meeting and does not permit shareholder action by written consent. The Board has undertaken a review of this governance issue and, upon the recommendation of the Governance and Nominating Committee, has unanimously adopted a resolution declaring the advisability of the Amendment and recommending its approval by the shareholders.
The proposed Amendment demonstrates the Board’s interest in promoting shareholder access and progressive corporate governance practices. At the Company’s 2013 Annual Meeting, a shareholder proposal calling for stockholders to be given the right to act by written consent, without any procedural safeguards, received a 42.7% affirmative vote. The Board recommended a vote against that proposal because it believed that, without such safeguards, written consent solicitations could lead to abusive or disruptive shareholder action for the benefit of special interest groups, to the detriment of other shareholders and effective management of the Company. The procedural safeguards below, in the Board’s view, address those concerns.
If the Amendment is approved, then subject to the procedural requirements in the Amendment and in our By-Laws referred to below, any action required or permitted to be taken at any meeting of shareholders could be taken by the written consent of shareholders having at least the minimum number of votes that would be necessary to take that action at a meeting at which all shares entitled to vote thereon were present and voted. A copy of the Amendment is attached as Appendix A to this proxy statement.
The Amendment includes the following procedural requirements:
•Minimum Stock Ownership Threshold for Initiating Shareholder. The shareholder or shareholders initiating a written consent action must own, in the aggregate, a minimum of 25% of our outstanding stock in order to request that the Board set a record date to determine shareholders entitled to consent. This is the same ownership threshold required for shareholders to call a special meeting and is designed to avoid permitting a shareholder with very little support to cause the Company to incur expense and disruption unnecessarily.
•All Shareholders Would Have the Right to Vote. Consents must be solicited from all shareholders, giving every shareholder the right to consider and act on the proposal.
•Specified Time Frame to Set Record Date for the Written Consent Process. With respect to a valid request, the Board must set a record date within a specified time frame in order to provide a prompt and orderly process for shareholder action. If no record date is set within the specified time frame, and the matter is a proper subject for action by written consent, a default record date will apply.
•Compliance with Law and Avoiding Redundancy. The written consent process would not be available if:
(i) the record date request and solicitation of consents for the proposed action fail to comply with the federal proxy rules or other applicable law;
(ii) a consent solicitation overlaps with the solicitation of proxies for the Company's annual meeting;
(iii) a meeting of shareholders that included a substantially similar item occurred within 120 days before the request for a record date was received by the Company; or
(iv) a substantially similar item is to be included in the Company's notice for a meeting of the shareholders to be called within 40 days after the request for a record date is received.
•Reasonable Period for Board and Shareholder Consideration. Written consents could not be dated and delivered until 60 days after delivery of a valid request to set a record date. This would provide the Board with an opportunity for review and presentation of its views and shareholders with sufficient time to consider the merits of any proposed action.

•Time Limits to Avoid a Protracted Campaign. In order for an action to be effective, consents signed by a sufficient number of shareholders must be delivered to the Company no later than 120 days after the record date. Such a requirement spares the Company the expense and disruption of an unduly protracted campaign.
The foregoing procedural requirements would not apply to any solicitation of shareholder action by written consent by or at the direction of the Board.
The Board has adopted a corresponding amendment to the Company’s By-Laws, which would become effective upon shareholder approval of the Amendment. The By-Law amendment contains additional procedural requirements relating to a request that action be taken by written consent such as that the request contain substantially the same information as that required for shareholders who seek to call a special meeting, in order to provide transparency as to the consent solicitation. The By-Law amendment also requires written requests to be dated and delivered to the Company within 60 days of the earliest written request and provides for the appointment of inspectors to determine and certify compliance with the requirements of the Amendment and the By-Law amendment.
To be approved, the Amendment must receive the affirmative vote of the holders of a majority of the shares of our common stock outstanding and entitled to vote on the Amendment. If the Amendment is approved by the shareholders, then the Amendment will become effective upon it being filed with the Secretary of State of the State of Delaware, which the Company intends to do promptly following action by shareholders at the 2014 Annual Meeting. If the Amendment is not approved by the requisite vote, then the Amendment will not be filed with the Secretary of State of the State of Delaware and our shareholders would not have the ability to act by written consent without a meeting. In any case, we will continue to maintain our existing governance mechanisms affording management and the Board the ability to respond to proposals and concerns of all shareholders, regardless of the level of share ownership.
The Board unanimously recommends a vote FOR the adoption of this proposal. Proxies solicited by the Board will be so voted unless shareholders specify otherwise in their proxies.

SHAREHOLDER PROPOSALS
We have been notified that certain shareholders intend to present proposals for consideration at the 2014 Annual Meeting. We continue to make corporate governance, particularly shareholder concerns, a priority. Management remains open to engaging in dialogue with respect to shareholder concerns and to sharing our views regarding our governance generally. We encourage any shareholder wishing to meet with management to contact the Office of the Corporate Secretary.
Any shareholder who intends to present a proposal at the 2015 Annual Meeting must deliver the proposal, in the manner specified below, to the Corporate Secretary, Raytheon Company, 870 Winter Street, Waltham, Massachusetts 02451, not later than:

•	December 26, 2014, if the proposal is submitted for inclusion in our proxy materials for the 2015 Annual Meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934; or

•	Between January 29, 2015 and February 28, 2015, if the proposal is submitted in accordance with our By-Laws, in which case we are not required to include the proposal in our proxy materials.

Any such proposal described above must be addressed and delivered to the Corporate Secretary at the address specified above either by U.S. mail or a delivery service, or by facsimile (FAX) transmission to FAX No. 781-522-3332.
SHAREHOLDER PROPOSAL
(Item No. 5 on the proxy card)
The Comptroller of the State of New York, 633 Third Avenue-31st Floor, New York, NY 10017, on behalf of the New York State Common Retirement Fund, beneficial owner of 1,340,457 shares, has proposed the adoption of the following resolution and has furnished the following statement in support of his proposal:

Resolved, that the shareholders of Raytheon Company, (“Company”) hereby request that the Company provide a report, updated semiannually, disclosing the Company’s:

1.
Policies and procedures for making, with corporate funds or assets, contributions and expenditures (direct or indirect) to (a) participate or intervene in any political campaign on behalf of (or in opposition to) any candidate for public office, or (b) influence the general public, or any segment thereof, with respect to an election or referendum.

2.	Monetary and non-monetary contributions and expenditures (direct and indirect) used in the manner described in section 1 above, including:

(a)	The identity of the recipient as well as the amount paid to each; and

(b)	The title(s) of the person(s) in the Company responsible for decision-making.

The report shall be presented to the board of directors or relevant board committee and posted on the Company’s website.

Stockholder Supporting Statement

As long-term shareholders of Raytheon, we support transparency and accountability in corporate spending on political activities. These include any activities considered intervention in any political campaign under the Internal Revenue Code, such as direct and indirect contributions to political candidates, parties, or organizations; independent expenditures; or electioneering communications on behalf of federal, state or local candidates.

Disclosure is in the best interest of the company and its shareholders and critical for compliance with federal ethics laws. Moreover, the Supreme Court’s Citizens United decision recognized the importance of political spending disclosure for shareholders when it said, “[D]isclosure permits citizens and shareholders to react to the speech of corporate entities in a proper way. This transparency enables the electorate to make informed decisions and give proper weight to different speakers and messages.” Gaps in transparency and accountability may expose the company to reputational and business risks that could threaten long-term shareholder value.

Raytheon contributed at least $1,289,314 in corporate funds since the 2003 election cycle. (CQ: http://moneyline.cq.com and National Institute on Money in State Politics: http://www.followthemoney.org)

However, relying on publicly available data does not provide a complete picture of the Company’s political spending. For example, the Company’s payments to trade associations used for political activities are undisclosed and unknown. In some cases, even management does not know how trade associations use their company’s money politically. The proposal asks the Company to disclose all of its political spending, including payments to trade associations and other tax exempt organizations used for political purposes. This would bring our Company in line with a growing number of leading companies, including Exelon, Merck and Microsoft that support political disclosure and accountability and present this information on their websites.

The Company’s Board and its shareholders need comprehensive disclosure to be able to fully evaluate the political use of corporate assets. We urge your support for this critical governance reform.
The Board recommends that shareholders vote AGAINST this proposal.
The Board believes that the Company has a legitimate interest in participating in the political process on issues that affect its business concerns and also acknowledges the interests of shareholders and others in information as to this participation. The Company has established effective policies to ensure appropriate disclosure of political expenditures. Raytheon discloses its political expenditures and activities consistent with state and federal law, and provides additional voluntary disclosure on the Company’s website. Additional or different disclosure is not necessary to provide shareholders visibility into the Company’s activities in this area.
The Company makes limited direct political contributions to state and local candidates and, from time to time, to organizations operated in accordance with Internal Revenue Code Section 527. The Company also responsibly engages in the legislative process to communicate its views on legislative and regulatory matters affecting the Company’s business and its various constituencies. This activity is publicly disclosed. On the federal level, Raytheon files a publicly available Lobbying Disclosure Act (LDA) Report each quarter. This Report provides information on activities associated with influencing legislation through communication with any member or employee of a legislative body or with any covered executive branch official. It also provides disclosure on expenditures for the quarter, describes the specific pieces of legislation that were the topic of communications, and identifies the individuals who lobbied on behalf of the Company. The Company files similar periodic reports with state agencies reflecting state lobbying activities which are also publicly available. Management reports periodically on lobbying and political activities to the fully independent Public Affairs Committee of the Board of Directors.
Since 2009, Raytheon has disclosed on its website a description of its oversight process for political contributions and a summary of direct corporate contributions, including those to state and local parties and candidates, as well as organizations operated under Internal Revenue Code Section 527. This disclosure also includes a description of the Company’s federal PAC and state PACs, along with links to state and federal filings on PAC contributions. In 2011, the Company expanded this disclosure to include links to Raytheon’s LDA reports, state lobbying reports and reports on Federal Election Commission Act contributions, honorary contributions, presidential library contributions, and payments for event costs. This disclosure can be found at www.raytheon.com under the heading, “Investor Relations/Corporate Governance/Political Contributions and Lobbying Expenditures.”

The proposal calls on Raytheon unilaterally to undertake additional reporting different from that used in the disclosure regime followed by the Company under state and federal law. Shifting from the Company’s existing practices to those specified in the proposal could create confusion. It also would impose an unnecessary administrative burden on the Company and could complicate compliance efforts.
The Board unanimously recommends that shareholders vote AGAINST the adoption of this proposal. Proxies solicited by the Board will be so voted unless shareholders specify otherwise in their proxies.

SHAREHOLDER PROPOSAL
(Item No. 6 on the proxy card)
The Congregation of Sisters of St. Agnes, 320 County Road K, Fond du Lac, WI 54935, beneficial owner of 49 shares, has proposed the adoption of the following resolution and has furnished the following statement in support of their proposal:
Whereas, corporate lobbying exposes our company to risks that could adversely affect the company's stated goals, objectives, and ultimately shareholder value, and
Whereas, we rely on the information provided by our company to evaluate goals and objectives, and we, therefore, have a strong interest in full disclosure of our company's lobbying to assess whether our company's lobbying is consistent with tits expressed goals and in the best interests of shareholders and long-term value.
Resolved, the shareholders of Raytheon Company ("Raytheon") request the Board authorize the preparation of a report, updated annually, disclosing:
1.Company policy and procedures governing lobbying, both direct and indirect, and grassroots lobbying communications.
2.Payments by Raytheon used for (a) direct or indirect lobbying or (b) grassroots lobbying communications, in each case including the amount of the payment and the recipient.
3.Raytheon's membership in and payments to any tax-exempt organization that writes and endorses model legislation.
4.Description of management's decision making process and the Board's oversight for making payments described in sections 2 and 3 above.
For purposes of this proposal, a "grassroots lobbying communication" is a communication directed to the general public that (a) refers to specific legislation or regulation, (b) reflects a view on the legislation or regulation and (c) encourages the recipient of the communication to take action with respect to the legislation or regulation. "Indirect lobbying" is lobbying engaged in by a trade association or other organization of which Raytheon is a member.
Both "direct and indirect lobbying" and "grassroots lobbying communications" include efforts at the local, state and federal levels.
The report shall be presented to the Audit Committee or other relevant oversight committees and posted on the company's website.
Supporting Statement
As shareholders, we encourage transparency and accountability in the use of corporate funds to influence legislation and regulation both directly and indirectly. Raytheon is listed as a member of the Aerospace Industries Association, which spent over $5 million on lobbying in 2011 and 2012. Raytheon does not disclose its memberships in, or payments to, trade associations, or the portions of such amounts used for lobbying. Transparent reporting would reveal whether company assets are being used for objectives contrary to Raytheon's long-term interests.
Raytheon spent approximately $14.86 million in 2011 and 2012 on direct federal lobbying activities (opensecrets.org). This figure does not include expenditures to influence legislation in states. Raytheon also lobbies at the state level, reportedly spending $180,343 lobbying in California in 2011 and 2012. Raytheon does not disclose its membership and participation in, or contributions to, tax-exempt organizations that write and endorse model legislation, such as Raytheon's $2,500 contribution to the American Legislative Exchange Council (ALEC) state scholarship fund in 2011. More than 50 companies, including 3M and General Electric, have publicly left ALEC because their business objectives and values did not align with ALEC's activities.
We encourage our Board to require comprehensive disclosure related to its direct, indirect, and grassroots lobbying.
The Board recommends that shareholders vote AGAINST this proposal.
The Board believes that the Company has a legitimate interest in participating in the political process on issues that affect its business concerns. The Board has established effective policies to ensure appropriate oversight of these activities and the Company appropriately discloses its activities consistent with state and federal law. Additional or different disclosure is not necessary to provide shareholders visibility into the Company’s activities in this area.
The Company responsibly and lawfully engages in the constitutionally-protected process to communicate its views on legislative and regulatory matters affecting the Company’s business and its various constituencies. This activity is already publicly disclosed. On the federal level, Raytheon currently files a publicly available Lobbying Disclosure Act (LDA) Report each quarter. Among other things, this Report provides information on activities associated with influencing legislation through communication with any member or employee of a legislative body or with any executive branch official. It also provides disclosure on expenditures for the quarter, describes the specific pieces of legislation and issues that were the topic of communications, and identifies the federally-registered lobbyists who lobbied on behalf of the Company. Pursuant to the LDA, the lobbying expenditures aggregated in the Report must include any grassroots lobbying efforts. The Company also files similar periodic and publicly-available reports with state agencies, reflecting state lobbying activities according to the pertinent state’s laws.
To assure the accuracy and timeliness of lobbying activity reports, the Company has in place robust internal reporting and certification policies and procedures. These are facilitated by an intranet-based Lobby Compliance Tool that provides, among other things, information on relevant state and federal laws and training modules. The Company’s Vice President of Business Development oversees Raytheon’s lobbying activities, and management reports periodically to the fully independent Public Affairs Committee of the Board of Directors, further strengthening the internal control processes in this area.
Raytheon also has instituted a practice of disclosing on its web site direct political contributions, including those to state and local parties and candidates, and organizations operated under Internal Revenue Code Section 527. This disclosure, which also provides links to the Company's LDA reports, state lobbying reports and state and federal filings on political action committee (PAC) contributions, can be found at www.raytheon.com under the heading, “Investor Relations/Corporate Governance/Political Contributions and Lobbying Expenditures.”
The proposal calls on Raytheon to undertake reporting that defines terms and includes reporting elements that are different from that used in the disclosure regime followed by the Company under state and federal law. Shifting from the Company’s existing practices to those specified in the proposal could create confusion relating to the Company’s compliance with existing legal requirements. It also would impose an unnecessary administrative burden on the Company. Adding the disclosure advocated by the proposal to the Company’s current legally mandated reporting would obfuscate the Company’s clear and legally compliant disclosure without realizing any additional benefit to shareholders.
The Board unanimously recommends that shareholders vote AGAINST the adoption of this proposal. Proxies solicited by the Board will be so voted unless shareholders specify otherwise in their proxies.

OTHER MATTERS
Whether or not you plan to attend the meeting, please vote over the Internet or by telephone or complete, sign and return the proxy card or voting instruction form sent to you in the envelope provided. No postage is required for mailing in the United States.
Our 2013 Annual Report, which is not a part of this proxy statement and is not proxy soliciting material, is enclosed.

By Order of the Board of Directors,

Jay B. Stephens
Secretary
Waltham, Massachusetts
April [ ], 2014

APPENDIX A

AMENDMENT TO ARTICLE V OF RESTATED CERTIFICATE OF INCORPORATION
AS AMENDED
(Subject to Shareholder Approval)

Article V
Stockholder Action
(a)Annual and Special Meetings. Any action required or permitted to be taken by the stockholders of the Corporation ~~must~~may be effected at a duly called annual or special meeting of such holders ~~and may not be effected by any consent in writing by such holders~~. Except as otherwise required by law and subject to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, special meetings of stockholders of the Corporation for any purpose or purposes may be called only (i) by the Board pursuant to a resolution stating the purpose or purposes thereof approved by a majority of the total number of directors which the Corporation would have if there were no vacancies (the “Whole Board”), (ii) by the Chairman of the Board, or (iii) pursuant to the written request of the holders of not less than twenty-five percent (25%) of the outstanding shares of the Corporation’s voting capital stock, as specified in and subject to the provisions and conditions of the Corporation’s By-Laws. No business other than that stated in the notice shall be transacted at any special meeting.

(b)Action by Written Consent. All actions required or permitted to be taken by stockholders at an annual or special meeting of stockholders of the Corporation may be effected by the written consent of the holders of the Corporation entitled to vote; provided that no such action may be effected except in accordance with the provisions of this Article V, the By-Laws of the Corporation and applicable law.

(c)Request for Record Date. The record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be as fixed by the Board or as otherwise established under this Article V. Any stockholder seeking to have the stockholders authorize or take corporate action by written consent without a meeting shall, by written notice addressed to the secretary of the Corporation and delivered to the Corporation and signed by holders of record of at least twenty-five percent (25%) of the outstanding shares of the Corporation’s voting capital stock, request that a record date be fixed for such purpose. The written notice must contain all information required by the Corporation’s By-Laws. Following delivery of the notice, the Board shall, by the later of (i) twenty (20) days after delivery of a valid request to set a record date and (ii) ten (10) days after delivery of any information requested by the Corporation to determine the validity of the request for a record date or to determine whether the action to which the request relates may be effected by written consent, determine the validity of the request and whether the request relates to an action that may be taken by written consent pursuant to this Article V and, if appropriate, adopt a resolution fixing the record date for such purpose. The record date for such purpose shall be no more than ten (10) days after the date upon which the resolution fixing the record date is adopted by the Board and shall not precede the date such resolution is adopted. If the request has been determined to be valid and to relate to an action that may be effected by written consent pursuant to this Article V or if no such determination shall have been made by the date required by this Article V, and in either event no record date has been fixed by the Board, the record date shall be the first date on which a signed written consent relating to the action taken or proposed to be taken by written consent is delivered to the Corporation in the manner described in paragraph (g) of this Article V; provided that, if prior action by the Board is required under the provisions of Delaware law, the record date shall be at the close of business on the day on which the Board adopts the resolution taking such prior action.

(d)Actions Which May Be Taken by Written Consent. The Board shall not be obligated to set a record date for an action by written consent if (i) the record date request does not comply with this Article V and the Corporation’s By-Laws, (ii) the action relates to an item of business that is not a proper subject for stockholder action under applicable law, (iii) the request for a record date for such action is received by the Corporation during the period commencing ninety (90) days prior to the first anniversary of the date of the immediately preceding annual meeting and ending on the date of the next annual meeting, (iv) an annual or special meeting of stockholders that included an item of business substantially the same as or substantially similar (a “Similar Item”) to such action was held not more than one hundred twenty (120) days before such request for a record date was received by the Corporation, (v) a Similar Item is to be included in the Corporation’s notice as an item of business to be brought before a meeting of the stockholders to be called within forty (40) days after the request for a record date is received and held as soon as practicable thereafter, or (vi) such record date request was made in a manner that involved a violation of Regulation 14A under the Securities Exchange Act of 1934, as amended, or other applicable law.

A - 1

(e)Manner of Consent Solicitation. Stockholders may take action by written consent only if consents are solicited by the stockholder or group of stockholders seeking to take action by written consent of stockholders from all holders of capital stock of the Corporation entitled to vote on the matter pursuant to and in accordance with this Article V and applicable law.

(f)Date of Consent. Every written consent purporting to take or authorize the taking of corporate action (each such written consent is referred to in this paragraph and in paragraph (g) as a “Consent”) must bear the date of signature of each stockholder who signs the Consent, and no Consent shall be effective to take the corporate action referred to therein unless, within sixty (60) days of the earliest dated Consent delivered in the manner required by paragraph (g) of this Article V, but in no event later than one hundred and twenty (120) days after the record date, Consents signed by a sufficient number of stockholders to take such action are so delivered to the Corporation.

(g)Delivery of Consents. No Consents may be dated or delivered to the Corporation or its registered office in the State of Delaware until sixty (60) days after the delivery of a valid request to set a record date, satisfying all applicable requirements of Article V(c) above. Consents must be delivered to the Corporation by delivery to its registered office in the State of Delaware or its principal place of business, attention Secretary. Delivery must be made by hand or by certified or registered mail, return receipt requested.

(h)Board-solicited Stockholder Action by Written Consent. Notwithstanding anything to the contrary set forth above, (i) none of the foregoing provisions of this Article V shall apply to any solicitation of stockholder action by written consent by or at the direction of the Board and (ii) the Board shall be entitled to solicit stockholder action by written consent in accordance with applicable law.

A - 2

Raytheon

RAYTHEON COMPANY
C/O AMERICAN STOCK TRANSFER
6201 15TH AVENUE
BROOKLYN, NY 11219

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 28, 2014 for shares held directly and up until 11:59 P.M. Eastern Time on May 26, 2014 for shares held in the Raytheon Savings and Investment Plan. Have your proxy card in hand when you access the web site listed above and follow the instructions to complete an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Raytheon in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail and the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 28, 2014 for shares held directly and up until 11:59 P.M. Eastern Time on May 26, 2014 for shares held in the Raytheon Savings and Investment Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Raytheon, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M72838-P49772

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

RAYTHEON COMPANY

The Board of Directors recommends a vote FOR the listed nominees under Item 1.

Item 1 - Election of Directors

Nominees:

		For	Against	Abstain
1a.	James E. Cartwright	☐	☐	☐
1b.	Vernon E. Clark	☐	☐	☐
1c.	Stephen J. Hadley	☐	☐	☐
1d.	Thomas A. Kennedy	☐	☐	☐
1e.	George R. Oliver	☐	☐	☐
1f.	Michael C. Ruettgers	☐	☐	☐
1g.	Ronald L. Skates	☐	☐	☐
1h.	William R. Spivey	☐	☐	☐
1i.	Linda G. Stuntz	☐	☐	☐
1j.	William H. Swanson	☐	☐	☐

COMPANY PROPOSALS: The Board of Directors recommends a vote **FOR** Items 2, 3 and 4.

		For	Against	Abstain
Item 2 -	Advisory vote on executive compensation	☐	☐	☐
Item 3 -	Ratification of Independent Auditors	☐	☐	☐
Item 4 -	Approval of amendment to Restated Certificate of Incorporation to authorize shareholder action by written consent	☐	☐	☐

SHAREHOLDER PROPOSALS: The Board of Directors recommends a vote **AGAINST** Items 5 and 6.

		For	Against	Abstain
Item 5 -	Shareholder proposal regarding political expenditures	☐	☐	☐
Item 6 -	Shareholder proposal regarding lobbying activities	☐	☐	☐

For an address change, please check this box and provide the new address on the back where indicated. ☐

Please indicate if you plan to attend this meeting. ☐ Yes ☐ No

Please date and sign name exactly as it appears hereon. Executors, administrators, trustees, etc. should so indicate when signing. If the shareholder is a corporation, the full corporate name should be inserted and the proxy signed by an officer of the corporation indicating his/her title.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

ADMISSION TICKET

Raytheon

Annual Meeting of Shareholders

From Richmond (I-95)/ Points South

1. Follow I-95 North to I-395 North
2. Take exit 8C (Pentagon City/ Crystal City) which leads you onto South Hayes Street
3. The Ritz-Carlton, Pentagon City is located on the right

From Baltimore (I-395)/ Points North

1. Follow I-95 South through Maryland across the Woodrow Wilson Bridge into Virginia
2. Take exit 1 (Route 1 North) toward Alexandria/ Ronald Reagan Washington National Airport/ Crystal City
3. Take the 15th Street/ Pentagon City exit
4. Turn left onto 15th Street
5. Continue three blocks and turn right onto South Hayes Street
6. The Ritz-Carlton, Pentagon City is located on the left

From Route 50 East/ Annapolis

1. Take Route 50 West into D.C., Route 50 will become New York Avenue
2. Take the I-395 South exit
3. Cross over the 14th Street Bridge
4. Take Exit 8C/ Route 1 South/ Pentagon City exit (left lane exit)
5. From Route 1 take the 15th Street exit
6. Turn right onto 15th Street
7. Proceed three blocks, turn right onto South Hayes Street
8. The Ritz-Carlton, Pentagon City is located on the left

From Route 50 West/ Fairfax

1. Follow Route 50 East to Route 27 East/ Washington Boulevard (towards I-395/ Pentagon)
2. Merge onto Washington Boulevard and take I-395 North ramp towards Route 1 South
3. Stay right at the first fork and left at the second fork
4. Merge onto South Hayes Street
5. The Ritz-Carlton, Pentagon City is located on the right

(Note: Valet parking is available for a fee at the hotel.)

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.raytheon.com/proxy.

M72839-P49772

Raytheon

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
ANNUAL MEETING OF SHAREHOLDERS
THURSDAY, MAY 29, 2014

The undersigned hereby appoints William H. Swanson, Thomas A. Kennedy, Jay B. Stephens and David C. Wajsgras, or any of them, as proxies, each with full power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot (with discretionary authority as to any and all other business that may properly come before the meeting), all of the shares of Common Stock of Raytheon Company that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 11:00 a.m. Eastern Time on Thursday, May 29, 2014 at The Ritz-Carlton, Pentagon City, 1250 South Hayes Street, Arlington, Virginia 22202, and at any adjournment, continuation or postponement thereof.

If the undersigned is a participant in the Raytheon Savings and Investment Plan and has stock allocated to a plan account, the undersigned hereby instructs the trustee of the plan to vote all such shares of stock in accordance with the instructions on the reverse side of this ballot (or if no instructions are provided, then in accordance with the Board recommendations) at the Annual Meeting and at any adjournment, continuation or postponement thereof. If a ballot is not received by the trustee, the trustee will vote all such shares of stock at the Annual Meeting and any adjournment, continuation or postponement thereof in the same proportion as shares for which voting instructions were received under the plan.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATION OF THE BOARD OF DIRECTORS.

IF YOU ARE NOT VOTING ON THE INTERNET OR BY TELEPHONE, PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

Address Change: ____

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(If you noted an Address Change above, please mark the corresponding box on the reverse side.)